Filed pursuant to Rule 424(b)(4)

Registration No. 333-262445

FINAL PROSPECTUS, DATED JULY 12, 2022

RELIANCE GLOBAL GROUP, INC.

This prospectus related to the offer and sale from time to time of up to 24,449,880 shares of common stock of Reliance Global Group, Inc. by the selling stockholders identified in this prospectus. The number of shares offered for sale by the selling stockholders consists of up to 24,449,880 shares of our common stock. We are not selling any shares of our common stock in this offering and we will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. The selling stockholders will receive all of the proceeds from any sales of the shares of our common stock offered hereby. However, we will incur expenses in connection with the registration of the shares of our common stock offered hereby. The selling stockholders may sell these shares through public or private transactions at market prices prevailing at the time of sale or at negotiated prices. The timing and amount of any sale are within the sole discretion of the selling stockholders. The selling stockholders and any underwriters, dealers or agents that participate in distribution of the securities may be deemed to be underwriters, and any profit on sale of the securities by them and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act. There can be no assurances that the selling stockholders will sell any or all of the securities offered under this prospectus. For further information regarding the possible methods by which the shares may be distributed, see the section titled “Plan of Distribution” beginning on page 60 of this prospectus.

Our common stock is listed on the Nasdaq Capital Market under the symbol “RELI” and our Series A Warrants are listed on the Nasdaq Capital Market under the symbol “RELIW”. On June 27, 2022, the last reported sale price of our common stock on the Nasdaq Capital Market was $2.30 per share.

You should read this prospectus, together with additional information described under the heading “Where You Can Find More Information,” carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 12, 2022.

We have not, and the selling stockholders have not, authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or in any free writing prospectus we have prepared and filed with the SEC. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of our common stock. For investors outside of the United States: Neither we nor the selling stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside of the United States.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management’s estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.”

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PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that you should consider in making your investment decision. You should carefully read the entire prospectus and any related free writing prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in the prospectus supplement and any related free writing prospectus.

The terms “Reliance,” the “Company,” “we,” “our” or “us” in this prospectus refer to Reliance Global Group, Inc. and its wholly-owned subsidiaries, unless the context suggests otherwise.

OUR BUSINESS

Overview

Reliance Global Group, Inc. (formerly known as Ethos Media Network, Inc.) was incorporated in Florida on August 2, 2013. In September 2018, Reliance Global Holdings, LLC, a related party, purchased a controlling interest in the Company. Ethos Media Network, Inc. was renamed Reliance Global Group, Inc. on October 18, 2018.

We operate as a diversified company engaging in business in the insurance market, as well as other related sectors. Our focus is to grow the Company by pursuing an aggressive acquisition strategy, initially and primarily focused upon wholesale and retail insurance agencies. The Company is controlled by the same management team as Reliance Global Holdings, LLC (“Reliance Holdings”), a New York based firm that is the owner and operator of numerous companies with core interests in real estate and insurance. Our relationship with Reliance Holdings provides us with significant benefits: (1) experience, knowhow, and industry relations; (2) a source of acquisition targets currently under Reliance Holdings’ control; and (3) financial and logistics assistance. We are led and advised by a management team that offers over 100 years of combined business expertise in real estate, insurance, and the financial service industry.

In the insurance sector, our management has extensive experience acquiring and managing insurance portfolios in several states, as well as developing specialized programs targeting niche markets. Our primary strategy is to identify specific risk to reward arbitrage opportunities and develop these on a national platform, thereby increasing revenues and returns, and then identify and acquire undervalued wholesale and retail insurance agencies with operations in growing or underserved segments, expand and optimize their operations, and achieve asset value appreciation while generating interim cash flows.

As part of our growth and acquisition strategy, we are currently in negotiations with several non-affiliated parties. We have acquired eight insurance agencies, including both affiliated and unaffiliated companies.

Further, the Company has developed the 5MinuteInsure.com platform as the next step in expanding our national footprint. As previously announced, the platform went live during the summer of 2021. 5minuteInsure.com is a new and proprietary tool developed by Reliance Global to be utilized in conjunction with current and planned agency acquisitions, as well as affiliated agencies. The goal of the new offering is to tap into the growing number of online shoppers in order to drive traffic to the Company’s insurance agents and affiliates. 5MinuteInsure.com utilizes artificial intelligence and data mining to provide competitive insurance quotes within 5 minutes with minimal data input. Through extensive research, we have determined the key factors required to convert a prospect most efficiently into a client through the online interactive platform.

5MinuteInsure.com is in a strong position to fill the needs of the personal insurance online consumer. Reliance’s R&D team is working closely with its software development company to produce a user experience that is in very high demand of consumers. This strong demand is for an online independent agent that compares Home and Auto quotes and allows clients to purchase insurance. This is a major differentiating factor from lead generator comparison sites that compare quotes and sell your information as a lead.

5MinuteInsure.com platform is currently licensed to sell Home and Auto insurance in 46 states and District of Columbia under the name Fortman Insurance Services, LLC. The list of carriers offered on the platform continues to grow rapidly. There are currently 16 carriers being offered through 5MinuteInsure.com which is earning Reliance well deserved national exposure as becoming a major player is the industry. Insurance carriers are consistently initiating the conversation of joining the 5MinuteInsure.com platform as they are very impressed by Reliance Global Group Inc.’s investment in the user experience using Artificial Intelligence (AI) to bring accurate and adequately underwritten quotes to clients faster.

Over the next 12 months, we plan to focus on the expansion and growth of our business by placing a heavy focus on 5MinuteInsure as well as continued asset acquisitions in insurance markets, where we see fit, and organic growth of our current insurance operations through geographic expansion and market share growth.

Insurance Operations

Our insurance operations focus on the acquisition and management of insurance agencies throughout the U.S. Our primary focus is to pinpoint undervalued wholesale and retail insurance agencies with operations in growing or underserved segments (including healthcare and Medicare, as well as personal and commercial insurance lines). We then focus on expanding their operations on a national platform and improving operational efficiencies in order to achieve asset value appreciation while generating interim cash flows. In the insurance sector, our management team has over 100 years of experiences acquiring and managing insurance portfolios in several states, as well as developing specialized programs targeting niche markets. We plan to accomplish these objectives by acquiring wholesale and retail insurance agencies it deems to represent a good buying opportunity (as opposed to insurance carriers) as insurance agencies bear no insurance risk. Once acquired, we will develop them on a national platform to increase revenues and profits through a synergetic structure. The Company is initially focused on segments that are underserved or growing, including healthcare and Medicare, as well as personal and commercial insurance lines.

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Insurance Acquisitions and Strategic Activities

To date, we have acquired eight insurance brokerages (see table below), including both acquisitions of affiliated companies (i.e., owned by Reliance Holdings before the acquisition) and unaffiliated companies. As our acquisition strategy continues, our reach within the insurance arena can provide us with the ability to offer lower rates, which could boost our competitive position within the industry.

Acquired	Date	Location	Line of Business	Status
U.S. Benefits Alliance, LLC (USBA)	October 24, 2018	Michigan	Health Insurance	Affiliated

Employee Benefit Solutions, LLC (EBS)	October 24, 2018	Michigan	Health Insurance	Affiliated

Commercial Solutions of Insurance Agency, LLC	December 1, 2018	New Jersey	P&C – Trucking Industry	Unaffiliated

Southwestern Montana Insurance Center, Inc.	April 1, 2019	Montana	Group Health Insurance	Unaffiliated

Fortman Insurance Agency, LLC	May 1, 2019	Ohio	P&C	Unaffiliated

Altruis Benefits Consultants, Inc.	September 1, 2019	Michigan	Health Insurance	Unaffiliated

UIS Agency LLC	August 17, 2020	New York	Health Insurance	Unaffiliated

J.P. Kush and Associates, Inc.	May 1, 2021	Michigan	Health Insurance	Unaffiliated

Medigap Healthcare Insurance Company LLC	January 10, 2022	Florida	Health Insurance	Unaffiliated

The following table lists our activity in 2021 by number of agents, approximate policies issued and revenue written:

Agency Name	Number of Agents	Number of Policies issued	Aggregate Revenue Recognized December 31, 2021
USBA and EBS	4	3,773	$859,603
UIS Agency, LLC / Commercial Solutions	1	149	$333,874
Southwestern Montana	11	2,423	$1,744,515
Fortman Insurance	14	7,397	$2,131,736
Altruis	13	9,851	$3,313,453
Kush	4	4,500	$1,327,153

The following table lists our activity in 2020 by number of agents, approximate policies issued and revenue written:

Agency Name	Number of Agents	Number of Policies issued	Aggregate Revenue Recognized December 31, 2020
USBA and EBS	5	4,930	$1,017,957
UIS Agency, LLC / Commercial Solutions	3	217	$278,329
Southwestern Montana	14	2,000	$1,566,984
Fortman Insurance	15	8,000	$2,159,515
Altruis	15	7,809	$2,274,362

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The Company is currently in the midst of its Open Enrollment period for health insurance products. In addition, the Under 65 Marketplace has extended the normal enrollment period by an additional 30 days which ended on January 15, 2022. We expect this to have a positive impact on our overall insurance performance.

Recent Developments

Underwritten Public Offering

On February 11, 2021, we completed an underwritten public offering in which we sold 1,800,000 shares of our common stock at a price to the public of $5.99. All sales of the Company’s common stock had a warrant attached, which was valued at $0.01, for a total purchase price of $6.00. The aggregate gross proceeds of the offering were $10,800,000 prior to deducting underwriting discounts, commissions, and other offering expenses.

The Company granted a 45-day option to the underwriters, exercisable one or more times in whole or in part, to purchase up to an additional 270,000 shares of common stock at a price of $5.99 per share and up to an additional 270,000 Series A Warrants at a price of $0.01 per Series A Warrant less, in each case the underwriting discounts and commissions, to cover over-allotments, if any. The underwriters exercised the option and purchased an additional 270,000 common stock shares and 270,000 Series A Warrants. The warrants were exercisable immediately and for five years from the effective date.

The gross proceeds to the Company were approximately $12.4 million. After deducting the underwriting discount and other offering expenses, net proceeds were approximately $11.1 million.

Prior Period Adjustments

During the June 30, 2021 financial reporting close process, the Company identified certain immaterial adjustments impacting prior reporting periods. Specifically, the Company identified adjustments to correct goodwill and retained earnings in a relation to historical purchase price allocation accounting, and adjustments to true up accounts receivable and retained earnings for certain historical accrued revenues. The Company has also separately reclassified its purchase software from property, plant and equipment to intangible assets.

The Company assessed the materiality of the adjustments to prior period financial statements in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. (SAB) 99, Materiality, and SAB 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, and ASC 250, Accounting Changes and Error Corrections. Accordingly, the Company’s comparative condensed consolidated financial statements and impacted notes have been revised from amounts previously reported to reflect these adjustments. See Note 2 to the financial statements for illustration of the effects on the impacted accounts.

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Stock Split

On January 21, 2021 the Company has had effected a reverse split of the issued and outstanding shares of common stock in a ratio of 1: 85.71 which is simultaneously occurred with the Company’s up listing to the Nasdaq Capital Market. The Company has adjusted all of share and per share numbers to take into account this reverse stock split.

Private Placement

On December 22, 2021, the Company entered into a securities purchase agreement (“Purchase Agreement”) with several institutional buyers (the “Buyers”) for the purchase and sale of (i) warrants (the “Series B Warrants”) to purchase an aggregate of up to 9,779,952 shares of the Company’s common stock, par value $0.086 per share (the “Common Stock”), (ii) an aggregate of 2,670,892 shares of Common Stock (the “Common Shares”), and (iii) 9,076 shares (the “Preferred Shares”) of the Company’s newly-designated Series B convertible preferred stock, par value $0.086 per share (the “Series B Preferred”), with a stated value of $1,000 per share, initially convertible into an aggregate of 2,219,084 shares of Common Stock at a conversion price of $4.09 per share in a private placement (the “Private Placement”). The aggregate purchase price for the Common Shares, the Preferred Shares and the Warrants is approximately $20,000,000, and the Private Placement was closed on January 5, 2022.

The Common Shares, the Series B Warrant and underlying shares and the Series B Preferred Shares and underlying shares were issued by the Company pursuant to the Purchase Agreement, have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company has relied on the private placement exemption from registration provided by Section 4(a)(2) of the Securities Act and by Rule 506 of Regulation D, and in reliance on similar exemptions under applicable state laws. No form of general solicitation or general advertising was conducted in connection with the issuance. The issued securities contain restrictive legends preventing the sale, transfer, or other disposition of such securities, unless registered under the Securities Act, or pursuant to an exemption therefrom. The disclosure contained in this Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company, and is made only as required under applicable rules for filing current reports with the Commission.

Medigap Acquisition

On January 10, 2022, Reliance Global Group, Inc. (the “Company”) entered into an agreement (the “APA”) with Medigap Healthcare Insurance Company, LLC (“Medigap”) pursuant to which the Company purchased all of the assets of Medigap for a purchase price in the amount of $20,096,250 consisting to payment to Seller of (i) $18,138,750 in cash and (ii) issuing to Seller 606,037 shares of Buyer’s restricted common stock in a transaction exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended. The purchase price is subject to post-closing adjustment to reconcile certain pre-closing credits and liabilities of the parties. The shares issued to Medigap as part of the purchase price are subject to lock up arrangements pursuant to which 50% of those shares may be sold after the one year anniversary of the date of Closing the APA and the balance of the shares after the second year anniversary of the date of closing under the APA.

Also at the closing, the Company also entered into an employment agreement (“Employment Agreement”) with Kyle Perrin, formerly Medigap’s chief operating officer, for him to manage the acquired assets. Pursuant to the Employment Agreement, which has a three year term, Mr. Perrin is paid an annual salary of $200,000 with a one time bonus of $100,000 within 30 days of the January 10, 2021 closing and is entitled to an annual bonus of 3.5% of EBITDA of the Company. He is also entitled to then offered Company benefits. He is the subject of a two year non compete provision and standard industry termination for cause and good reason provisions apply.

Barra Acquisition

On April 26, 2022, Reliance Global Group, Inc. (the “Company”) entered into an agreement (the “APA”) with Barra &Associates, LLC (“Seller”) pursuant to which the Company purchased all of the assets of Barra & Associates, LLC for a purchase price in the amount of $7,500,000 to be paid to Barra in cash, with $6,000,000 paid at closing, $1,125,000 payable in six months from closing, and a final earnout of $375,000 payable over two years from closing based upon meeting stated milestones. The APA contains standard, commercial representations and warranties and covenants. Closing of the acquisition (“Acquisition”) occurred simultaneously with the execution of the APA. The source of the cash payment from working capital of the Company and $6,520,000 in funds borrowed from Oak Street Lending (“Loan”), its existing lender pursuant to a Fifth Amendment to Credit Agreement and Promissory Note, of even date. The purchase price is subject to post-closing adjustment to reconcile certain pre-closing credits and liabilities of the parties.

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Nasdaq letter

On January 31, 2022, the Company received a deficiency notification from Nasdaq regarding the issuance of shares of its common stock to the sellers in closing of the January 10, 2022 Medigap acquisition, which Nasdaq determined to aggregate with its shares of common stock issued in the Company’s January 6, 2022 private placement in violation of Nasdaq Listing Rule 5635(a) which requires an issuer to obtain shareholder approval with respect to an acquisition paid for from the proceeds of a sale of common stock of the issuer which equals or exceeds 20% of the shares of the issuer, issued and outstanding prior to the acquisition. The Company has 45 days from the date of the letter to submit a plan of compliance, and the Company is confident that it will submit a plan which will meet Nasdaq’s requirements as to meeting the aforesaid continued listing criteria.

Remediation of Nasdaq letter

On January 4, 2022, pursuant to that certain Securities Purchase Agreement, dated as of December 22, 2021, by and among the Company and the investors party thereto (each an “Other Holder”, and together with the Holder, the “Holders”) (the “Securities Purchase Agreement”), the Company issued to the Holder, among other things, shares (the “Existing Common Shares”) of common stock, par value $0.086 per share (the “Common Stock”). On January 11, 2022, pursuant to a certain Purchase Agreement, between the Company and Medigap, Inc. an aggregate of 606,037 shares were issued to Medigap as part of the purchase price for the assets of Medigap purchased thereunder by the Company. On January 31, 2022, the Company received a deficiency notification from Nasdaq regarding the issuance of shares of its common stock to the sellers in closing of the January 10, 2022 Medigap acquisition, which Nasdaq determined to aggregate with its shares of common stock issued in the Company’s January 6, 2022 private placement in violation of Nasdaq Listing Rule 5635(a). The Company provided Nasdaq with a remediation plan which was accepted by Nasdaq as previously disclosed.

Pursuant to this plan of remediation, the Holders have entered into Exchange Agreements with the Company pursuant to which they have exchanged a total of 2,670,892 shares of Company common stock for 2,670,892 Series C Warrants and 1,222,498 Series D Warrants. Medigap has also entered into an exchange agreement with the Company pursuant to which Medigap has exchanged 606,037 shares of common stock issued to it for 606,037 Series C Warrants. The Series C Warrants are exercisable into Company common stock on a one-for-one basis immediately upon effectiveness of shareholder approval of the January 4, 2022 financing and January 11, 2022 Medigap transaction. Nine shareholders constituting a majority of the issued and outstanding shares of the Company signed a written consent approving the January 4, 2022 financing and January 11, 2022 Medigap transaction on March 18, 2022, which shall become effective on the 20th calendar day subsequent to filing a Definitive Schedule 14C for which the Preliminary Schedule 14C was filed on April 6. 2022. The Definitive 14C was filed on April 18, 2022, and the Definitive 14C was mailed to shareholders on April 28, 2022, and pursuant thereto, the shareholder approval becomes effective on May 18, 2022, which is the 20th calendar day after the date of completion of the mailing of the Definitive 14C.

On May 18, 2022, the Company received a letter from the Nasdaq that based upon confirmation from the Company that the shareholder approval of its January 2022 financing and Medigap acquisition is effective as of May 18, 2022 (20 calendar days after the mailing of its Definitive Schedule 14C to its shareholders), that the Company is now in compliance with Listing Rule 5635(d), and the matter is now closed, and the shares which were exchanged for the Series C Warrants have now been reexchanged into shares of common stock of the Company.

The elimination of the need for a meeting of shareholders to approve this action is also made possible by Section 607.0704 of the Florida Statutes, as may be amended, which provides that the written consent of the holders of a majority of the outstanding shares of voting capital stock, having no less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present.

As of June 29, 2022, there were 14,614,038 issued and outstanding shares of our Common Stock.

New CFO

Effective June 1, 2022, Reliance Global Group, Inc. (the “Company”) appointed William Lebovics to serve as Chief Financial Officer (CFO). Prior to joining the Company, Mr. Lebovics served as Director of Business Development at IDT Corporation (NYSE: IDT), from 2021-2022, where he worked closely with Chairman Howard Jonas on two new lines of business for the company. From 2019-2021, Mr. Lebovics served as Finance Manager of IDW Media Holdings (NYSE: IDW) where he was responsible for dealing with financial reporting, financing, and M&A, as well as other finance related operations. From 2016-2018 Mr. Lebovics was Partner and Product Owner of a mobile tech company overseen by T5 Capital. Mr. Lebovics brings extensive corporate finance experience, including prior roles as a Portfolio Manager of Alternative Investments at Nippon Life Global Investors and as a Real Estate Consultant in PwC’s Real Assets Group. Mr. Lebovics has an MS in Accounting from Fairleigh Dickenson University, an MS in Real Estate with a concentration in Finance and Investment from NYU, and a BS in Business Management from Touro College. In connection with his appointment, Mr. Lebovics will receive an annual salary of $250,000.

On May 27, 2022, Alex Blumenfrucht, the Company’s current CFO notified the Board of Directors (the “Board”) of the Company in writing of his decision to resign, which will become effective June 1, 2022, as he wishes to pursue another career opportunity outside the insurance agency industry. Mr. Blumenfrucht will continue to remain a member of the Board and will receive monthly numeration of $3,500.

Employees

As of June 29, 2022, we had 91 full-time employees. We believe our employee relations to be good.

Corporate Information

Reliance Global Group, Inc. (formerly known as Ethos Media Network, Inc.) was incorporated in Florida on August 2, 2013. In September 2018, Reliance Global Holdings, LLC, a related party, purchased a controlling interest in the Company. Ethos Media Network, Inc. was renamed Reliance Global Group, Inc. on October 18, 2018. Our corporate website is www.relianceglobalgroup.com. Our website and the information contained in, or accessible through, our website will not be deemed to be incorporated by reference into this prospectus and does not constitute part of this prospectus. Our principal executive office is located at 300 Blvd. of the Americas, Suite 105 Lakewood, NJ 08701, and our phone number is 732-380-4600.

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Use of proceeds	We are not selling any shares of our common stock in this offering and we will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. The selling stockholders will receive all of the proceeds from any sales of the shares of our common stock offered hereby.

Dividend policy	We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business, and we do not anticipate declaring or paying any cash dividends in the foreseeable future. See “Dividend Policy.”

Risk factors	You should read the “Risk Factors” section beginning on page 6 and the other information included in this prospectus for a discussion of factors to consider before deciding to invest in shares of our Class A common stock

Market Symbol and trading	Our common stock is listed on the Nasdaq Capital Market under the symbol “RELI” and our Series A Warrants under the symbol “RELIW”.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks, uncertainties and all risk factors set forth in this prospectus supplement and the base prospectus to which it, which may be amended, supplemented or superseded from time to time by the other reports we file with the Commission in the future.

Risks related to this offering

Future sales or other issuances of our common stock could depress the market for our common stock.

Sales of a substantial number of shares of our common stock, or the perception by the market that those sales could occur, whether through this offering or other offerings of our securities, could cause the market price of our common stock to decline or could make it more difficult for us to raise funds through the sale of equity in the future.

We have broad discretion to use the net proceeds from this offering and our investment of these proceeds pending any such use may not yield a favorable return.

Because we have not designated the amount of net proceeds from this offering to be used for any particular purpose, our management will have broad discretion as to the application of the net proceeds from this offering, as described below in “Use of Proceeds,” and could use them for purposes other than those contemplated at the time of the offering. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value of our common stock.

Our shareholders will experience significant dilution as a result of the private placement for which this Prospectus is filed.

This Registration Statement registers 24,449,880 shares of our Common Stock issued to the selling stockholders that were issued by or are issuable by the registrant in a prior private placement transaction, consisting of (i) 2,670,892 shares of our common stock, (ii) 2,219,084 shares of our common stock issuable to the selling stockholders upon conversion of 9,076 shares of our Series B Preferred Stock, and (iii) 19,559,904 shares of our common stock consisting of 200% of the shares of our common stock issuable upon full exercise of our Series B Warrants issued to the selling stockholders.. Thus, upon full exercise of the Series B Warrants and conversion of the Series B Preferred Stock you will experience substantial dilution.

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Our stock price can be volatile, which increases the risk of litigation, and may result in a significant decline in the value of your investment.

The trading price of our common stock has historically been, and is likely to continue to be, highly volatile and subject to wide fluctuations in price in response to various factors, many of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose part or all of your investment in our common stock. These factors include, but are not limited to, the following:

●	price and volume fluctuations in the overall stock market from time to time;
●	changes in the market valuations, stock market prices and trading volumes of similar companies;
●	actual or anticipated changes in our net loss or fluctuations in our operating results or in the expectations of securities analysts;
●	the issuance of new equity securities pursuant to a future offering, including potential issuances of preferred stock;
●	general economic conditions and trends;
●	major catastrophic events,;
●	sales of large blocks of our stock;
●	additions or departures of key personnel;
●	announcements of new products or technologies, commercial relationships or other events by us or our competitors;
●	regulatory developments in the United States and other countries;
●	failure of our common stock to maintain their listing on the NASDAQ markets or other national market system;
●	changes in accounting principles; and
●	discussion of us or our stock price by the financial and scientific press and in online investor communities.

These broad market and industry factors may materially affect the market price of our common stock, regardless of our development and operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted against that company. Due to the volatility of our stock price, we are currently and may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention in the future attention and resources from our business.

Risks Related to Our Business

We may experience significant fluctuations in our quarterly and annual results.

Fluctuations in our quarterly and annual financial results have resulted and will continue to result from numerous factors, including:

●	The Company having a limited operating history
●	The Company has limited resources and there is significant competition for business combination opportunities. Therefore, the Company may not be able to acquire other assets or businesses
●	The Company may be unable to obtain additional financing, if required, to complete an acquisition, or to complement the operations and growth of existing and target business, which could compel the Company to restructure a potential business transaction or abandon a particular business combination
●	Our inability to retain or hire qualified employees, as well as the loss of any of our executive officers, could negatively impact our ability to retain existing business and generate new business
●	Our growth strategy depends, in part, on the acquisition of other insurance intermediaries, which may not be available on acceptable terms in the future or which, if consummated, may not be advantageous to us
●	A cybersecurity attack, or any other interruption in information technology and/or data security and/or outsourcing relationships, could adversely affect our business, financial condition and reputation
●	Rapid technological change may require additional resources and time to adequately respond to dynamics, which may adversely affect our business and operating results
●	Changes in data privacy and protection laws and regulations, or any failure to comply with such laws and regulations, could adversely affect our business and financial results
●	Because our insurance business is highly concentrated in Michigan, New York, Montana and Ohio, adverse economic conditions, natural disasters, or regulatory changes in these regions could adversely affect our financial condition
●	If we fail to comply with the covenants contained in certain of our agreements, our liquidity, results of operations and financial condition may be adversely affected
●	Certain of our agreements contain various covenants that limit the discretion of our management in operating our business and could prevent us from engaging in certain potentially beneficial activities

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●	There are inherent uncertainties involved in estimates, judgments and assumptions used in the preparation of financial statements in accordance with United States Generally Accepted Accounting Principles (U.S. GAAP). Any changes in estimates, judgments and assumptions could have a material adverse effect on our financial position and results of operations and therefore our business
●	Improper disclosure of confidential information could negatively impact our business
●	Our business, results of operations, financial condition and liquidity may be materially adversely affected by certain actual and potential claims, regulatory actions and proceedings

These factors, some of which are not within our control, may cause the price of our common stock to fluctuate substantially. If our operating results fail to meet or exceed the expectations of securities analysts or investors, our stock price could drop suddenly and significantly. Due to the Company’s limited operating history, we believe period to period comparisons of our financial results are not always meaningful and should not be relied upon as an indication of future performance.

The Company has limited resources and there is significant competition for business combination opportunities. Therefore, the Company may not be able to acquire other assets or businesses.

The Company expects to encounter intense competition from other entities having a business objective similar to ours, which are also competing for acquisitions. Many of these entities are well established and have extensive experience in identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human, financial and other resources. While the Company believes that there are numerous potential target businesses that it could acquire, the Company’s ability to compete in acquiring certain sizable target businesses might be limited if the Company’s limited financial resources are less than that of its competitors. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses.

The Company may be unable to obtain additional financing, if required, to complete an acquisition, or to Company the operations and growth of existing and target business, which could compel the Company to restructure a potential business transaction or abandon a particular business combination.

To date, much of our capital for acquiring and operating insurance agencies comes from funds provided by Reliance Global Holdings our affiliate, loans from unaffiliated lenders, or from direct market capital raises. We may be required to seek additional financing. We cannot assure you that such financing would be available on acceptable terms, if at all. If additional financing proves to be unavailable, we would be compelled to restructure or existing business, or abandon a proposed acquisition or acquisitions. In addition, if we consummate additional acquisitions, we may require additional financing to complement the operations or growth of that business. The failure to secure additional financing could have a material adverse effect on the continued development or growth of our business.

Our inability to retain or hire qualified employees, as well as the loss of any of our executive officers, could negatively impact our ability to retain existing business and generate new business.

Our success depends on our ability to attract and retain skilled and experienced personnel. There is significant competition from within the insurance industry and from businesses outside the industries for exceptional employees, especially in key positions. If we are not able to successfully attract, retain and motivate our employees, our business, financial results and reputation could be materially and adversely affected.

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Losing employees who manage or support substantial customer relationships or possess substantial experience or expertise could adversely affect our ability to secure and complete customer engagements, which would adversely affect our results of operations. Also, if any of our key personnel were to join an existing competitor or form a competing company, some of our customers could choose to use the services of that competitor instead of our services. While our key personnel are generally prohibited by contract from soliciting our employees and customers for a two-year period following separation from employment with us, they are not prohibited from competing with us.

In addition, we could be adversely affected if we fail to adequately plan for the succession of our senior leaders and key executives. We cannot guarantee that the services of these executives will continue to be available to us. The loss of our senior leaders or other key personnel, or our inability to continue to identify, recruit and retain such personnel, or to do so at reasonable compensation levels, could materially and adversely affect our business, results of operations, cash flows and financial condition.

Our growth strategy depends, in part, on the acquisition of other insurance intermediaries, which may not be available on acceptable terms in the future or which, if consummated, may not be advantageous to us.

Our growth strategy partially includes the acquisition of other insurance intermediaries. Our ability to successfully identify suitable acquisition candidates, complete acquisitions, integrate acquired businesses into our operations, and expand into new markets requires us to implement and continuously improve our operations and our financial and management information systems. Integrated, acquired businesses may not achieve levels of revenues or profitability comparable to our existing operations, or otherwise perform as expected. In addition, we compete for acquisition and expansion opportunities with firms and banks that may have substantially greater resources than we do. Acquisitions also involve a number of special risks, such as diversion of management’s attention; difficulties in the integration of acquired operations and retention of personnel; increase in expenses and working capital requirements, which could reduce our return on invested capital; entry into unfamiliar markets or lines of business; unanticipated problems or legal liabilities; estimation of the acquisition earn-out payables; and tax and accounting issues, some or all of which could have a material adverse effect on our results of operations, financial condition and cash flows. Post-acquisition deterioration of operating performance could also result in lower or negative earnings contribution and/or goodwill impairment charges.

A cybersecurity attack, or any other interruption in information technology and/or data security and/or outsourcing relationships, could adversely affect our business, financial condition and reputation.

We rely on information technology and third-party vendors to provide effective and efficient service to our customers, process claims, and timely and accurately report information to carriers and which often involves secure processing of confidential sensitive, proprietary and other types of information. Cybersecurity breaches of any of the systems we rely on may result from circumvention of security systems, denial-of-service attacks or other cyber-attacks, hacking, “phishing” attacks, computer viruses, ransomware, malware, employee or insider error, malfeasance, social engineering, physical breaches or other actions, any of which could expose us to data loss, monetary and reputational damages and significant increases in compliance costs. An interruption of our access to, or an inability to access, our information technology, telecommunications or other systems could significantly impair our ability to perform such functions on a timely basis. If sustained or repeated, such a business interruption, system failure or service denial could result in a deterioration of our ability to write and process new and renewal business, provide customer service, pay claims in a timely manner or perform other necessary business functions. We have from time-to-time experienced cybersecurity breaches, such as computer viruses, unauthorized parties gaining access to our information technology systems and similar incidents, which to date have not had a material impact on our business.

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Additionally, we are an acquisitive organization and the process of integrating the information systems of the businesses we acquire is complex and exposes us to additional risk as we might not adequately identify weaknesses in the targets’ information systems, which could expose us to unexpected liabilities or make our own systems more vulnerable to attack. In the future, any material breaches of cybersecurity, or media reports of the same, even if untrue, could cause us to experience reputational harm, loss of clients and revenue, loss of proprietary data, regulatory actions and scrutiny, sanctions or other statutory penalties, litigation, liability for failure to safeguard clients’ information or financial losses. Such losses may not be insured against or not fully covered through insurance we maintain.

Rapid technological change may require additional resources and time to adequately respond to dynamics, which may adversely affect our business and operating results.

Frequent technological changes, new products and services and evolving industry standards are influencing the insurance businesses. The Internet, for example, is increasingly used to securely transmit benefits, property and personal information, and related information to customers and to facilitate business-to-business information exchange and transactions.

We are continuously taking steps to upgrade and expand our information systems capabilities. Maintaining, protecting and enhancing these capabilities to keep pace with evolving industry and regulatory standards, and changing customer preferences, requires an ongoing commitment of significant resources. If the information we rely upon to run our businesses was found to be inaccurate or unreliable or if we fail to effectively maintain our information systems and data integrity, we could experience operational disruptions, regulatory or other legal problems, increases in operating expenses, loss of existing customers, difficulty in attracting new customers, or suffer other adverse consequences.

Changes in data privacy and protection laws and regulations, or any failure to comply with such laws and regulations, could adversely affect our business and financial results.

We are subject to a variety of continuously evolving and developing laws and regulations globally regarding privacy, data protection, and data security, including those related to the collection, storage, handling, use, disclosure, transfer, and security of personal data. Significant uncertainty exists as privacy and data protection laws may be interpreted and applied differently from country to country and may create inconsistent or conflicting requirements. These laws apply to transfers of information among our affiliates, as well as to transactions we enter into with third party vendors. These and similar initiatives around the world could increase the cost of developing, implementing or securing our servers and require us to allocate more resources to improved technologies, adding to our information technology and compliance costs. In addition, enforcement actions and investigations by regulatory authorities related to data security incidents and privacy violations continue to increase. The enactment of more restrictive laws, rules, regulations or future enforcement actions or investigations could impact us through increased costs or restrictions on our business, and noncompliance could result in regulatory penalties and significant legal liability.

Because our insurance business is highly concentrated in Michigan, New York, Montana and Ohio, adverse economic conditions, natural disasters, or regulatory changes in these regions could adversely affect our financial condition.

A significant portion of our insurance business is concentrated in Michigan, New York, Montana and Ohio. For the years ended December 31, 2021, and 2020 we derived $9,710,334 and $7,297,146 respectively or 100%, of our annual revenue, respectively, from our operations located in these regions (FYE 2021 - Michigan – 56.64%, New York – 3.44%, Montana – 17.97% and Ohio – 21.95% and FYE 2020 - Michigan – 45.11%, New Jersey – 3.81%, Montana – 21.48% and Ohio – 28%). The insurance business is primarily a state-regulated industry, and therefore, state legislatures may enact laws that adversely affect the insurance industry. Because our business is concentrated in these four states, we face greater exposure to unfavorable changes in regulatory conditions in those states than insurance intermediaries whose operations are more diversified through a greater number of states. In addition, the occurrence of adverse economic conditions, natural or other disasters, or other circumstances specific to or otherwise significantly impacting these states could adversely affect our financial condition, results of operations and cash flows. We are susceptible to losses and interruptions caused by hurricanes or other weather conditions, and other possible events such as terrorist acts and other natural or man-made disasters. Our insurance coverage with respect to natural disasters is limited and is subject to deductibles and coverage limits. Such coverage may not be adequate or may not continue to be available at commercially reasonable rates and terms.

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If we fail to comply with the covenants contained in certain of our agreements, our liquidity, results of operations and financial condition may be adversely affected.

The Oak Street credit agreements, in the aggregate principal amount of $8,133,925 and $8,849,280, as of December 31, 2021 and 2020, that govern our debt contain various covenants and other limitations with which we must comply including a debt to EBITDA ratio covenant and a covenant that at all times that the loans are outstanding: (i) Ezra Beyman, our chief executive officer, Debra Beyman, Mr. Beyman’s wife, or Yaakov Beyman, son of Mr. and Ms. Beyman, or someone else approved by Oak Street, as applicable, will be the manager of the current subsidiaries of the Company, (ii) Mr. Ezra Beyman will be President and Chairperson of the Board of the Company, and (iii) Reliance Holdings will continue to remain a shareholder of the Company’s equity and Ezra and Debra will be the sole owners of Reliance Holdings as tenants in entirety. The credit agreements also contain provisions which cause a “cross default” if we default our obligations under other material contracts to which we are parties. The credit agreements contains customary and usual events of default, including, subject to certain specified cure periods and notice requirements, the Company’s or one of its subsidiaries’ failure to comply with the covenants therein. Upon an event of default, the lender has customary and usual remedies to cure these defaults including, but not limited to, the ability to accelerate the indebtedness.

The Company entered into an amended Master Credit Agreement on March 26, 2021 that removed the provisions for which Debra and Ezra Beyman were required to be the majority owners of the Company.

Due to the covenant waiver on June 30, 2020, Oak Street and the Company signed an amended agreement on August 11, 2020, to update its covenant so that, the Company should remain in compliance. The amendment states that for the year ended December 31, 2020 covenant test, the ratio of Senior Funded Debt to EBIDTA shall be no greater than 5.0 to 1.0. From March 31, 2021 and thereafter, the Senior Funded Debt to EBIDTA ratio shall be reduced to no greater than 4.0 to 1.0. As of December 31, 2021 and 2020 respectively, the Company reported a ratio of 2.5 and 4.2 for Senior Funded Debt to EBIDTA, and remains in compliance.

As of the date of this filing, we are in full compliance and do not believe we are at further risk of noncompliance.

Certain of our agreements contain various covenants that limit the discretion of our management in operating our business and could prevent us from engaging in certain potentially beneficial activities.

The restrictive covenants in our debt agreements may impact how we operate our business and prevent us from engaging in certain potentially beneficial activities. In particular, among other covenants, our debt agreements require us to maintain a minimum ratio of Consolidated EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted for certain transaction-related items (“Consolidated EBITDA”), to consolidated interest expense and a maximum ratio of consolidated net indebtedness to Consolidated EBITDA. Our compliance with these covenants could limit management’s discretion in operating our business and could prevent us from engaging in certain potentially beneficial activities.

There are inherent uncertainties involved in estimates, judgments and assumptions used in the preparation of financial statements in accordance with U.S. GAAP. Any changes in estimates, judgments and assumptions could have a material adverse effect on our financial position and results of operations and therefore our business.

The preparation of financial statements in accordance with U.S. GAAP involves making estimates, judgments and assumptions that affect reported amounts of assets (including intangible assets), liabilities and related reserves, revenues, expenses, and income. Estimates, judgments and assumptions are inherently subject to change in the future, and any such changes could result in corresponding changes to the values of assets, liabilities, revenues, expenses and income, and could have a material adverse effect on our financial position, results of operations and cash flows.

Improper disclosure of confidential information could negatively impact our business.

We are responsible for maintaining the security and privacy of our customers’ confidential and proprietary information and the personal data of their employees. We have put in place policies, procedures and technological safeguards designed to protect the security and privacy of this information; however, we cannot guarantee that this information will not be improperly disclosed or accessed. Disclosure of this information could harm our reputation and subject us to liability under our contracts and laws that protect personal data, resulting in increased costs or loss of revenues.

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Our business, results of operations, financial condition and liquidity may be materially adversely affected by certain actual and potential claims, regulatory actions and proceedings.

We are subject to various actual and potential claims, regulatory actions and other proceedings including those relating to alleged errors and omissions in connection with the placement or servicing of insurance and/or the provision of services in the ordinary course of business, of which we cannot, and likely will not be able to, predict the outcome with certainty. Because we often assist customers with matters involving substantial amounts of money, including the placement of insurance and the handling of related claims that customers may assert, errors and omissions claims against us may arise alleging potential liability for all or part of the amounts in question. Also, the failure of an insurer with whom we place business could result in errors and omissions claims against us by our customers, which could adversely affect our results of operations and financial condition. Claimants may seek large damage awards, and these claims may involve potentially significant legal costs, including punitive damages. Such claims, lawsuits and other proceedings could, for example, include claims for damages based upon allegations that our employees or sub-agents failed to procure coverage, report claims on behalf of customers, provide insurance companies with complete and accurate information relating to the risks being insured or appropriately apply funds that we hold for our customers on a fiduciary basis. In addition, given the long-tail nature of professional liability claims, errors and omissions matters can relate to matters dating back many years. Where appropriate, we have established provisions against these potential matters that we believe to be adequate in the light of current information and legal advice, and we adjust such provisions from time to time according to developments.

While most of the errors and omissions claims made against us (subject to our self-insured deductibles) have been covered by our professional indemnity insurance, our business, results of operations, financial condition and liquidity may be adversely affected if, in the future, our insurance coverage proves to be inadequate or unavailable, or if there is an increase in liabilities for which we self-insure. Our ability to obtain professional indemnity insurance in the amounts and with the deductibles we desire in the future may be adversely impacted by general developments in the market for such insurance or our own claims experience. In addition, regardless of monetary costs, these matters could have a material adverse effect on our reputation and cause harm to our carrier, customer or employee relationships, or divert personnel and management resources.

Our business could be adversely impacted by inflation.

Increases in inflation may have an adverse effect on our business. Current and future inflationary effects may be driven by, among other things, supply chain disruptions and governmental stimulus or fiscal policies. Continuing increases in inflation could impact the overall demand for our products, our costs for labor, material and services, and the margins we are able to realize on our products, all of which could have an adverse impact on our business, financial position, results of operations and cash flows. Inflation may also result in higher interest rates, which in turn would result in higher interest

Risks Related to the Insurance Industry

We may experience increased competition from insurance companies, technology companies and the financial services industry, as well as the shift away from traditional insurance markets.

The insurance intermediary business is highly competitive and we actively compete with numerous firms for customers, properties and insurance companies, many of which have relationships with insurance companies, or have a significant presence in niche insurance markets that may give them an advantage over us. Other competitive concerns may include the quality of our products and services, our pricing and the ability of some of our customers to self-insure and the entrance of technology companies into the insurance intermediary business. A number of insurance companies are engaged in the direct sale of insurance, primarily to individuals, and do not pay commissions to agents and brokers. In addition, and to the extent that banks, securities firms, private equity companies, and insurance companies affiliate, the financial services industry may experience further consolidation, and we therefore may experience increased competition from insurance companies and the financial services industry, as a growing number of larger financial institutions increasingly, and aggressively, offer a wider variety of financial services, including insurance intermediary services.

Worsening of Current U.S. economic conditions as a result of the COVID-19 pandemic and the Russian Federation Military Action may adversely affect our business.

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position or results of its operations, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

If economic conditions were to worsen, a number of negative effects on our business could result, including declines in values of insurable exposure units, declines in insurance premium rates, the financial insolvency of insurance companies, the reduced ability of customers to pay, declines in the stock of residential housing or declines in property values. Also, if general economic conditions are poor, some of our customers may cease operations completely or be acquired by other companies, which could have an adverse effect on our results of operations and financial condition. If these customers are affected by poor economic conditions, but yet remain in existence, they may face liquidity problems or other financial difficulties that could result in delays or defaults in payments owed to us, which could have a significant adverse impact on our consolidated financial condition and results of operations. Any of these effects could decrease our net revenues and profitability.

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Our business, and therefore our results of operations and financial condition, may be adversely affected by conditions that result in reduced insurer capacity.

Our results of operations depend on the continued capacity of insurance carriers to underwrite risk and provide coverage, which depends in turn on those insurance companies’ ability to procure reinsurance. Capacity could also be reduced by insurance companies failing or withdrawing from writing certain coverages that we offer to our customers. We have no control over these matters. To the extent that reinsurance becomes less widely available or significantly more expensive, we may not be able to procure the amount or types of coverage that our customers desire and the coverage we are able to procure for our customers may be more expensive or limited.

Quarterly and annual variations in our commissions that result from the timing of policy renewals and the net effect of new and lost business production may have unexpected effects on our results of operations.

Our commission income (including profit-sharing contingent commissions and override commissions) can vary quarterly or annually due to the timing of policy renewals and the net effect of new and lost business production. We do not control the factors that cause these variations. Specifically, customers’ demand for insurance products can influence the timing of renewals, new business and lost business (which includes policies that are not renewed), and cancellations. In addition, we rely on insurance companies for the payment of certain commissions. Because these payments are processed internally by these insurance companies, we may not receive a payment that is otherwise expected from a particular insurance company in a particular quarter or year until after the end of that period, which can adversely affect our ability to forecast these revenues and therefore budget for significant future expenditures. Quarterly and annual fluctuations in revenues based upon increases and decreases associated with the timing of new business, policy renewals and payments from insurance companies may adversely affect our financial condition, results of operations and cash flows.

Profit-sharing contingent commissions are special revenue-sharing commissions paid by insurance companies based upon the profitability, volume and/or growth of the business placed with such companies generally during the prior year. Override commissions are paid by insurance companies based upon the volume of business that we place with them and are generally paid over the course of the year. Because profit-sharing contingent commissions and override commissions affect our revenues, any decrease in their payment to us could adversely affect our results of operations, profitability, and our financial condition.

Our business practices and compensation arrangements are subject to uncertainty due to potential changes in regulations.

The business practices and compensation arrangements of the insurance intermediary industry, including our practices and arrangements, are subject to uncertainty due to investigations by various governmental authorities. Certain of our offices are parties to profit-sharing contingent commission agreements with certain insurance companies, including agreements providing for potential payment of revenue-sharing commissions by insurance companies based primarily on the overall profitability of the aggregate business written with those insurance companies and/or additional factors such as retention ratios and the overall volume of business that an office or offices place with those insurance companies. Additionally, to a lesser extent, some of our offices are parties to override commission agreements with certain insurance companies, which provide for commission rates in excess of standard commission rates to be applied to specific lines of business, such as group health business, and which are based primarily on the overall volume of business that such office or offices placed with those insurance companies. The legislatures of various states may adopt new laws addressing contingent commission arrangements, including laws prohibiting such arrangements, and addressing disclosure of such arrangements to insureds. Various state departments of insurance may also adopt new regulations addressing these matters which could adversely affect our results of operations.

We may have unforeseen risks as a result of the COVID-19 pandemic

The spread of the coronavirus (COVID-19) outbreak in the United States has resulted in economic uncertainties which may negatively impact the Company’s business operations. While the disruption is expected to be temporary, there is uncertainty surrounding the duration and extent of the impact. The impact of the coronavirus outbreak on the financial statements cannot be reasonably estimated at this time.

Adverse events such as health-related concerns about working in our offices, the inability to travel and other matters affecting the general work environment could harm our business and our business strategy. While we do not anticipate any material impact to our business operations as a result of the coronavirus, in the event of a major disruption caused by the outbreak of pandemic diseases such as coronavirus, we may lose the services of our employees or experience system interruptions, which could lead to diminishment of our business operations. Any of the foregoing could harm our business and delay the implementation of our business strategy and we cannot anticipate all the ways in which the current global health crisis and financial market conditions could adversely impact our business.

Management is actively monitoring the global situation on its financial condition, liquidity, operations, industry and workforce.

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Risk of lack of knowledge in distant geographic markets

Although the Company intends to focus its investments in locations with which we are generally familiar, the Company runs a risk of experiencing underwriting challenges or issues associated with a lack of familiarity in some markets. Each market has nuances and idiosyncrasies that affect values, marketability, desirability, and demand for individual assets that may not be easily understood from afar. While we believe we can effectively mitigate these risks in a myriad of ways, there is no guarantee that investments in any geographic market will perform as expected.

Potential liability or other expenditures associated with potential environmental contamination may be costly.

Various federal, state and local laws subject multifamily residential community owners or operators to liability for management, and the costs of removal or remediation, of certain potentially hazardous materials that may be present in the land or buildings of a multifamily residential community. Potentially hazardous materials may include polychlorinated biphenyls, petroleum-based fuels, lead-based paint or asbestos, among other materials. Such laws often impose liability without regard to fault or whether the owner or operator knew of, or was responsible for, the presence of such materials. The presence of, or the failure to manage or remediate properly, these materials may adversely affect occupancy at such apartment communities as well as the ability to sell or finance such apartment communities. In addition, governmental agencies may bring claims for costs associated with investigation and remediation actions, damages to natural resources and for potential fines or penalties in connection with such damage or with respect to the improper management of hazardous materials. Moreover, private plaintiffs may potentially make claims for investigation and remediation costs they incur or personal injury, disease, disability or other infirmities related to the alleged presence of hazardous materials at a multifamily residential community. In addition to potential environmental liabilities or costs associated with our current multifamily residential communities, we may also be responsible for such liabilities or costs associated with communities we acquire or manage in the future, or multifamily residential communities we no longer own or operate.

We compete in a highly regulated industry, which may result in increased expenses or restrictions on our operations.

We conduct business in several states of the United States of America and are subject to comprehensive regulation and supervision by government agencies in each of those states. The primary purpose of such regulation and supervision is to provide safeguards for policyholders rather than to protect the interests of our shareholders, and it is difficult to anticipate how changes in such regulation would be implemented and enforced. As a result, such regulation and supervision could reduce our profitability or growth by increasing compliance costs, technology compliance, restricting the products or services we may sell, the markets we may enter, the methods by which we may sell our products and services, or the prices we may charge for our services and the form of compensation we may accept from our customers, carriers and third parties. The laws of the various state jurisdictions establish supervisory agencies with broad administrative powers with respect to, among other things, licensing of entities to transact business, licensing of agents, admittance of assets, regulating premium rates, approving policy forms, regulating unfair trade and claims practices, determining technology and data protection requirements, establishing reserve requirements and solvency standards, requiring participation in guarantee funds and shared market mechanisms, and restricting payment of dividends. Also, in response to perceived excessive cost or inadequacy of available insurance, states have from time to time created state insurance funds and assigned risk pools, which compete directly, on a subsidized basis, with private insurance providers. We act as agents and brokers for such state insurance funds and assigned risk pools in Michigan as well as certain other states. These state funds and pools could choose to reduce the sales or brokerage commissions we receive. Any such reductions, in a state in which we have substantial operations could affect the profitability of our operations in such state or cause us to change our marketing focus. Further, state insurance regulators and the National Association of Insurance Commissioners continually re-examine existing laws and regulations, and such re-examination may result in the enactment of insurance-related laws and regulations, or the issuance of interpretations thereof, that adversely affect our business. Certain federal financial services modernization legislation could lead to additional federal regulation of the insurance industry in the coming years, which could result in increased expenses or restrictions on our operations. Other legislative developments that could adversely affect us include: changes in our business compensation model as a result of regulatory developments (for example, the Affordable Care Act); and federal and state governments establishing programs to provide health insurance or, in certain cases, property insurance in catastrophe-prone areas or other alternative market types of coverage, that compete with, or completely replace, insurance products offered by insurance carriers. Also, as climate change issues become more prevalent, the U.S. and foreign governments are beginning to respond to these issues. This increasing governmental focus on climate change may result in new environmental regulations that may negatively affect us and our customers. This could cause us to incur additional direct costs in complying with any new environmental regulations, as well as increased indirect costs resulting from our customers incurring additional compliance costs that get passed on to us. These costs may adversely impact our results of operations and financial condition.

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Although we believe that we are in compliance in all material respects with applicable local, state and federal laws, rules and regulations, there can be no assurance that more restrictive laws, rules, regulations or interpretations thereof, will not be adopted in the future that could make compliance more difficult or expensive.

Risks Related to Investing in our Securities

We may experience volatility in our stock price that could affect your investment.

The market price of our common stock may be subject to significant fluctuations in response to various factors, including: quarterly fluctuations in our operating results; changes in securities analysts’ estimates of our future earnings; changes in securities analysts’ predictions regarding the short-term and long-term future of our industry; changes to the tax code; and our loss of significant customers or significant business developments relating to us or our competitors. Our common stock’s market price also may be affected by our inability to meet stock analysts’ earnings and other expectations. Any failure to meet such expectations, even if minor, could cause the market price of our common stock to decline. In addition, stock markets have generally experienced a high level of price and volume volatility, and the market prices of equity securities of many listed companies have experienced wide price fluctuations not necessarily related to the operating performance of such companies. These broad market fluctuations may adversely affect our common stock’s market price. In the past, securities class action lawsuits frequently have been instituted against companies following periods of volatility in the market price of such companies’ securities. If any such litigation is initiated against us, it could result in substantial costs and a diversion of management’s attention and resources, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

The Company’s CEO has a controlling common stock equity interest.

At April 26, 2021, our CEO, Ezra Beyman, is the beneficial owner of approximately 46.418% of the common stock, consisting of 5,080,165 common shares. As of December 31, 2021, the outstanding amount of the loan from Reliance Holdings to us, is in the amount of approximately $353,766. As such he has the ability to control any actions which require shareholder approval. If there is an annual or special meeting of stockholders for any reason, our CEO has total discretion regarding proposals submitted to a vote by shareholders as a consequence of his significant equity interest. Accordingly, the Company’s CEO will continue to exert substantial control until such time, if ever, that he no longer has majority voting control.

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The Company is at present, and will be, upon closing of the public offering which is the subject of this prospectus, a controlled company, but the Company will not rely on any controlled company exemptions from Nasdaq corporate governance requirements or otherwise.

Under our credit agreements with Oak Street, the Company has agreed that at all times that the loans are outstanding: (i) Ezra Beyman, our chief executive officer, Debra Beyman, Mr. Beyman’s wife, or Yaakov Beyman, son of Mr. and Ms. Beyman, or someone else approved by Oak Street, as applicable, will be the manager of the current subsidiaries of the Company, (ii) Mr. Ezra Beyman will be President and Chairperson of the Board of the Company, and (iii) Reliance Holdings, of which Mr. and Ms. Beyman are the sole owners, will continue to hold at least 51% of the Company’s equity. The loans by Oak Street, immediately mature and become due and payable if the Company fails to comply with these provisions, subject to certain notice and/or cure periods.

The operating agreements of Commercial Coverage Solutions, LLC and Fortman Insurance Services, LLC, appoint Ms. Beyman as manager and provide her with broad powers to bind the applicable subsidiary without further authorization, including, among other things, to (1) effect an encumbrance or sale of property, (2) make investments, (3) determine amount and timing of distributions under the operating agreement, (4) settle, defend and prosecute legal actions or law suits, (5) sell, exchange or otherwise dispose of any or all of the relevant subsidiary’s assets, including the properties in the ordinary course or not in the ordinary course, (6) borrow funds, (7) enter into any contracts, leases and agreements with third parties or affiliates and (8) appoint officers. These operating agreements also provide indemnification protection to Ms. Beyman and Ms. Beyman is not prohibited from using corporate opportunities, whether unrelated to, or directly in competition with, the business of the Company or its subsidiaries.

The Company intends to negotiate with Oak Street to revise or remove these provisions. However, there can be no assurance that we will successfully negotiate such revisions or removal on terms beneficial to the Company and its stockholders. These provisions may make changing management of the Company and its subsidiaries more difficult or costly. Until the governing documents of the subsidiaries are revised, the Company may experience loss of opportunities and/or be unable to recoup losses due to management decisions.

Broad discretion of management

Any person who invests in the Company’s common stock will do so without an opportunity to evaluate the specific merits or risks of any prospective acquisition. As a result, investors will be entirely dependent on the broad discretion and judgment of management in connection with the selection of acquisitions. There can be no assurance that determinations made by the Company’s management will permit us to achieve the Company’s business objectives.

Future sales or other dilution of our equity could adversely affect the market price of our common stock.

We grow our business organically as well as through acquisitions. One method of acquiring companies or otherwise Companying our corporate activities is through the issuance of additional equity securities. The issuance of any additional shares of common or of preferred stock or convertible securities could be substantially dilutive to holders of our common stock. Moreover, to the extent that we issue restricted stock units, performance stock units, options or warrants to purchase shares of our common stock in the future and those options or warrants are exercised or as the restricted stock units or performance stock units vest, our stockholders may experience further dilution. Holders of our common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our stockholders. The market price of our common stock could decline as a result of sales of shares of our common stock or the perception that such sales could occur.

The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell shares of common stock owned by you at times or at prices you find attractive.

The trading price of our common stock may fluctuate widely as a result of a number of factors, including the risk factors described above many of which are outside our control. In addition, the stock market is subject to fluctuations in the share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of our common stock. Among the factors that could affect our stock price are:

●	General economic and political conditions such as recessions, economic downturns and acts of war or terrorism;

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●	Quarterly variations in our operating results;

●	Seasonality of our business cycle;

●	Changes in the market’s expectations about our operating results;

●	Our operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	Changes in financial estimates and recommendations by securities analysts concerning us or the insurance brokerage or financial services industries in general;

●	Operating and stock price performance of other companies that investors deem comparable to us;

●	News reports relating to trends in our markets, including any expectations regarding an upcoming “hard” or “soft” market;

●	Cyberattacks and other cybersecurity incidents;

●	Changes in laws and regulations affecting our business;

●	Material announcements by us or our competitors;

●	The impact or perceived impact of developments relating to our investments, including the possible perception by securities analysts or investors that such investments divert management attention from our core operations;

●	Market volatility;

●	A negative market reaction to announced acquisitions;

●	Competitive pressures in each of our segments;

●	General conditions in the insurance brokerage and insurance industries;

●	Legal proceedings or regulatory investigations;

●	Regulatory requirements, including international sanctions and the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010 or other anti-corruption laws; or

●	Sales of substantial amounts of common shares by our directors, executive officers or significant stockholders or the perception that such sales could occur.

Stockholder class action lawsuits may be instituted against us following a period of volatility in our stock price. Any such litigation could result in substantial cost and a diversion of management’s attention and resources.

If we are not able to comply with the applicable continued listing standards of the Nasdaq Capital Market, the Nasdaq Capital Market could delist our common stock.

As our common stock be listed on the Nasdaq Capital Market, in order to maintain that listing, we must satisfy minimum financial and other continued listing standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. There can be no assurances that we will be able to comply with such applicable continued listing standards.

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Possible issuance of additional securities.

Our Articles of Incorporation authorize the issuance of 2,000,000,000 shares of common stock, par value $0.086 per share. As of December 31, 2021 we had 10,956,109 shares issued and outstanding. We may be expected to issue additional shares in connection with our pursuit of new business opportunities and new business operations. To the extent that additional shares of common stock are issued, our shareholders would experience dilution of their respective ownership interests. If we issue shares of common stock in connection with our intent to pursue new business opportunities, a change in control of the Company may be expected to occur. The issuance of additional shares of common stock may adversely affect the market price of our common stock, in the event that an active trading market commences.

Dividends unlikely.

The Company does not expect to pay dividends for the foreseeable future. The payment of dividends will be contingent upon the Company’s future revenues and earnings, if any, capital requirements and overall financial conditions. The payment of any future dividends will be within the discretion of the Company’s board of directors as then constituted. It is the Company’s expectation that future Management following a business combination will determine to retain any earnings for use in its business operations and accordingly, the Company does not anticipate declaring any dividends in the foreseeable future.

Speculative Nature of Warrants.

The warrants offered in this offering do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of our common stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the Series B Warrants may exercise their right to acquire the common stock and pay an exercise price of $4.09 per share, prior to five years from the date of issuance, after which date any unexercised warrants will expire and have no further value. Moreover, following this offering, the market value of the warrants is uncertain and there can be no assurance that the market value of the warrants will equal or exceed their public offering price. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the warrants, and consequently, whether it will ever be profitable for holders of the warrants to exercise the warrants.

Our common stock is subject to the Penny Stock Rules of the SEC and the trading market in our common stock is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our common stock.

The Securities and Exchange Commission has adopted Rule 3a51-1 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 require:

●	that a broker or dealer approve a person’s account for transactions in penny stocks; and

●	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

●	obtain financial information and investment experience objectives of the person; and

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●	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

●	sets forth the basis on which the broker or dealer made the suitability determination; and

●	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the “Part I,” “Risk Factors and “Business,” but are also contained elsewhere in this memorandum. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future, although not all forward-looking statements contain these words. These statements relate to future events or our future financial performance or condition and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements.

You should read this Form S-1, including the section titled “Risk Factors,” completely and with the understanding that our actual results may differ materially from what we expect as expressed or implied by our forward-looking statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

These forward-looking statements represent our estimates and assumptions only as of the date of this Form S-1 regardless of the time of delivery of this Form S-1 or any sale of our common stock. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this Form S-1. All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein.

Industry and Market Data

Unless otherwise indicated, information contained in this Form S-1 concerning our industry and the markets in which we operate, including our general expectations and market opportunity and market size, is based on information from various sources, including independent industry publications. In presenting this information, we have also made assumptions based on such data and other similar sources, and on our knowledge of, and our experience to date in the relevant industries and markets. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We believe that the information from these industry publications that is included in this Form S-1 is reliable. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

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USE OF PROCEEDS

We are not selling any shares of our common stock in this offering and we will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. The selling stockholders will receive all of the proceeds from any sales of the shares of our common stock offered hereby. However, we will incur expenses in connection with the registration of the shares of our common stock offered hereby.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

As of June 29, 2022, we had approximately 509 shareholders of record of our common stock.

Our common stock is listed on NASDAQ under the symbol “RELI.” In conjunction therewith, we also have our Series A Warrants listed on The NASDAQ Capital Market under the symbol “RELIW”.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	233,917	$.20	466,083
Equity compensation plans not approved by security holders	0	0	0
Total	233,917	$.20	466,083

DIVIDEND POLICY

We have never paid any cash dividends on our common stock. We anticipate that we will retain funds and future earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future following this offering. Any future determination to pay dividends will be at the discretion of our Board of Directors and will depend on our financial condition, results of operations, capital requirements and other factors that our Board of Directors deems relevant. In addition, the terms of any future debt or credit financings may preclude us from paying dividends.

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MANAGEMENT DISCUSSION & ANALYSIS

Overview

Reliance Global Group, Inc. (formerly known as Ethos Media Network, Inc.) was incorporated in Florida on August 2, 2013. In September 2018, Reliance Global Holdings, LLC, a related party, purchased a controlling interest in the Company. Ethos Media Network, Inc. was renamed Reliance Global Group, Inc. on October 18, 2018.

We operate as a diversified company engaging in business in the insurance market, as well as other related sectors. Our focus is to grow the Company by pursuing an aggressive acquisition strategy, initially and primarily focused upon wholesale and retail insurance agencies. The Company is controlled by the same management team as Reliance Global Holdings, LLC (“Reliance Holdings”), a New York based firm that is the owner and operator of numerous companies with core interests in real estate and insurance. Our relationship with Reliance Holdings provides us with significant benefits: (1) experience, knowhow, and industry relations; (2) a source of acquisition targets currently under Reliance Holdings’ control; and (3) financial and logistics assistance. We are led and advised by a management team that offers over 100 years of combined business expertise in real estate, insurance, and the financial service industry.

In the insurance sector, our management has extensive experience acquiring and managing insurance portfolios in several states, as well as developing specialized programs targeting niche markets. Our primary strategy is to identify specific risk to reward arbitrage opportunities and develop these on a national platform, thereby increasing revenues and returns, and then identify and acquire undervalued wholesale and retail insurance agencies with operations in growing or underserved segments, expand and optimize their operations, and achieve asset value appreciation while generating interim cash flows.

As part of our growth and acquisition strategy, we are currently in negotiations with several non-affiliated parties and expect to complete a number of material insurance asset transactions throughout the course of 2022 and beyond. As of December 31, 2021, we’ve acquired eight insurance agencies, including both affiliated and unaffiliated companies.

Long term, we seek to conduct all transactions and acquisitions through our direct operations.

Over the next 12 months, we plan to focus on the expansion and growth of our business through continued asset acquisitions in insurance markets and organic growth of our current insurance operations through geographic expansion and market share growth.

Further, the Company launched its 5MI platform during 2021 which expanded our national footprint. 5MI is an all new and high-tech proprietary tool developed by the Company as a business to consumer portal which enables consumers to compare and purchase car and home insurance in a time efficient and effective manner. 5MI taps into the growing number of online shoppers and utilizes advanced artificial intelligence and data mining techniques, to provide competitive insurance quotes in around 5 minutes with minimal data input needed from the consumer. The platform launched during the summer of 2021 and currently operates in 44 states offering coverage with up to 16 highly rated insurance carriers.

Business Trends and Uncertainties

The insurance intermediary business is highly competitive, and we actively compete with numerous firms for customers, properties and insurance companies, many of which have relationships with insurance companies, or have a significant presence in niche insurance markets that may give them an advantage over us. Other competitive concerns may include the quality of our products and services, our pricing and the ability of some of our customers to self-insure and the entrance of technology companies into the insurance intermediary business. A number of insurance companies are engaged in the direct sale of insurance, primarily to individuals, and do not pay commissions to agents and brokers.

Financial Instruments

The Company’s financial instruments consist of a derivative warrant sales commitment treated as a forward sales contract as of December 31, 2021. Accounting treatment is to record the derivative financial instruments at their fair values as of the inception/issuance date of and at fair value as of each subsequent balance sheet date. Any change in fair value is recorded as non-operating, non-cash gain or loss at each balance sheet date.

Insurance Operations

Our insurance operations focus on the acquisition and management of insurance agencies throughout the U.S. Our primary focus is to pinpoint undervalued wholesale and retail insurance agencies with operations in growing or underserved segments (including healthcare and Medicare, as well as personal and commercial insurance lines). We then focus on expanding their operations on a national platform and improving operational efficiencies in order to achieve asset value appreciation while generating interim cash flows. In the insurance sector, our management team has over 100 years of experiences acquiring and managing insurance portfolios in several states, as well as developing specialized programs targeting niche markets. We plan to accomplish these objectives by acquiring wholesale and retail insurance agencies it deems to represent a good buying opportunity (as opposed to insurance carriers) as insurance agencies bear no insurance risk. Once acquired, we will develop them on a national platform to increase revenues and profits through a synergetic structure. The Company is initially focused on segments that are underserved or growing, including healthcare and Medicare, as well as personal and commercial insurance lines.

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Insurance Acquisitions and Strategic Activities

As of the date of this filing, we have acquired nine insurance brokerages (see table below), including both acquisitions of affiliated companies (i.e., owned by Reliance Holdings before the acquisition) and unaffiliated companies. As our acquisition strategy continues, our reach within the insurance arena can provide us with the ability to offer lower rates, which could boost our competitive position within the industry.

Acquired	Date	Location	Line of Business	Status

U.S. Benefits Alliance, LLC (USBA)	October 24, 2018	Michigan	Health Insurance	Affiliated

Employee Benefit Solutions, LLC (EBS)	October 24, 2018	Michigan	Health Insurance	Affiliated

Commercial Solutions of Insurance Agency, LLC	December 1, 2018	New Jersey	P&C – Trucking Industry	Unaffiliated

Southwestern Montana Insurance Center, Inc.	April 1, 2019	Montana	Group Health Insurance	Unaffiliated

Fortman Insurance Agency, LLC	May 1, 2019	Ohio	P&C	Unaffiliated

Altruis Benefits Consultants, Inc.	September 1, 2019	Michigan	Health Insurance	Unaffiliated

UIS Agency LLC	August 17, 2020	New York	Health Insurance	Unaffiliated

J.P. Kush and Associates, Inc.	May 1, 2021	Michigan	Health Insurance	Unaffiliated

Medigap Healthcare Insurance Company LLC	January 10, 2022	Florida	Health Insurance	Unaffiliated

The following table lists our activity in 2021 by number of agents, approximate policies issued and revenue written.

Agency Name	Number of Agents	Number of Policies issued	Aggregate Revenue Recognized December 31, 2021
USBA and EBS	4	3,773	$859,603
UIS Agency, LLC / Commercial Solutions	1	149	$333,874
Southwestern Montana	11	2,423	$1,744,515
Fortman Insurance	14	7,397	$2,131,736
Altruis	13	9,851	$3,313,453
Kush	4	4,500	$1,327,153

The following table lists our activity in 2020 by number of agents, policies issued and revenue written.

Agency Name	Number of Agents	Number of Policies issued	Aggregate Revenue Recognized December 31, 2020
USBA and EBS	5	4,930	$1,017,957
UIS Agency, LLC / Commercial Solutions	3	217	$278,329
Southwestern Montana	14	2,000	$1,566,984
Fortman Insurance	15	8,000	$2,159,515
Altruis	15	7,809	$2,274,362

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UIS Transaction

On August 17, 2020, the Company entered into a Stock Purchase Agreement with UIS Agency LLC whereby the Company shall purchase the business and certain assets noted within the Purchase Agreement (the “UIS Acquisition”) for a total purchase price of $883,334. The purchase price was paid with a cash payment of $601,696, $200,000 in shares of the Company’s common stock and an earn-out payment. Three cash installment payments totaling $500,000 were due on September 30, 2020, October 31, 2020 and December 31, 2020. Earn-out payment is dependent on the Net Product Line Revenues being equal to or greater than $450,000 for the measurement period. The balance of the earn-out liability as of December 31, 2021 was $0.

The UIS Acquisition was accounted for as a business combination in accordance with the acquisition method under the guidance in ASC 805-10 and 805-20. Accordingly, the total purchase consideration was allocated to intangible assets acquired based on their respective estimated fair values. The acquisition method of accounting requires, among other things, that assets acquired, and liabilities assumed, if any, in a business purchase combination be recognized at their fair values as of the acquisition date. The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows, developing appropriate discount rates, estimating the costs, and timing.

The allocation of the purchase price in connection with the UIS Acquisition was calculated as follows:

Description	Fair Value	Weighted Average Useful Life (Years)
Cash	$5,772
Trade name and trademarks	35,600	5
Customer relationships	100,000	10
Non-competition agreements	25,500	5
Goodwill	716,462	Indefinite
	$883,334

Goodwill of $716,462 arising from the UIS Acquisition consisted of the value of the employee workforce and the residual value after all identifiable intangible assets were valued. Goodwill recognized pursuant to the UIS Acquisition is currently expected to be deductible for income tax purposes. Total acquisition costs for the UIS Acquisition incurred were $33,344 recorded as a component of General and administrative expenses. The revenues for the acquired business as a standalone entity per ASC 805 from January 1, 2020 to August 17, 2020 were approximately $337,000. The net loss for the acquired business was not determinable as the business was fully integrated with an existing subsidiary of the Company.

J.P. Kush and Associates, Inc. Transaction

On May 1, 2021, the Company entered into a Purchase Agreement with J.P. Kush and Associates, Inc. whereby the Company shall purchase the business and certain assets noted within the Purchase Agreement (the “Kush Acquisition”) for a total purchase price of $3,644,166. The purchase price was paid with a cash payment of $1,900,000, $50,000 in restricted shares of the Company’s common stock, in a transaction exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and an earn-out payment. The fair value balance of the earn-out liability as of December 31, 2021 is $1,689,733, and presented net of accretion on the balance sheet.

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The Kush Acquisition was accounted for as a business combination in accordance with the acquisition method under the guidance in ASC 805-10 and 805-20. Accordingly, the total purchase consideration was allocated to intangible assets acquired based on their respective estimated fair values. The acquisition method of accounting requires, among other things, that assets acquired, and liabilities assumed, if any, in a business purchase combination be recognized at their fair values as of the acquisition date. The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows, developing appropriate discount rates, estimating the costs, and timing.

The allocation of the purchase price in connection with the Kush Acquisition was calculated as follows:

Description	Fair Value	Weighted Average Useful Life (Years)
Accounts receivable	$291,414
Trade name and trademarks	685,400	5
Customer relationships	551,000	10
Non-competition agreements	827,800	5
Goodwill	1,288,552	Indefinite
	$3,644,166

Goodwill of $1,288,552 arising from the Kush Acquisition consisted of the value of the employee workforce and the residual value after all identifiable intangible assets were valued. Goodwill recognized pursuant to the Kush Acquisition is currently expected to be deductible for income tax purposes. Total acquisition costs for the Kush Acquisition incurred were $58,092 recorded as a component of General and administrative expenses. The approximate revenue and net profit for the acquired business as a standalone entity per ASC 805 from January 1, 2021 to April 30, 2021 was $380,349 and $166,667, respectively, and from January 1, 2020 to December 31, 2020, $1,141,047 and $500,000, respectively.

Medigap Healthcare Insurance Company LLC Transaction

On January 10, 2022, the Company finalized an agreement (the “APA”) with Medigap Healthcare Insurance Company, LLC (“Medigap”) pursuant to which the Company purchased all of the assets of Medigap for a purchase price in the amount of $20,096,250 consisting of payment to Medigap of (i) $18,138,750 in cash and (ii) issuing to seller 606,037 shares of the Company’s restricted common stock in a transaction exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended. The purchase price is subject to post-closing adjustment to reconcile certain pre-closing credits and liabilities of the parties. The shares issued to Medigap as part of the purchase price are subject to lock up arrangements pursuant to which 50% of those shares may be sold after the one-year anniversary of the date of Closing the APA and the balance of the shares after the second year anniversary of the date of closing under the APA.

Recent Developments

Underwritten Public Offering

The Company filed a Form 424(b)(4) on February 11, 2021 to offer 1,800,000 shares of common stock and accompanying Series A warrants at a public offering price of $6.00 per share and accompanying Series A warrant for aggregate gross proceeds of $10,800,000 prior to deducting underwriting discounts, commissions, and other offering expenses.

On February 11, 2021, we completed an underwritten public offering in which we sold 1,800,000 shares of our common stock at a price to the public of $5.99. All sales of the Company’s common stock had a warrant attached, which was valued at $0.01, for a total purchase price of $6.00. All shares of common stock sold were offered by the Company.

The Company granted a 45-day option to the underwriters, exercisable one or more times in whole or in part, to purchase up to an additional 270,000 shares of common stock at a price of $5.99 per share and up to an additional 270,000 Series A Warrants at a price of $0.01 per Series A Warrant less, in each case the underwriting discounts and commissions, to cover over-allotments, if any. The total number of common stock shares and warrants issued as a result was 270,000 for both common stock and warrants. The warrants will be exercisable immediately and for five years from the effective date.

The gross proceeds to the Company were approximately $12.4 million. After deducting the underwriting discount and other offering expenses, net proceeds were approximately $10.5 million.

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Prior Period Adjustments

The Company identified certain immaterial adjustments impacting the prior reporting period. Specifically, the Company identified adjustments to correct certain asset, liability and equity accounts in relation to historical purchase price allocation accounting, adjustments to true up accounts receivable and retained earnings for certain historical accrued revenues and true up the common stock issuable account. The Company has also separately reclassified its purchased software from property, plant and equipment to intangible assets.

The Company assessed the materiality of the adjustments to prior period financial statements in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. (SAB) 99, Materiality, and SAB 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, and ASC 250, Accounting Changes and Error Corrections.

Stock Split

On January 21, 2021 the Company has had effected a reverse split of the issued and outstanding shares of common stock in a ratio of 1: 85.71 which is simultaneously occurred with the Company’s up listing to the Nasdaq Capital Market. The Company has adjusted all of share and per share numbers to take into account this reverse stock split.

AS AND FOR THE YEAR ENDED DECEMBER 31, 2021

Results of Operations

Comparison of the year ended December 31, 2021 to the year ended December 31, 2020

The following table sets forth our revenue and operating expenses for each of the years presented.

	December 31, 2021	December 31, 2020
Revenue
Commission income	$9,710,334	$7,297,146
Total revenue	9,710,334	7,297,146

Operating expenses
Commission expense	2,427,294	1,569,752
Salaries and wages	4,672,988	3,654,284
General and administrative expenses	3,589,221	4,205,797
Marketing and advertising	325,838	168,778
Depreciation and amortization	1,607,313	1,325,337
Total operating expenses	12,622,654	10,923,948

Loss from operations	(2,912,320)	(3,626,802)

Other expense, net	(533,337)	(563,287)
Recognition and change in fair value of warrant commitment	(17,652,808)
Gain on Extinguishment of debt	-	508,700
	(18,186,145)	(54,587)

Net loss	$(21,098,465)	$(3,681,389)

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Revenues

The Company’s revenue is primarily comprised of commission paid by health insurance carriers related to insurance plans that have been purchased by a member who used the Company’s service. The Company defines a member as an individual currently covered by an insurance plan, including individual and family, Medicare-related, small business, and ancillary plans, for which the Company is entitled to receive compensation from an insurance carrier.

The Company had revenues of $9,710,334 for the year ended December 31, 2021, as compared to $7,297,146 for the year ended December 31, 2020. The increase of $2,413,188 or 33% was primarily due to expanded operations, including the additional insurance agencies acquired during 2020 and 2021, with the former reporting a full year of revenue.

Commission expense

The Company had total commission expense of $2,427,294 for the year ending December 31, 2021 compared to $1,569,752 for the year ending December 31, 2020. The increase of $857,542 or 55% is attributable to an increase in operations, including the additional insurance agencies acquired during 2020 and 2021 with the former reporting a full year of commission expense.

Salaries and wages

The Company reported $4,672,988 of salaries and wages expense for the year ending December 31, 2021 compared to $3,654,284 for the year ending December 31, 2020. The increase of $1,018,704 or 28% is a result of the Company’s growth compared to the prior period, the Company has hired more employees due to an increase in operational and reporting activities.

General and administrative expenses

The Company had total general and administrative expenses of $3,589,221 for the year ending December 31, 2021, as compared to $4,205,797 for the year ending December 31, 2020. The decrease in expense of $616,576 or 15% is a result of improvements in operational efficiencies.

Marketing and advertising

The Company reported $325,838 of marketing and advertising expense for the year ending December 31, 2021 compared to $168,778 for the year ending December 31, 2020. The increase of $157,060 or 93% is a result of the Company’s efforts to increase branding and outreach to achieve a greater presence in the insurance industry compared to the prior year.

Depreciation and amortization

The Company reported $1,607,313 of depreciation and amortization expense for the year ending December 31, 2021 compared to $1,325,337 for the year ending December 31, 2020. The increase of $281,976 or 21% is a result of the Company’s acquired assets through business combinations.

Other income and expense

The Company reported $18,186,145 of other expense for the year ending December 31, 2021 compared to $54,587 for the year ending December 31, 2020. The increase of $18,131,558 or 33,216% is attributable primarily to the recognition and change in fair value of warrant commitment of $17,652,808 in 2021. Additionally, during December 31, 2020, the Company recognized $508,700 in the gain on extinguishment of debt.

Liquidity and capital resources

As of December 31, 2021, the Company had a cash balance of $4,620,722 and working capital deficit of $36,999,751 compared with a cash balance of $529,581 and a working capital deficit of $5,448,036 at December 31, 2020. The decrease in working capital is primarily attributable to the recognition of a warrant commitment liability of $37,652,808, offset by net proceeds raised of $10,496,220 from the issuance of common stock and Series A warrants in February 2021 and increased profitability derived from the agencies and the acquisition of Kush.

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The spread of the coronavirus (COVID-19) outbreak in the United States has resulted in economic uncertainties which may negatively impact the Company’s business operations. While the disruption is expected to be temporary, there is uncertainty surrounding the duration and extent of the impact. Currently the Company has not seen any material financial impact as a result of the coronavirus outbreak. However, management is actively monitoring the global situation on its financial condition, liquidity, operations, industry and workforce.

Adverse events such as health-related concerns about working in our offices, the inability to travel and other matters affecting the general work environment could harm our business and our business strategy. While we do not anticipate any material impact to our business operations as a result of the coronavirus, in the event of a major disruption caused by the outbreak of pandemic diseases such as coronavirus, we may lose the services of our employees or experience system interruptions, which could lead to diminishment of our business operations. Any of the foregoing could harm our business and delay the implementation of our business strategy and we cannot anticipate all the ways in which the current global health crisis and financial market conditions could adversely impact our business.

To this effect on April 4, 2020, the Company entered into a loan agreement with First Financial Bank for a loan of $673,700 pursuant to the Paycheck Protection Program (the “PPP”) under the CARES Act. In 2020, the Company repaid a total of $165,000 of principal on the loan and on November 17, 2020 the Company received notification from the SBA that the remaining PPP loan balance of $508,700 was forgiven. As of December 31, 2021, the Company did not have any loans payable in relation to the PPP loan.

Off-balance sheet arrangements

We do not have any off-balance sheet arrangements as such term is defined in Regulation S-K.

Cash Flows

	Year Ended December 31,
	2021	2020
Net cash used in operating activities	$(2,253,275)	$(468,465)
Net cash used in investing activities	(2,299,360)	(1,946,194)
Net cash provided by financing activities	8,643,776	2,452,655
Net increase (decrease) in cash, cash equivalents, and restricted cash	$4,091,141	$37,996

Operating Activities

Net cash used in operating activities for the year ended December 31, 2021 was $2,253,275, which includes a net loss of $21,098,465 offset by non-cash expenses of $19,679,929 principally related to share based compensation expense of $749,127, depreciation and amortization of $1,607,313, recognition and change in fair value of warrant commitment of $17,652,808, and amortization of debt issuance costs of $22,822, offset by an earn-out fair value adjustment of $359,470, as well as changes of net working capital items in the amount of $834,738 principally due to a decrease in accounts payable and accrued expenses of $531,123 and increases in accounts receivable of $162,234 and prepaid expense and other current assets of $144,036.

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Investing Activities.

During the year ended December 31, 2021, cash flows used in investing activities were $2,299,360 compared to cash flow used in investing activities of $1,946,194 for the year ended December 31, 2020. The 2021 cash used relates to cash paid for the acquisition of Kush of $1,608,586, the purchase of property and equipment of $71,108, and cash paid of $619,666 for intangible assets.

Financing Activities.

During the year ended December 31, 2021, cash provided by financing activities was $8,643,776 as compared to $2,452,655 for the year ended December 31, 2020. The net cash provided by financing activities is primarily related to proceeds from offering of 2,070,000 shares of common stock and accompanying warrants in February 2021. The issuance of common stock provided $10,496,221 and is partially offset by the principal repayments of debt of $887,455, the payments of the earn-out liability by 452,236, and the repayments of loans payable to related parties of $515,685.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosures. Estimates and judgments are based on historical experience, forecasted events, and various other assumptions that we believe to be reasonable under the circumstances. Estimates and judgments may vary under different assumptions or conditions. We evaluate our estimates and judgments on an ongoing basis. Our management believes the accounting policies below are critical in the portrayal of our financial condition and results of operations and require management’s most difficult, subjective, or complex judgments.

Business acquisitions: Accounting for acquisitions requires us to estimate the fair value of consideration paid and the individual assets and liabilities acquired, which involves a number of judgments, assumptions, and estimates that could materially affect the amount and timing of costs recognized in subsequent periods. Accounting for acquisitions can also involve significant judgment to determine when control of the acquired entity is transferred. We typically obtain independent third-party valuation studies to assist in determining fair values, including assistance in determining future cash flows, discount rates, and comparable market values. Items involving significant assumptions, estimates, and judgments include the following:

● Debt, including discount rate and timing of payments;

● Deferred tax assets, including projections of future taxable income and tax rates;

● Fair value of consideration paid or transferred;

● Intangible assets, including valuation methodology, estimations of future revenue and costs, and discount rates;

Contingencies: We are subject to the possibility of losses from various contingencies. Significant judgment is necessary to estimate the probability and amount of a loss, if any, from such contingencies. An accrual is made when it is probable that a liability has been incurred or an asset has been impaired, and the amount of loss can be reasonably estimated. In accounting for the resolution of contingencies, significant judgment may be necessary to estimate amounts pertaining to periods prior to the resolution that are charged to operations in the period of resolution and amounts related to future periods.

Goodwill and intangible assets: We test goodwill for impairment in our fourth quarter each year, or more frequently if indicators of an impairment exist, to determine whether it is more likely than not that the fair value of the reporting unit with goodwill is less than its carrying value. For reporting units for which this assessment concludes that it is more likely than not that the fair value is more than its carrying value, goodwill is considered not impaired and we are not required to perform the goodwill impairment test. Qualitative factors considered in this assessment include industry and market considerations, overall financial performance, and other relevant events and factors affecting the fair value of the reporting unit. For reporting units for which this assessment concludes that it is more likely than not that the fair value is below the carrying value, goodwill is tested for impairment by determining the fair value of each reporting unit and comparing it to the carrying value of the net assets assigned to the reporting unit. If the fair value of the reporting unit exceeds its carrying value, goodwill is considered not impaired. If the carrying value of the reporting unit exceeds its fair value, we would record an impairment loss up to the difference between the carrying value and implied fair value.

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Determining when to test for impairment, the reporting units, the assets and liabilities of the reporting unit, and the fair value of the reporting unit requires significant judgment and involves the use of significant estimates and assumptions. These estimates and assumptions include revenue growth rates, and expenses and are developed as part of our long-range planning process. The same estimates are used in business planning, forecasting, and capital budgeting. We test the reasonableness of the output of our long-range planning process by calculating an implied value per share and comparing that to current stock prices, analysts’ consensus pricing, and management’s expectations. These estimates and assumptions are used to calculate projected future cash flows for the reporting unit, which are discounted using a risk-adjusted rate to estimate a fair value. The discount rate requires determination of appropriate market comparables. We base fair value estimates on assumptions we believe to be reasonable but that are unpredictable and inherently uncertain. Actual future results may differ from those estimates.

We test other identified intangible assets with definite useful lives when events and circumstances indicate the carrying value may not be recoverable by comparing the carrying amount to the sum of undiscounted cash flows expected to be generated by the asset. We test intangible assets with indefinite lives annually for impairment using a fair value method such as discounted cash flows. Estimating fair values involves significant assumptions, including future sales prices, sales volumes, costs, and discount rates.

Income taxes: We are required to estimate our provision for income taxes and amounts ultimately payable or recoverable in numerous tax jurisdictions around the world. These estimates involve significant judgment and interpretations of regulations and are inherently complex. Resolution of income tax treatments in individual jurisdictions may not be known for many years after completion of the applicable year. We are also required to evaluate the realizability of our deferred tax assets on an ongoing basis in accordance with U.S. GAAP, which requires the assessment of our performance and other relevant factors. Realization of deferred tax assets is dependent on our ability to generate future taxable income. In recent periods, our results of operations have benefited from increases in the amount of deferred taxes we expect to realize, primarily from the levels of capital spending and increases in the amount of taxable income we expect to realize. Our income tax provision or benefit is dependent, in part, on our ability to forecast future taxable income in these and other jurisdictions. Such forecasts are inherently difficult and involve significant judgments including, among others, projecting future average selling prices and sales volumes, manufacturing and overhead costs, levels of capital spending, and other factors that significantly impact our analyses of the amount of net deferred tax assets that are more likely than not to be realized.

Revenue recognition:

All commission revenue is recorded net of any deductions for estimated commission adjustments due to lapses, policy cancellations, and revisions in coverage.

The Company earns additional revenue including contingent commissions, profit-sharing, override and bonuses based on meeting certain revenue or profit targets established periodically by the carriers (collectively the Contingent Commissions). The Contingent Commissions are earned when the Company achieves the targets established by the insurance carries. The insurance carriers notify the company when it has achieved the target. The Company only recognizes revenue to the extent that it is probable that a significant reversal of the revenue will not occur.

Stock-based compensation: Stock-based compensation is estimated at the grant date based on the fair value of the award and is recognized as expense using the straight-line amortization method over the requisite service period. For performance-based stock awards, the expense recognized is dependent on our assessment of the likelihood of the performance measure being achieved. We utilize forecasts of future performance to assess these probabilities and this assessment requires significant judgment.

Determining the appropriate fair-value model and calculating the fair value of stock-based awards at the grant date requires significant judgment, including estimating stock price volatility and expected option life. We develop these estimates based on historical data and market information which can change significantly over time. A small change in the estimates used can result in a relatively large change in the estimated valuation. We use the Black-Scholes option valuation model to value employee stock options and awards granted under our employee stock purchase plan. We estimate stock price volatility based on our historical volatility implied volatility derived from traded options on our stock.

AS AND FOR THE PERIOD ENDED MARCH 31, 2022

Results of Operations

Comparison of the quarter ended March 31, 2022 to the quarter ended March 31, 2021

The following table sets forth our revenue and operating expenses for each of the periods presented.

	March 31, 2022	March 31, 2021
Revenue
Commission income	$4,235,781	$2,323,730
Total revenue	4,235,781	2,373,730

Operating expenses
Commission expense	904,156	529,472
Salaries and wages	2,082,175	918,545
General and administrative expenses	2,453,070	1,004,401
Marketing and advertising	587,022	23,079
Depreciation and amortization	607,525	333,088
Total operating expenses	6,633,948	2,808,585

(Loss) income from operations	(2,398,167)	(484,855)

Other income (expense), net	11,738,167	(129,071)

Total Other expense, net	11,738,167	(129,071)

Net income (loss)	$9,340,000	$(613,926)

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Revenues

The Company’s revenue is primarily comprised of commission paid by health insurance carriers related to insurance plans that have been purchased by a member who used the Company’s service. The Company defines a member as an individual currently covered by an insurance plan, including individual and family, Medicare-related, small business, and ancillary plans, for which the Company is entitled to receive compensation from an insurance carrier.

The Company had revenues of $4.2 million for the three months ended March 31, 2022, as compared to $2.3 million for the three months ended March 31, 2021. The increase of $1.9 million or 83% was primarily due to expanded operations, including the additional insurance agencies acquired during 2021 and 2022, with the former reporting a full year of revenue.

Commission expense

The Company had total commission expense of $904 thousand for the three months ended March 31, 2022 compared to $529 thousand for the three months ended March 31, 2021. The increase of $375 thousand or 71% is attributable to an increase in operations, including the additional insurance agencies acquired during 2021 and 2022 with the former reporting a full year of commission expense.

Salaries and wages

The Company reported $2.1 million of salaries and wages expense for the three months ended March 31, 2022 compared to $918 thousand for the three months ended March 31, 2021. The increase of $1.2 million or 131% is a result of the Company’s growth compared to the prior period, the Company has hired more employees due to an increase in operational and reporting activities.

General and administrative expenses

The Company had total general and administrative expenses of $2.5 million for the three months ended March 31, 2022, as compared to $1.0 million for the three months ended March 31, 2021. The increase in expense of $1.5 million or 150% is a result of increased operations and additional acquisitions in 2022 and 2021.

Marketing and advertising

The Company reported $587 thousand of marketing and advertising expense for the three months ended March 31, 2022 compared to $23 thousand for the three months ended March 31, 2021. The increase of $565 thousand or 2,452% is a result of the Company’s efforts to increase branding and outreach to achieve a greater presence in the insurance industry compared to the prior year.

Depreciation and amortization

The Company reported $608 thousand of depreciation and amortization expense for the three months ended March 31, 2022 compared to $333 thousand for the three months ended March 31, 2021. The increase of $275 thousand or 83% is a result of the Company’s acquired assets through business combinations.

Other income and expense

The Company reported $11.7 million of other income for the three months ended March 31, 2022 compared to $129 of other expense thousand for the three months ended March 31, 2021. The increase of $11.8 million or 8,915% is attributable primarily to the recognition and change in fair value of warrant liabilities of $11.8 million.

Liquidity and capital resources

As of March 31, 2022, the Company had a cash balance of $6.0 million and a working capital deficit of $565 thousand compared with a cash balance of $10.0 million and working capital of $8.1 million at March 31, 2021. The decrease in working capital is primarily attributable to the reduction of cash and the increase in the current portion of earn-out liabilities in 2022.

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The spread of the coronavirus (COVID-19) outbreak in the United States has resulted in economic uncertainties which may negatively impact the Company’s business operations. While the disruption is expected to be temporary, there is uncertainty surrounding the duration and extent of the impact. Currently the Company has not seen any material financial impact as a result of the coronavirus outbreak. However, management is actively monitoring the global situation on its financial condition, liquidity, operations, industry and workforce.

Adverse events such as health-related concerns about working in our offices, the inability to travel and other matters affecting the general work environment could harm our business and our business strategy. While we do not anticipate any material impact to our business operations as a result of the coronavirus, in the event of a major disruption caused by the outbreak of pandemic diseases such as coronavirus, we may lose the services of our employees or experience system interruptions, which could lead to diminishment of our business operations. Any of the foregoing could harm our business and delay the implementation of our business strategy and we cannot anticipate all the ways in which the current global health crisis and financial market conditions could adversely impact our business.

To this effect on April 4, 2020, the Company entered into a loan agreement with First Financial Bank for a loan of $673,700 pursuant to the Paycheck Protection Program (the “PPP”) under the CARES Act. In 2020, the Company repaid a total of $165,000 of principal on the loan and on November 17, 2020 the Company received notification from the SBA that the remaining PPP loan balance of $508,700 was forgiven. As of December 31, 2021, the Company did not have any loans payable in relation to the PPP loan.

Off-balance sheet arrangements

We do not have any off-balance sheet arrangements as such term is defined in Regulation S-K.

Cash Flows

	Three Months Ended March 31,
	2022	2021
Net cash used in operating activities	$(343,280)	$(646,602)
Net cash used in investing activities	(18,392,093)	-
Net cash provided by financing activities	20,090,409	10,134,997
Net increase in cash, cash equivalents, and restricted cash	$1,355,036	$9,488,395

Operating Activities

Net cash used in operating activities for the three months ended March 31, 2022 was $343 thousand, which includes net income of $9.4 million offset by non-cash expenses of $10.1 million principally related to recognition and change in fair value of warrant liabilities of $11.9 million, offset by share based compensation expense of $740 thousand, depreciation and amortization of $608 thousand, and an earn-out fair value adjustment of $407 thousand, as well as changes of net working capital items in the amount of $398 thousand principally due to a decreases in accounts payable and accrued expenses of $1.7 million and an increase in accounts receivable of $149 thousand, offset by a decrease prepaid expense and other current assets of $2.2 million and increase of the chargeback reserve of $101 thousand.

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Investing Activities.

During the three months ended March 31, 2022, cash flows used in investing activities were $18.4 million compared to cash flow used in investing activities of $0 for the three months ended March 31, 2021. The 2021 cash used relates to cash paid for the acquisition of Medigap of $18.1 million, the purchase of property and equipment of $4 thousand, and cash paid of $249 thousand for intangible assets.

Financing Activities.

During the three months ended March 31, 2022, cash provided by financing activities was $20.1 million as compared to $10.1 million for the three months ended March 31, 2021. The net cash provided by financing activities is primarily related to proceeds from offering of shares of common stock and preferred stock in January 2022. The net proceeds from the issuance of these shares provided $17.9 million. Additionally, the Company received proceeds of $2.5 million for the exercise of Series A warrants. These were offset by the principal repayments of debt of $227 thousand and the repayments of loans payable to related parties of $11 thousand.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosures. Estimates and judgments are based on historical experience, forecasted events, and various other assumptions that we believe to be reasonable under the circumstances. Estimates and judgments may vary under different assumptions or conditions. We evaluate our estimates and judgments on an ongoing basis. Our management believes the accounting policies below are critical in the portrayal of our financial condition and results of operations and require management’s most difficult, subjective, or complex judgments.

Business acquisitions: Accounting for acquisitions requires us to estimate the fair value of consideration paid and the individual assets and liabilities acquired, which involves a number of judgments, assumptions, and estimates that could materially affect the amount and timing of costs recognized in subsequent periods. Accounting for acquisitions can also involve significant judgment to determine when control of the acquired entity is transferred. We typically obtain independent third-party valuation studies to assist in determining fair values, including assistance in determining future cash flows, discount rates, and comparable market values. Items involving significant assumptions, estimates, and judgments include the following:

● Debt, including discount rate and timing of payments;

● Deferred tax assets, including projections of future taxable income and tax rates;

● Fair value of consideration paid or transferred;

● Intangible assets, including valuation methodology, estimations of future revenue and costs, and discount rates;

Contingencies: We are subject to the possibility of losses from various contingencies. Significant judgment is necessary to estimate the probability and amount of a loss, if any, from such contingencies. An accrual is made when it is probable that a liability has been incurred or an asset has been impaired, and the amount of loss can be reasonably estimated. In accounting for the resolution of contingencies, significant judgment may be necessary to estimate amounts pertaining to periods prior to the resolution that are charged to operations in the period of resolution and amounts related to future periods.

Goodwill and intangible assets: We test goodwill for impairment in our fourth quarter each year, or more frequently if indicators of an impairment exist, to determine whether it is more likely than not that the fair value of the reporting unit with goodwill is less than its carrying value. For reporting units for which this assessment concludes that it is more likely than not that the fair value is more than its carrying value, goodwill is considered not impaired and we are not required to perform the goodwill impairment test. Qualitative factors considered in this assessment include industry and market considerations, overall financial performance, and other relevant events and factors affecting the fair value of the reporting unit. For reporting units for which this assessment concludes that it is more likely than not that the fair value is below the carrying value, goodwill is tested for impairment by determining the fair value of each reporting unit and comparing it to the carrying value of the net assets assigned to the reporting unit. If the fair value of the reporting unit exceeds its carrying value, goodwill is considered not impaired. If the carrying value of the reporting unit exceeds its fair value, we would record an impairment loss up to the difference between the carrying value and implied fair value.

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Determining when to test for impairment, the reporting units, the assets and liabilities of the reporting unit, and the fair value of the reporting unit requires significant judgment and involves the use of significant estimates and assumptions. These estimates and assumptions include revenue growth rates, and expenses and are developed as part of our long-range planning process. The same estimates are used in business planning, forecasting, and capital budgeting. We test the reasonableness of the output of our long-range planning process by calculating an implied value per share and comparing that to current stock prices, analysts’ consensus pricing, and management’s expectations. These estimates and assumptions are used to calculate projected future cash flows for the reporting unit, which are discounted using a risk-adjusted rate to estimate a fair value. The discount rate requires determination of appropriate market comparables. We base fair value estimates on assumptions we believe to be reasonable but that are unpredictable and inherently uncertain. Actual future results may differ from those estimates.

We test other identified intangible assets with definite useful lives when events and circumstances indicate the carrying value may not be recoverable by comparing the carrying amount to the sum of undiscounted cash flows expected to be generated by the asset. We test intangible assets with indefinite lives annually for impairment using a fair value method such as discounted cash flows. Estimating fair values involves significant assumptions, including future sales prices, sales volumes, costs, and discount rates.

Income taxes: We are required to estimate our provision for income taxes and amounts ultimately payable or recoverable in numerous tax jurisdictions around the world. These estimates involve significant judgment and interpretations of regulations and are inherently complex. Resolution of income tax treatments in individual jurisdictions may not be known for many years after completion of the applicable year. We are also required to evaluate the realizability of our deferred tax assets on an ongoing basis in accordance with U.S. GAAP, which requires the assessment of our performance and other relevant factors. Realization of deferred tax assets is dependent on our ability to generate future taxable income. In recent periods, our results of operations have benefited from increases in the amount of deferred taxes we expect to realize, primarily from the levels of capital spending and increases in the amount of taxable income we expect to realize. Our income tax provision or benefit is dependent, in part, on our ability to forecast future taxable income in these and other jurisdictions. Such forecasts are inherently difficult and involve significant judgments including, among others, projecting future average selling prices and sales volumes, manufacturing and overhead costs, levels of capital spending, and other factors that significantly impact our analyses of the amount of net deferred tax assets that are more likely than not to be realized.

Revenue recognition:

All commission revenue is recorded net of any deductions for estimated commission adjustments due to lapses, policy cancellations, and revisions in coverage.

The Company earns additional revenue including contingent commissions, profit-sharing, override and bonuses based on meeting certain revenue or profit targets established periodically by the carriers (collectively the Contingent Commissions). The Contingent Commissions are earned when the Company achieves the targets established by the insurance carries. The insurance carriers notify the company when it has achieved the target. The Company only recognizes revenue to the extent that it is probable that a significant reversal of the revenue will not occur.

Stock-based compensation: Stock-based compensation is estimated at the grant date based on the fair value of the award and is recognized as expense using the straight-line amortization method over the requisite service period. For performance-based stock awards, the expense recognized is dependent on our assessment of the likelihood of the performance measure being achieved. We utilize forecasts of future performance to assess these probabilities and this assessment requires significant judgment.

Determining the appropriate fair-value model and calculating the fair value of stock-based awards at the grant date requires significant judgment, including estimating stock price volatility and expected option life. We develop these estimates based on historical data and market information which can change significantly over time. A small change in the estimates used can result in a relatively large change in the estimated valuation. We use the Black-Scholes option valuation model to value employee stock options and awards granted under our employee stock purchase plan. We estimate stock price volatility based on our historical volatility implied volatility derived from traded options on our stock.

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BUSINESS

About Reliance Global Group, Inc.

Reliance Global Group, Inc. (formerly known as Ethos Media Network, Inc.) was incorporated in Florida on August 2, 2013. In September 2018, Reliance Global Holdings, LLC, a related party, purchased a controlling interest in the Company. Ethos Media Network, Inc. was renamed Reliance Global Group, Inc. on October 18, 2018.

We operate as a company managing assets in the insurance markets, as well as other related sectors. Our focus is to grow the Company by pursuing an aggressive acquisition strategy, initially and primarily focused upon wholesale and retail insurance agencies. The Company is controlled by the same management team as Reliance Global Holdings, LLC (“Reliance Holdings”), a New York based firm that is the owner and operator of numerous companies with core interests in real estate and insurance. Our relationship with Reliance Holdings provides us with significant benefits: (1) experience, knowhow, and industry relations in both sectors; (2) a source of acquisition targets currently under Reliance Holdings’ control; and (3) financial and logistics assistance. In addition, Reliance Holdings has committed to fund the Company for at least the next 12 months in the unexpected event a need arises. We are led and advised by a management team that offers over 100 years of combined business expertise in, insurance, real estate and the financial service industry.

In the insurance sector, our management has extensive experience acquiring and managing insurance portfolios in several states, as well as developing specialized programs targeting niche markets. Our primary strategy is to identify specific risk to reward arbitrage opportunities and develop these on a national platform, thereby increasing revenues and returns, and then identify and acquire undervalued wholesale and retail insurance agencies with operations in growing or underserved segments, expand and optimize their operations, and achieve asset value appreciation while generating interim cash flows.

As part of our growth and acquisition strategy, we are currently in negotiations with several non-affiliated parties and expect to complete a number of material insurance asset transactions throughout the course of 2022 and beyond. As of December 31, 2021, we have acquired eight insurance agencies, including both affiliated and unaffiliated companies. The Company acquired UIS Agency, LLC in August 2020, an unaffiliated niche transportation insurance agency and J.P. Kush and Associates, Inc. in May 2021, an unaffiliated full-service insurance agency. The Company also entered into a definitive agreement with Medigap Health Insurance Company (“Medigap”), an unaffiliated insurance brokerage company headquartered in Florida specializing in Medicare supplement insurance. The transaction closed on January 10, 2022.

Long term, we seek to conduct all transactions and acquisitions through the direct operations of the Company. However, in some instances, Reliance Holdings may act as a holding company to facilitate the acquisition process, whereby Reliance Holdings will acquire the prospective asset and ultimately transfer it to the Company at a later date. This would be necessary for example in the case of a material acquisition that would require an audit. Reliance Holdings would acquire the asset and hold it as the audit is in process and transfer it to the Company upon successful completion of the audit. However, the Reliance Holdings will ultimately, upon successful completion of the audit, transfer the asset to the Company and the Company will pay for the consideration of the asset.

The Company also developed and launched 5MinuteInsure.com (“5MI”), a proprietary online platform which went live during the summer of 2021. 5MI is a business to consumer website which enables consumers to compare and purchase car and home insurance in a time efficient and effective manner. The platform is currently live in 44 states and offers coverage with up to 16 carriers.

Over the next 12 months, we plan to expand and grow our footprint and market share both through organic growth means, and by expansion through additional acquisitions in various insurance markets.

Insurance Market Overview

There are three main insurance sectors: (1) property/casualty (P/C), which consists mainly of auto, home, and commercial insurance; (2) life/health (L/H), which consists mainly of life insurance and annuity products; and (3) accident and health, which is normally written by insurers whose main business is health insurance. The insurance industry plays a huge role in the U.S. economy (Source: OECD Insurance Statistics).

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The U.S. remained the world’s largest insurance market, with a 40% market share of global direct premiums written in 2020., with premiums of $2.5 trillion, respectively (Source: Insurance Information Institute – World Insurance Marketplace). As the impacts of COVID-19 begin to decline, the belief within the insurance industry is that it will continue strong with increased growth of the industry in 2022. Global nonlife premiums are expected to grow 2.8% in 2021, and 3.7% in 2022 as workers return to their offices. Property/Casualty were up 18.5% half way through 2021 (Source: Deloitte’s 2022 Insurance Industry Outlook).

Insurance industry at-a-glance (Source: Insurance Information Institute’s Facts + Statistics: Industry Overview, December 21, 2021)

●	U.S. insurance industry net premiums written totaled $1.28 trillion in 2020, with premiums recorded by property/casualty (P/C) insurers accounting for 51 percent, and premiums by life/annuity insurers accounting for 49 percent, according to S&P Global Market Intelligence.
●	P/C insurance consists primarily of auto, homeowners and commercial insurance. Net premiums written for the sector totaled $652.8 billion in 2020.
●	The life/annuity insurance sector consists of annuities, accident and health, and life insurance. Net premiums written for the sector totaled $624.0 billion in 2020.
●	Total private health insurance direct premiums written were $1.1 trillion in 2020, including: $834.4 billion from the health insurance segment; $209.8 billion from the life/annuity segment; and $6.4 billion from P/C annual statements, according to S&P Global Market Intelligence. The health insurance sector also includes government programs.
●	In 2020 there were 5,929 insurance companies in the U.S. (including territories), according to the National Association of Insurance Commissioners. This number includes: P/C (2,476 companies), life/annuities (843), health (995), fraternal (81), title (62), risk retention groups (245) and other companies (1,227).
●	Total P/C cash and invested assets were $2.0 trillion in 2020, according to S&P Global Market Intelligence. Life/annuity cash and invested assets totaled $4.7 trillion in 2020; separate accounts assets and other investments totaled $3.0 trillion. The total of cash and invested assets for both sectors was $9.7 trillion. Most of these assets were in bonds (55 percent of P/C assets, and 70 percent of life/annuity assets, excluding separate accounts).
●	P/C insurers paid out $74.4 billion in property losses related to natural catastrophes in 2020, according to Aon, compared with $38.7 billion in 2019, and $60.4 billion in 2018, including losses from the National Flood Insurance Program.
●	The U.S. insurance industry employed 2.9 million people in 2020, according to the U.S. Department of Labor. Of those, 1.7 million worked for insurance companies, including life and health insurers (962,500 workers), P/C insurers (665,900 workers) and reinsurers (27,300 workers). The remaining 1.2 million people worked for insurance agencies, brokers and other insurance-related enterprises.

Insurance Agency Industry Overview

An insurance agency or broker, solicits, writes, and binds policies through many different insurance companies, as they are not directly employed by any insurance carrier. Thus, insurance agencies can decide which insurance carriers they would like to represent and which products they would like to sell. They are like a retail shop that sells insurance services and products created by the insurance carrier. The main difference between a broker and an agent has to do with who they represent. An agent represents one or more insurance companies, acting as an extension of the insurer. A broker represents the insurance buyer.

An insurance carrier, on the other hand, is a manufacturer of insurance services and products that the insurance agencies sell. They control the underwriting process, claims process, pricing, and the overall management of the insurance products. Insurance carriers do not sell their products through direct agents, but only through independent agencies. Insurance policies are created and administered by the insurance carrier.

A key operating difference between agencies and carriers is the risk profile. The potential financial risks to the insurance industry caused by unforeseen event such as natural disasters are the responsibility of the carriers (and their re-insurers). Agencies and brokers bear no insurance risk. Furthermore, an increase in damage caused by natural disasters generally boosts demand for insurance and results in possible premium increases. Since insurance brokers and agents are a central part of the distribution of these products, they normally benefit from this increase in demand and premiums despite damaged profit margins among these upstream underwriters and carriers. Natural disasters are inherently difficult to forecast but any increase in the frequency of these events holds the potential to boost insurance policy volumes, particularly for property and casualty products (Source: IBISWorld’s Insurance Brokers & Agencies Industry in the US, December 2018).

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This risk difference is key, especially considering volatile weather patterns and an increased rate of natural disasters. The economic costs of 2021’s 401 natural disaster events were estimated at $343 billion, with insurance only covering 38% of the overall total (Source: Aon’s $343 Billion In Global Weather-, Catastrophe-Related Economic Losses Reported In 2021, Up From $297 Billion In 2020 , January 2022).

Since insurance brokers and agents are a central part to the distribution of these products, they normally benefit from this increase in demand and premiums, despite damaged profit margins among these upstream underwriters and carriers (Source: IBISWorld’s Insurance Brokers & Agencies Industry in the US, December 2018).

In 2019, the global insurance brokerage market was valued at $265 billion, and the projected growth though 2027 is substantial, with an estimated market value of $395 billion in 2027. That growth is assuming an expected compound annual growth rate of 7% from 2020 to 2027. (Source: Allied market Research’s Insurance Brokerage Market By Insurance Type (Life Insurance and Property & Casualty Insurance), and Brokerage Type (Retail Brokerage and Wholesale Brokerage): Global Opportunity Analysis and Industry Forecast, 2020–2027, February 2021). The growth within the insurance agency market has resulted in strong mergers and acquisition (M&A) activity within this sector. Mergers and acquisitions from insurance agents and brokers broke records in 2021. The insurance distribution industry continues to prove its resiliency even with low activity in Q1 2021. Transactions in the Q4 numbered 384, an increase from the same period in 2020, and total deals for 2021 were 1,034, nearly 30% higher than what was recorded in 2020. (Source: Optis Partners Agent & Broker 2021 Year-end Merger & Acquisition Report). The confluence of unrelenting market pressure to achieve sustainable growth, a lingering abundance of capital and capacity, improving global economies, and an upturn in interest rates may indicate that insurers should be prepared for a continued growth of M&A activity going forward (Source: Optis Partners Agent & Broker 2020 Year-end Merger & Acquisition Report).

Along with all other industries the insurance sector is increasing its presence in the online market. A J.D. Power study has found that “insurance customer expectations are being influenced by the user experience of all-digital brands such as Amazon and Netflix, and many insurers are falling short. Insurers have created attractive user interfaces but these lack functionality.” The market size of the Online Insurance Brokers industry in the US has grown 6.7% per year on average between 2016 and 2021. (Source: IBIS World Online Insurance Brokers in the US - Market Size 2003–2026, April 6, 2020)

The global InsurTech market size was valued at $3.85 billion in 2021. It is expected to expand at a compound annual growth rate (CAGR) of 51.7% from 2022 to 2030. The increasing need for digitization of insurance services is expected to propel the market growth. Insurtech is the usage of technology innovations particularly designed to make the existing insurance model more efficient. By using technologies such as AI and data analytics, InsurTech solutions allow products to be priced more competitively. Insurance companies are widely adopting these solutions to drive cheaper, better, and faster operational results. Hence, the insurance industry is witnessing increased investment in technology. The outbreak of COVID-19 is anticipated to have a positive impact on the market. Numerous insurance companies are reconsidering their long-term strategies and short-term needs. The COVID-19 and its impacts are accelerating the implementation of online platforms and new mobile applications to meet consumer needs. (Sources: Grand View Research Insurtech Market Size, Share & Growth Report, 2021-2028 and 2022 - 2030)

The Company therefore has strategically invested in its 5MinuteInsure.com online digital platform as an additional step in expanding its national footprint. As discussed above, 5MI is an all new and high-tech proprietary tool developed by the Company as a business to consumer portal which enables consumers to compare and purchase car and home insurance in a time efficient and effective manner. 5MI taps into the growing number of online shoppers and utilizes advanced artificial intelligence and data mining techniques, to provide competitive insurance quotes in around 5 minutes, with minimal data input needed from the consumer. The platform launched during the summer of 2021 and currently operates in 44 states offering coverage with up to 16 highly rated insurance carriers.

Additionally, the Company is invested in NSURE, Inc., “Americas First Digital Insurance Agency”®. NSURE, Inc. deploys unique proprietary technology which positions them well to tap into the current offline insurance distribution and bring it online. Nsure.com intends to completely redesign the home and auto insurance shopping and purchasing experience – making it simpler and transparent while providing significant savings of money and time for consumers. Nsure.com achieves this by simplifying application processes, real time connection via API to over 35 top rated insurance carriers, instant accurate coverage recommendations and in-house insurance buying/policy binding capabilities amongst other efficiencies.

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Agencies and Brokers Outlook

Insurance brokers and agencies play a critical role within the insurance market by distributing policies and consulting insurance underwriters and consumers. The industry is a vital component to the larger insurance sector as industry operators act as intermediaries between insurance providers and downstream consumers. Operators generate income via commissions earned on policies sold. Given the transaction-based nature of the industry, revenue primarily depends on three factors: (1) policy (premium) pricing; (2) demand for insurance; and (3) the popularity of using agents and brokers in the distribution process.

The U.S. insurance broker and agency industry has grown steadily over the five years due to macroeconomic growth, beneficial legislation that has been passed, and positive trends in the insurance sector, achieving approximately $186 billion in revenues in 2021. As macroeconomic conditions improve over the five years to 2026, revenue generated by industry operators is expected to increase as businesses regain confidence in their financial stability, despite increased external competition from online insurance marketplace platforms. (Source: IBISWorld’s Insurance Brokers & Agencies Industry in the US).

Insurance carriers should not continue to depend on the positive (though uncertain) fundamental economic strength of years past to maintain positive balance sheet momentum. In order to succeed, carriers must address foundational challenges, which include remaining relevant despite systemic economic changes combined with expanding consumer preferences. Some of the issues that insurers must address will fall within the areas of mergers and acquisitions (M&A), technology, product development, talent, regulation, as well as tax reform, as described below.

●	M&A. The convergence of market pressures to attain sustainable growth, a persistent wealth of capital and capacity, and a possible upturn in interest rates may demonstrate that insurers should be prepared for an uptick in M&A activity in 2019. As it stands now, fairly rich valuations could dampen activity, however, M&A could offer opportunities to scale and obtain new capabilities, primarily as it relates to technology.

●	Technology. Advancements in mobile and digital technology are forcing insurers to innovate, which is expected to continue and intensify, where every insurance agency will need to focus on what makes their customer experiences and products unique. They will also need to integrate with technology enablers to bring to their customers a value proposition via a connected ecosystem. Furthermore, to better compete within the industry, those within the distribution system would benefit tremendously by improving the ability to share critical data and analytics between systems. Insurers are seeking to employ the cloud to power advanced analytics, improve data gathering, and grow cognitive applications. In order to keep pace with the industry and prepare for a cloud-enabled future, insurance carriers should prioritize migrating their existing systems to the cloud and launch new applications off-site.

●	Product Development. Economic and technological changes create the need for new types of coverage, revamped policies, and alternative distribution platforms; adaptation of this, however, has been slow within the insurance industry. Siloed business lines, legacy processes, and regulatory considerations hinder the rapid and agile product development needed within this highly competitive landscape. Accordingly, insurers would benefit by focusing on creating hybrid policies that cover both commercial and personal risks. They could also supply on-demand coverage options, which provide greater control to customers for their policy terms and time frames. Furthermore, novel and unique micro-experiences could become the foundation for digital expansion as agencies are distinguished by the niche markets they sell to and can better service versus their peers. Digital content campaigns and user interfaces targeting specialized prospects and customer segments are expected to continue to expand. These micro-experiences could allow agencies to have access to a market that can quote, bind, and service insurance online, and where they are focused on commercial lines and specialty insurance for niche markets. In such a scenario, they may be able to offer new opportunities for agencies to expand quickly via digital building blocks that can be easily integrated into existing business and/or workflows.

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●	Talent. Overlapping with expanding technologies and product development, insurance companies are increasing their staff, specifically in the areas of analytics and technology (where talent is increasingly scarce). Additionally, the expanded use of robotic process automation and artificial intelligence (AI), could reinvent or eliminate a broad spectrum of insurance job functions, giving way to personnel’s need to take on more complicated responsibilities. This is likely to require retraining to learn the needed skills to function within a digital-first organization. Specifically, insurers may need to modify job descriptions as well as retrain their current staff to develop a group of professionals whose work is improved by emerging technologies and where they can focus on higher-value, strategic roles. Simultaneously, insurance carries could transition operations to accommodate a more flexible and virtual workforce. Insurance carriers should further focus on scaling up efforts to retain and employ methods that are most productive for its long-term employees as a way to keep institutional knowledge and industry experience in-house (perhaps beyond anticipated retirement).

●	Regulation. Regulation will continue to play a significant role in the operations and development of the insurance industry, with three high-priority compliance issues (each with global and domestic implications) facing insurers:

○	Market conduct. “Best interest” standards are being considered at both the federal and state levels to protect consumers who purchase annuities and life insurance. Due to this, insurers should seek to review and adjust their compliance structures to accommodate what could turn into a patchwork oversight system. One possibility could be to integrate new technologies that would allow for continual oversight and management of the sales process.

○	Cyber risk. With New York State’s new cybersecurity regulations, insurers are facing compliance deadlines, which have formed the basis of a nationwide model law developed by the National Association of Insurance Commissioners. Going forward, the spotlight is likely to be on how insurers plan to manage third-party risks, given so much importance has been placed on migrating policyholder data and software systems to external hosts.

○	Privacy oversight. Privacy is both a data-security and reputational risk issue given the European Union’s General Data Protection Regulation (GDPR) having been implemented along with similar standards set to be imposed in California. Equally as important is how data can be used moving forward, specifically when it comes to disclosure and consumer signoff. In addition to legal and IT experts, insurers should include multiple stakeholders in its compliance efforts. Over the longer term, carriers may reexamine how the vast amounts of alternative data at their disposal may be leveraged for the mutual benefit not only for the carriers but their policyholders, while simultaneously remaining compliant with domestic and global regulations.

●	Taxes. The global trend has been to lower corporate income tax rates, with a recent report from the Organization for Economic Co-operation and Development citing significant tax reform packages enacted in Argentina, France, Latvia, and the U.S., with other countries introducing more disjointed reforms. U.S. insurers continue to focus on adapting to the changes introduced in the Tax Cuts and Jobs Act of 2017. The U.S. Department of the Treasury and the Internal Revenue Service (IRS) have issued final and proposed guidance on certain important, newly enacted provisions, such as the application of the base erosion and anti-abuse tax to reinsurance, as well as the taxation of foreign operations owned by U.S. taxpayers. Additional guidance could be imminent on many other important provisions, including how the new loss carryover rules will fit with the old rules in the context of consolidated returns.

While the industry may need to address internal and external pressures, the impact from these issues will continue to fall within the individual insurer. Thus, since insurers control their own destinies, potentially the most significant factor is likely to be how committed and prepared insurers are to quickly adjust to changes in the economy, society, and technology, and respond accordingly.

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Online Insurance and 5MinuteInsure

In August 2021, we launched 5MinuteInsure.com, which is a licensed online insurance agency that utilizes state of the art digital technology and seek to use this platform to develop business in the online insurance business which we believe represents an underutilized opportunity.

We estimate that a mere 10% of the multibillion-dollar personal home and auto insurance market is now online. Moreover, the current insurance purchasing processes is time consuming and lacks transparency. Most of the current online sites are simply lead generators, which result in false insurance quotes, constant spam and aggressive sales pitches. We believe consumers are looking for an online platform that will replicate the services they could obtain from a traditional brick and mortar insurance agency, thus driving business toward the online site as we all migrate to online in this post COVID world.

Another key benefit to online insurance is the ability to combine seamlessly with electronic capabilities in processing, such as 5MinuteInsure.com’s proprietary backend processing technology to support our traditional agency business. 5MinuteInsure.com will be used internally by all the Reliance Global Group affiliated agencies to offer more products to our existing client base. By implementing artificial intelligence, robotic process automation and automatic shopping for best rates at renewals, we believe we can dramatically reduce costs, and allow our agents to focus on selling new policies, creating a digitally empowered and scalable insurance agency model.

Specific benefits of the 5MinuteInsure.com platform include:

● First, a simplified application process

● Second, 5MinuteInsure.com has real-time connections with over 15 top-rated insurance companies, which allows consumers to transparently compare real live quotes from multiple insurers side-by-side.

● Third, 5MinuteInsure.com provides instant accurate coverage recommendations for home and auto insurance, providing consumers confidence they are not under or over-insured.

● Fourth, 5MinuteInsure.com provides in-house insurance buying and policy binding capabilities, meaning no redirection to other websites and the ability to finalize purchases on 5MinuteInsure.com in as little as five minutes.

● Fifth, coming soon is 5MinuteInsure’s free and secure account enables 24/7 access to previous quotes, policies and other documents.

● And finally, when it’s time for a policy renewal, 5MinuteInsure.com can automatically populate the best offers in the market before their policy expires.

Thus, we believe in the specific benefits of the online insurance business, and we believe that 5MinuteInsure.com provides the platform to transform this segment of the industry.

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Insurance M&A Overview

The solid growth within the insurance agency market has resulted in strong mergers and acquisition (M&A) activity within this sector. Mergers and acquisitions from insurance agents and brokers broke records in 2021. The insurance distribution industry continues to prove its resiliency even with low activity in Q1 2021. Transactions in Q4 2021 numbered 384, an increase from the same period in 2020, and total deals for 2021 were 1,034, nearly 30% higher than what was recorded in 2020. (Source: Optis Partners Agent & Broker 2021 Year-end Merger & Acquisition Report).

(Source: Optis Partners 2021 Year End M&A Report)

2021 at a glance (Source: Deloitte’s 2021 midyear insurance M&A outlook, 2021):

● Number of deals year-to-date (YTD) is up 18%.

● With current deal volume (all three sectors), 2021 may outpace calendar year 2020 (annualizing 335 compared with 620 for 2020).

● Aggregate deal value YTD is about 4x higher compared with 2020 YTD—higher than in full calendar year 2020.

– Driven by some large deals (three large ones in L&A)

● Also, average deal value YTD is higher than 2020 YTD.

– Driven by some large deals (three large ones in L&A)

– YTD 2020 was the start of the pandemic, so deal activity was expected to pause

● Broker transactions remain strong in terms of average deal value and number of deals.

The COVID-19 crisis may have an impact on the insurance industry for quite some time. Some factors to consider are:

Strain on investment portfolios – Insurance companies rely on their investment portfolios to generate returns. Markets have been in turmoil and, as a result, insurers’ investment portfolios may be significantly impacted. Additionally, interest income revenue streams may quickly dry up as interest rates continue to drop.

Delayed payments – Regulators are urging insurance companies to accept late premium payments with no penalty, putting a strain on cash flow. Despite liquidity being impacted, insurance companies are still being expected to pay out claims.

Decreased premium volume – Full or partial closing of businesses coupled with social distancing has led to decreased demand for insurance. Lower payroll levels lead to lower payroll-based premiums, such as those in workers’ compensation, and an uptick in layoffs results in fewer people buying houses, cars, and other insurable purchases. A decrease in premium volume means a decrease in income for insurers.

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Coverage disputes – Pandemics are generally excluded from insurance policy coverage and therefore policy premium has not included the necessary charges to provide such coverage. A number of states are attempting to legislate to force insurance companies to provide insurance coverage for business interruption and other losses for claims resulting from the COVID-19 pandemic. There is uncertainty regarding which party will ultimately incur the additional cost for these adjustments.

We cannot presently estimate the full financial impact of the unprecedented COVID-19 pandemic on our business or predict the related federal, state and local civil authority actions, which are highly dependent on the severity and duration of the pandemic; however, we see opportunities which may arise as to changes in the markets. Due to the uncertainties associated with the COVID-19 pandemic and the indeterminate length of time it will affect, we have taken proactive measures to secure our liquidity position to be able to meet our obligations for the foreseeable future.

Directors, Executive Officers and Corporate Governance

Listed below are the names of the directors and executive officers of the Company, their ages as of the date of this Form S-1, their positions held, and all commenced service with the Company as follows: Ezra Beyman, Alex Blumenfrucht and Yaakov Beyman – 2018; Scott Korman and Ben Fruchtzweig – 2019 and Sheldon Brickman - 2020.

Name	Age	Position(s) Held
Ezra Beyman	66	Chairman of the Board and Chief Executive Officer
Alex Blumenfrucht	33	Director
William Lebovics	38	Chief Financial Officer
Yaakov Beyman	39	Executive Vice President, Insurance Division
Scott Korman	66	Director and Chair of the Compensation Committee and Member of the Audit and Nominating and Governance Committees
Ben Fruchtzweig	58	Director and Chair of the Audit Committee and Member of the Compensation and Nominating and Governance Committees (and Audit Committee Financial Expert)
Sheldon Brickman	56	Director and Chair of the Nominating and Governance Committee and Member of the Audit and Compensation Committees

Ezra Beyman:

2018 – Present: CEO of Reliance Global Group, Inc.

1985- Present: Chairman of Reliance Global Holdings, LLC and Affiliates

Ezra Beyman has served as the Chairman of our Board of Directors and our Chief Executive Officer since 2018. Mr. Beyman is the central force leading the success and growth of Reliance Global Holdings and RELI. Drawing on his nearly three decades of entrepreneurial experience in real estate and ten years in insurance, he has set his vision and acuity on one integrated goal: integrity and success. At one point in time Mr. Beyman’s portfolio of commercial and residential properties comprised of approximately 40,000 units, as well as several insurance companies. In 1985, he founded a small mortgage broker, together with his wife, which he operated in his basement. From there, his company rapidly grew into a dynamic force on the market. By 2008, he owned the third largest licensed mortgage brokerage in the U.S., having acquired numerous mortgage companies in the interim. He also expanded to real estate acquisition, having grown his portfolio to over three billion dollars. In expanding his investments, Mr. Beyman began exploring opportunities in other markets, acquiring several insurance agencies in both Florida and New Jersey. His latest venture includes entering the domains of warrantee and insurance carriers. Raised in the New York metropolitan area, Mr. Beyman spent his secondary and post-secondary school years at Mesivta Tifereth Yerushalayim, where he advanced his analytic abilities while mastering various areas of Talmudic studies, earning a position as one of the closest students of the Dean. He earned his First Talmudic degree in 1975. From early in his career, Mr. Beyman has worked closely with his wife, whom he made an equal equity partner in all his enterprises in 2009. He is now seeking to grow their enterprise in the post-recession era to peaks surpassing their previous successes. The Board determined that Mr. Beyman’s business experience makes him an ideal director for the Company.

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Alex Blumenfrucht:

2018 – May 2022: CFO of Reliance Global Group, Inc.

2015 – 2018: Audit senior at Deloitte and Touché.

Alex Blumenfrucht has served as member of our board of directors and our Chief Financial Officer since 2018. Mr. Blumenfrucht serves as the Chief Financial Officer (CFO) of RELI and also serves as the CFO at Reliance Global Holdings. Prior to joining Reliance Global Holdings, Mr. Blumenfrucht served as an Audit & Assurance Professional at Deloitte & Touché, LLP where he successfully led audit teams on both public and privately held corporations. Mr. Blumenfrucht’s extensive experience in internal control, financial analysis, and reporting for both private and publicly traded companies is central to the Company’s management of finances, reporting, and controls and makes him an ideal director.

William Lebovics

June 1, 2022 – Present CFO of Reliance Global Group, Inc.

2021-2022 Director of Business Development, IDT Corporation

Effective June 1, 2022, Reliance Global Group, Inc. (the “Company”) appointed William Lebovics to serve as Chief Financial Officer (CFO). Prior to joining the Company, Mr. Lebovics served as Director of Business Development at IDT Corporation (NYSE: IDT), from 2021-2022, where he worked closely with Chairman Howard Jonas on two new lines of business for the company. From 2019-2021, Mr. Lebovics served as Finance Manager of IDW Media Holdings (NYSE: IDW) where he was responsible for dealing with financial reporting, financing, and M&A, as well as other finance related operations. From 2016-2018 Mr. Lebovics was Partner and Product Owner of a mobile tech company overseen by T5 Capital. Mr. Lebovics brings extensive corporate finance experience, including prior roles as a Portfolio Manager of Alternative Investments at Nippon Life Global Investors and as a Real Estate Consultant in PwC’s Real Assets Group. Mr. Lebovics has an MS in Accounting from Fairleigh Dickenson University, an MS in Real Estate with a concentration in Finance and Investment from NYU, and a BS in Business Management from Touro College. In connection with his appointment, Mr. Lebovics will receive an annual salary of $250,000.

Yaakov Beyman:

2018 – Present: Executive VP of Insurance Division, Reliance Global Group, Inc.

2012 – 2018: Executive VP of Insurance Division, Empire Insurance Holdings

Yaakov Beyman has served as the Executive Vice President of the Insurance Divisions since 2018. Mr. Beyman oversees the insurance operations of Reliance Global Holdings. He works from a platform that includes both strategizing the future vision of the insurance division and developing and implementing operational tools on a more granular level to grow the various insurance businesses. In his role as a strategist, Mr. Beyman has mapped a clear future: expand the various insurance products that RELI offers both geographically and in category. On the more hands-on level, Mr. Beyman (who holds insurance licenses in most of the continental U.S.) is heavily involved in marketing, maintaining state of the art technological models, financial management and distribution, and entity creation and maintenance. Combining his roles as the idea-generator and implementer, he is well-equipped to take the lead role in growing the Company.

Scott Korman:

Joined Board in 2019

1984 – Present: President of Nashone, Inc

2019 – Present: CEO, Illumina Radiopharmaceuticals LLC

Scott Korman, 66, currently serves as President of Nashone, Inc., a private equity firm, which he founded in 1984. In this role, Mr. Korman is involved in financial advisory, M&A, and general management assignments. He is a founder and Managing Member and CEO of Illumina Radiopharmaceuticals LLC, CEO of Red Mountain Medical Holdings, Inc. Mr. Korman previously served as Chairman of Da-Tech Corporation, a Pennsylvania based contract electronics manufacturer and as Chairman and CEO of Best Manufacturing Group LLC, a leading manufacturer and distributor of uniforms, napery, service apparel, and hospitality and healthcare textiles. Mr. Korman also served as President and CEO of Welsh Farms Inc., a full-service dairy processor and distributor of milk, ice cream mix and ice cream products. Mr. Korman received a B.S. degree in Economics from the University of Pennsylvania Wharton School. He has served as a member of the Board of Directors of Tofutti Brands, Inc. since December 2011, and advises companies including Damina Advisors, CFO Squad, Beis Capital LLC and Cinch Delivers LLC. He also serves on the boards of various not-for-profit groups. The Board determined that Mr. Korman’s business experience makes him an ideal director for the Company.

Ben Fruchtzweig:

Joined Board in 2019

2013 – Current: Mosdos Beis Abba

Ben Fruchtzweig, 58, brings decades of executive experience in accounting and financial services. He has served as Chief Comptroller/Financial Analyst at national financial services and investment companies. He received his NYS C.P.A license in 1987 and has worked at Deloitte Haskins and Sells and other leading accounting firms. Currently, Mr. Fruchtzweig lectures on a variety of topics including business ethics. He also serves on a voluntary basis as a trustee of a non-profit private foundation, which serves to provide the needed financial support, services and guidance to qualifying individuals and families. Mr. Fruchtzweig graduated Magna Cum Laude from Queens College/ C.U.N.Y. in June 1985. The Company’s Board believes that his strong accounting and finance background makes him a strong director.

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Sheldon Brickman:

Joined Board in 2020

2013 – Present: President of Rockshore Advisors LLC

Sheldon Brickman has over 25 years of M&A advisory and business development experience, totaling more than $40 billion in deal value. He has worked for numerous multibillion-dollar insurance carriers, including assignments for such companies as AIG, Aetna and National General. Sheldon has assisted international companies (UAE, UK, Asia and Latin America), start-up operations, and regional insurance carriers. Mr. Brickman’s experience covers the property casualty and life/health markets, including working with insurance carriers, managing general agencies, wholesalers, retailers and third-party administrators. The Board determined that Mr. Brickman’s M&A and insurance industry experience makes him an ideal director for the Company.

Family Relationships

There are no arrangements between our directors and any other person pursuant to which our directors were nominated or elected for their positions. Except for Ezra Beyman and Yaakov Beyman (father and son), there are no family relationships between any of our directors or executive officers.

Committees of the Board of Directors

Our Board has established three standing committees: an audit committee, a nominating and corporate governance committee and a compensation committee, which are described below. Members of these committees are elected annually at the regular board meeting held in conjunction with the annual stockholders’ meeting. The charter of each committee is available on our website at www.relianceglobalgroup.com, and our committee appointments are set forth above.

Audit Committee

The Audit Committee has authority to review our financial records, deal with our independent auditors, recommend to the Board policies with respect to financial reporting, and investigate all aspects of our business. All of the members of the Audit Committee currently satisfy the independence requirements and other established criteria of NASDAQ.

The Audit Committee has sole authority for the appointment, compensation and oversight of the work of our independent registered public accounting firm, and responsibility for reviewing and discussing with management and our independent registered public accounting firm our audited consolidated financial statements included in our Annual Report on Form 10-K, our interim financial statements and our earnings press releases. The Audit Committee also reviews the independence and quality control procedures of our independent registered public accounting firm, reviews management’s assessment of the effectiveness of internal controls, discusses with management the Company’s policies with respect to risk assessment and risk management and will review the adequacy of the Audit Committee charter on an annual basis.

Scott Korman, Ben Fruchtzweig and Sheldon Brickman who are our three independent directors and sit on this Committee with Korman being the Chair and Financial Expert.

Nominating and Governance Committee

The Nominating and Corporate Governance Committee has the following responsibilities: (a) setting qualification standards for director nominees; (b) identifying, considering and nominating candidates for membership on the Board; (c) developing, recommending and evaluating corporate governance standards and a code of business conduct and ethics applicable to the Company; (d) implementing and overseeing a process for evaluating the Board, Board committees (including the Committee) and overseeing the Board’s evaluation of the Chairman and Chief Executive Officer of the Company; (e) making recommendations regarding the structure and composition of the Board and Board committees; (f) advising the Board on corporate governance matters and any related matters required by the federal securities laws; and (g) assisting the Board in identifying individuals qualified to become Board members; recommending to the Board the director nominees for the next annual meeting of shareholders; and recommending to the Board director nominees to fill vacancies on the Board.

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The Nominating and Governance Committee determines the qualifications, qualities, skills, and other expertise required to be a director and to develop, and recommend to the Board for its approval, criteria to be considered in selecting nominees for director (the “Director Criteria”); identifies and screens individuals qualified to become members of the Board, consistent with the Director Criteria. The Nominating and Governance Committee considers any director candidates recommended by the Company’s shareholders pursuant to the procedures described in the Company’s proxy statement, and any nominations of director candidates validly made by shareholders in accordance with applicable laws, rules and regulations and the provisions of the Company’s charter documents. The Nominating and Governance Committee makes recommendations to the Board regarding the selection and approval of the nominees for director to be submitted to a shareholder vote at the Annual Meeting of shareholders, subject to approval by the Board.

Scott Korman, Ben Fruchtzweig and Sheldon Brickman sit on this Committee with Brickman being the Chair.

Compensation Committee

The Compensation Committee oversees our executive compensation and recommends various incentives for key employees to encourage and reward increased corporate financial performance, productivity and innovation.

The Compensation Committee is responsible for: (a) assisting our Board in fulfilling its fiduciary duties with respect to the oversight of the Company’s compensation plans, policies and programs, including assessing our overall compensation structure, reviewing all executive compensation programs, incentive compensation plans and equity-based plans, and determining executive compensation; and (b) reviewing the adequacy of the Compensation Committee charter on an annual basis. The Compensation Committee, among other things, reviews and approves the Company’s goals and objectives relevant to the compensation of the Chief Executive Officer, evaluate the Chief Executive Officer’s performance with respect to such goals, and set the Chief Executive Officer’s compensation level based on such evaluation. The Compensation Committee also considers the Chief Executive Officer’s recommendations with respect to other executive officers and evaluates the Company’s performance both in terms of current achievements and significant initiatives with long-term implications. It assesses the contributions of individual executives and recommend to the Board levels of salary and incentive compensation payable to executive officers of the Company; compares compensation levels with those of other leading companies in similar or related industries; reviews financial, human resources and succession planning within the Company; recommend to the Board the establishment and administration of incentive compensation plans and programs and employee benefit plans and programs; recommends to the Board the payment of additional year-end contributions by the Company under certain of its retirement plans; grants stock incentives to key employees of the Company and administer the Company’s stock incentive plans; and reviews and recommends for Board approval compensation packages for new corporate officers and termination packages for corporate officers as requested by management.

Scott Korman, Ben Fruchtzweig and Sheldon Brickman sit on this Committee with Fruchtzweig being the Chair.

Board Leadership Structure and Role in Risk Oversight

Although we have not adopted a formal policy on whether the Chairman and Chief Executive Officer positions should be separate or combined, we have traditionally determined that it is in the best interests of the Company and its shareholders to partially combine these roles. Due to the small size of the Company, we believe it is currently most effective to have the Chairman and Chief Executive Officer positions partially combined.

Our Board is primarily responsible for overseeing our risk management processes. The Board receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding the Company’s assessment of risks. The Board focuses on the most significant risks facing the Company and our general risk management strategy, and also ensures that risks undertaken by us are consistent with the Board’s risk parameters. While the Board oversees the Company, our management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing the Company and that our board leadership structure supports this approach.

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Compliance with Section 16(a) of the Exchange Act

Section 16(a) of Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Commission initial statements of beneficial ownership, statements of changes in beneficial ownership and annual statement of changes in beneficial ownership with respect to their ownership of the Company’s securities, on Form 3, 4 and 5 respectively. Executive officers, directors and greater than 10% shareholders are required by the Securities and Exchange Commission regulations to furnish our Company with copies of all Section 16(a) reports they file.

The Company does not report on compliance with Section 16(a).

Executive Compensation

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards (Unvested) ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings	All other compensation ($)	Total ($)
Ezra Beyman,	2021	228,000	30,000	-	-	-	-	-	258,000
CEO	2020	52,000	-	-	-	-	-	-	52,000

Alex Blumenfrucht,	2021	205,000	30,000	-	-	-	-	-	235,000
CFO	2020	190,000	10,000	-	-	-	-	-	200,000

Yaakov Beyman, EVP	2021	190,000	30,000	-	-	-	-	-	220,000
Insurance	2020	190,000	-	-	-	-	-	-	190,000

Joel Markovits,	2021	113,820	-	25,000	-	-	-	-	138,820
CAO	2020	-	-	-	-	-	-	-	0

(1)	Each option grant is for 23,333 options, each valued at $321,400.

(2)	Bonuses have not been paid as of 1/17/2022

There are no employees that receive compensation from Reliance Global Holdings, or another affiliate. Alex Blumenfrucht, CFO, and Yaakov Beyman, EVP Insurance Division, have each received 23,333 stock options on September 3, 2019 subject to vesting terms over a period of 3 years. Currently, there are no compensation agreements for executive officers aside for verbal agreements as noted below.

Name	Position	Date	Salary (Annual)	Stock awards ($)	Un-exercisable Option awards (# of Shares)
Ezra Beyman	CEO	01/01/2022	$300,000	-	-
Alex Blumenfrucht	CFO	01/01/2022	$250,000	-	-
Yaakov Beyman	EVP, Insurance	01/01/2022	$220,000	-	-

During the year ended December 31, 2019, the Company adopted the Reliance Global Group, Inc. 2019 Equity Incentive Plan (the “Plan”) under which options exercisable for shares of common stock have been or may be granted to employees, directors, consultants, and service providers. A total of 700,000 shares of common stock are reserved for issuance under the Plan. At December 31, 2019, there were 470,167 shares of common stock reserved for future awards under the Plan. The Company issues new shares of common stock from the shares reserved under the Plan upon exercise of options.

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The Plan is administered by the Board of Directors (the “Board”). The Board is authorized to select from among eligible employees, directors, and service providers those individuals to whom options are to be granted and to determine the number of shares to be subject to, and the terms and conditions of the options. The Board is also authorized to prescribe, amend, and rescind terms relating to options granted under the Plan. Generally, the interpretation and construction of any provision of the Plan or any options granted hereunder is within the discretion of the Board.

The Plans provide that options may or may not be Incentive Stock Options (ISOs) within the meaning of Section 422 of the Internal Revenue Code. Only employees of the Company are eligible to receive ISOs, while employees, non-employee directors, consultants, and service providers are eligible to receive options which are not ISOs, i.e. “Non-Statutory Stock Options.” The options granted by the Board in connection with its adoption of the Plan were Non-Statutory Stock Options.

The fair value of each option granted is estimated on the grant date using the Black-Scholes option pricing model or the value of the services provided, whichever is more readily determinable. The Black-Scholes option pricing model takes into account, as of the grant date, the exercise price and expected life of the option, the current price of the underlying stock and its expected volatility, expected dividends on the stock and the risk-free interest rate for the term of the option.

Director Compensation

The table below shows the compensation paid to our non-employee directors during 2021 and 2020.

Name	Fees earned or paid in cash	Stock awards ($)	Un-exercisable Option awards (# of Shares)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)*	Total (# of Restricted Shares)
Ben Fruchtzweig	2020	-	-	-	-	-	-
Director	2021	-	-			$22,500	-
Scott Korman	2020
Director	2021	-	-			$22,500	-
Sheldon Brickman	2020	$4,138	4,083	-	-	-	4,083
Director	2021	-	-			$22,500	-

*Directors receive a monthly fee of $2,500 as of 12/31/21

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Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth certain information concerning the ownership of our common stock as of June 29, 2022 with respect to: (i) each person known to us to be the beneficial owner of more than five percent of our common stock; (ii) all directors; (iii) all named executive officers; and (iv) all directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has voting or investment power with respect to such shares. Shares of common stock issuable upon exercise of options or warrants as of June 29, 2022 or are exercisable within 60 days of such date are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of calculating the percentage ownership of such person but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person. Applicable percentage ownership is based on 14,614,038 shares of common stock outstanding as the date of June 29, 2022.

	Number of Shares Common	Number of Shares Preferred (Series B)***	Beneficial Ownership Percentage
10% Stockholders
Reliance Global Holdings – 300 Blvd. of the Americas, Suite 105, Lakewood, NJ 08701**	4,579,947	-	31.33%
Named Executive Officers and Directors
Ezra Beyman	4,579,947	-	31.33%
Alex Blumenfrucht	123,336	-	*
Yaakov Beyman	58,596	-	*
Sheldon Brickman	-	-	-
Scott Korman	-	-	-
Ben Fruchtzweig	3,016	-	*
All directors and executive officers as a group (6 persons)	4,764,895		32.6%

* Represents beneficial ownership of less than 1%.

** Reliance Global Holdings, LLC is an entity controlled by Ezra Beyman, CEO of the Company

In addition to the above there are 1,830,000 Warrants exercisable at $6.60 per share (balance from the IPO) and 9,779,952 Warrants exercisable at $4.09 (from the PIPE).

Transfer Agent

The transfer agent and registrar for our common stock is VStock Transfer. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, New York 11598. Its telephone number is (212) 828-8436.

Legal Proceedings.

None.

Certain Relationships and Related Transactions, and Director Independence

The following is a description of transactions since January 1, 2017 to which we were a party in which (i) the amount involved exceeded or will exceed the lesser of (A) $120,000 or (B) one percent of our average total assets at year-end for the last two completed fiscal years and (ii) any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, any of the foregoing persons, who had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other similar arrangements, which are described under “Executive Compensation.”

The Company has entered into a Loan Agreement with its Parent Company, Reliance Holdings, dated September 24, 2018. There is no term to the loan, and it bears no interest. Repayment will be made as the Company has business cash flows. The proceeds from the loan were utilized to fund the USBA Acquisition, the EBS Acquisition, and CCS Acquisition. As of December 31, 2021 the related party loan balance was $353,766.

Reliance Holdings provided $300,981 for funding of the USBA Acquisition and paid $83,162 in transaction costs on behalf of the Company.

Reliance Holdings provided $160,523 for funding the EBS Acquisition and paid $44,353 in transaction costs on behalf of the Company.

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For, the CCS Acquisition, Reliance Holdings provided $242,484 for funding of the acquisition and paid $113,247 in transaction costs on behalf of the Company. Included in the funding this acquisition is the balance of the purchase price, having a value of $120,000, that is to be paid in the form 8,889 shares of common stock in the Company. The Closing Shares are to be transferred from the shares owned by Reliance Holdings and were transferred subsequent to December 31, 2018; and as a result, is a component of Loans payables, related parties on the accompanying Consolidated Balance Sheets.

At December 31, 2021, and 2020 there was $353,766 and $4,666,520 respectively outstanding under the loan agreement.

At December 31, 2021, and 2020 Reliance Holdings owned approximately 42% and 26% respectively of the common stock of the Company.

To the best of our knowledge, during the past two fiscal years, other than as set forth above, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which the amount involved exceeds the lesser of (A) $120,000 or (B) one percent of our average total assets at year-end for the last two completed fiscal years, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest (other than compensation to our officers and directors in the ordinary course of business).

Messrs. Fruchtzweig, Korman and Brickman are “independent” directors based on the definition of independence in the listing standards of the NASDAQ Stock Market LLC (“NASDAQ”).

Policies and Procedures for Related Party Transactions

All future transactions between us and our officers, directors or five percent stockholders, and respective affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of our independent directors who do not have an interest in the transactions and who had access, at our expense, to our legal counsel or independent legal counsel.

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Options, Warrants and Convertible Securities

There are 1,695,000 warrants outstanding. As of December 31, 2021, and December 31, 2020, there were 0 and 395,640 shares of Series A Convertible Preferred Stock issued and outstanding respectively. Each share of Series A Convertible Preferred Stock shall have ten (10) votes per share and may be converted into ten (10) shares of $0.086 par value common stock. We have a stock option plan that gives us the ability to issue 700,000 options. The following options are outstanding:

Options Outstanding
Name	Position	Number of Options	Exercise Price	Grant Date	Vesting Schedule	Expiration Date
Ben Fruchtzweig	Board Member	4,083	22.70	12/9/2019	25% on the one-year anniversary of the Grant Date and 75% on the following 3 anniversaries of the Grant Date	12/9/2024
Sheldon Brickman	Board Member	4,083	13.71	8/3/2020	25% on the one-year anniversary of the Grant Date and 75% on the following 3 anniversaries of the Grant Date	8/3/2025
Scott Korman	Board Member	4,083	22.70	12/9/2019	25% on the one-year anniversary of the Grant Date and 75% on the following 3 anniversaries of the Grant Date	12/9/2024
Crystal Research	Marketing	35,000	17.14	3/14/2019	50% on the Grant Date and 50% on the one-year anniversary of the Grant Date subject to dismissal by the Company
John Lowy	Consultant	23,333	14.57	9/3/2019	20% on the one-year anniversary of the Grant Date and 40% on the following 2 anniversaries of the Grant Date	9/3/2024
Alex Blumenfrucht	CFO	23,333	14.57	9/3/2019	20% on the one-year anniversary of the Grant Date and 40% on the following 2 anniversaries of the Grant Date	9/3/2024
Yaakov Beyman	VP of Insurance	23,333	14.57	9/3/2019	20% on the one-year anniversary of the Grant Date and 40% on the following 2 anniversaries of the Grant Date	9/3/2024
Miriam Spitz	Director of Treasury Services	23,333	14.57	9/3/2019	20% on the one-year anniversary of the Grant Date and 40% on the following 2 anniversaries of the Grant Date	9/3/2024
Crescendo Communications	IR	23,333	14.57	9/3/2019	20% on the one-year anniversary of the Grant Date and 40% on the following 2 anniversaries of the Grant Date	9/3/2024

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DESCRIPTION OF SECURITIES

Preferred Stock

The Company has been authorized to issue 750,000,000 shares of $0.086 par value Preferred Stock. The Board of Directors is expressly vested with the authority to divide any or all of the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of each series so established, within certain guidelines established in the Articles of Incorporation.

As of December 31, 2021 and December 31, 2020, there were 0 and 395,640 shares of Series A Convertible Preferred Stock outstanding, respectively. Each share of Series A Convertible Preferred Stock shall have ten (10) votes per share and may be converted into ten (10) shares of $0.086 par value common stock. There are no conditions on holders’ right to convert the Preferred Stock into common stock. The holders of the Series A Convertible Preferred Stock shall be entitled to receive, when, if and as declared by the Board, out of funds legally available therefore, cumulative dividends payable in cash. The annual interest rate at which cumulative preferred dividends will accrue on each share of Series A Convertible Preferred Stock is 0%. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, before any distribution of assets of the Corporation shall be made to or set apart for the holders of the Common Stock and subject and subordinate to the rights of secured creditors of the Company, the holders of Series A Preferred Stock shall receive an amount per share equal to the greater of (i) one dollar ($1.00), adjusted for any recapitalization, stock combinations, stock dividends (whether paid or unpaid), stock options and the like with respect to such shares, plus any accumulated but unpaid dividends (whether or not earned or declared) on the Series A Convertible Preferred Stock, and (ii) the amount such holder would have received if such holder has converted its shares of Series A Convertible Preferred Stock to common stock, subject to but immediately prior to such liquidation.

Common Stock

The Company has been authorized to issue 2,000,000,000 shares of common stock, $0.086 par value. Each share of issued and outstanding common stock shall entitle the holder thereof to fully participate in all shareholder meetings, to cast one vote on each matter with respect to which shareholders have the right to vote, and to share ratably in all dividends and other distributions declared and paid with respect to common stock, as well as in the net assets of the corporation upon liquidation or dissolution.

In October 2018, Reliance Global Holdings, LLC transferred 76,823 shares of the Company’s common stock at a price of $6 per share to a non-employee of the Company for legal services provided to the Company. In November 2018, the Company issued 191,333 shares of common stock as part of the transaction discussed in Note 4.

In November 2018, Reliance Global Holdings, LLC, a related party, converted 116,667 shares of Series A Convertible Preferred Stock into 1,166,667 shares of common stock.

In November 2018, Reliance Global Holdings, LLC, a related party, transferred 5,833 shares of the Company’s common stock at a price of $15.42 per share to an employee of the Company. The transaction was accounted for as share based compensation and the Company recognized $89,950 of share-based compensation.

In November 2018, 26,903 shares of the Company’s common stock were transferred to EMA Financial LLC (“EMA”). The transfer was the result of an obligation of Ethos prior to the recapitalization (see Note 4). The Company contested this transfer as it was represented that the obligation was settled prior to the recapitalization. Subsequently, on May 2, 2019, the Company entered into a Confidential Settlement Agreement and General Release to settle its dispute with EMA. Under the terms of this settlement agreement the Company agreed to allow EMA to retain 20,177 shares of the Company’s common stock in which the Company received 6,726 of the Company’s common stock back which was subsequently cancelled. At the date of the transfer the Company’s common stock was valued at $15.21 based on its closing price. Accordingly, the Company recorded a settlement charge of $306,981 based upon the common stock retained by EMA.

In January 2019, Reliance Global Holdings, LLC, a related party, converted 63,995 shares of Series A Convertible Preferred Stock into 639,955 shares of common stock.

In February 2019, Reliance Global Holdings, LLC, a related party, converted 3,711 shares of Series A Convertible Preferred Stock into 37,113 shares of common stock.

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On May 2, 2019, the Company was to issue 33,201 shares of common stock to the members of Fortman Insurance Agency, LLC as a result of the FIS Acquisition (see Note 4). In September 2019, Reliance Global Holdings, LLC, a related party, converted 3,320 shares of Series A Convertible Preferred Stock into 33,201 shares of common stock which were immediately cancelled. The Company then issued 33,201 new shares of common stock to the members of Fortman Insurance Agency, LLC.

On July 22, 2019, the Company entered into a purchase agreement with The Referral Depot, LLC (TRD) to purchase a client referral software created exclusively for the insurance industry. The total purchase price of the software is $250,000 cash and 23,333 restricted common shares of the Company. Per the agreement the Company paid an initial payment of $50,000 at closing and the remaining $200,000 will be paid with forty-eight equal monthly payments commencing on the first anniversary of the effective date, or July 22, 2020. As of December 31, 2019, no shares related to this acquisition have been issued. The Company has recorded the 23,333 shares as common stock issuable as of December 31, 2019.

In September 2019, Reliance Global Holdings, LLC transferred its ownership in SWMT and FIS to the Company in exchange for 173,122 shares of restricted common stock.

In September 2019, the Company issued 138,843 shares of common stock to the former sole shareholder of Altruis Benefits Consulting, Inc. as a result of the ABC Acquisition (see Note 4).

In February 2021, the Company issued 2,070,000 shares of common stock through a stock offering for the purpose of raising capital. The Company received gross proceeds of $12,420,000 for the issuance of these common shares.

In February 2021, Reliance Global Holdings, LLC, a related party, converted $3,800,000 of outstanding debt into 633,333 shares of common stock. The conversion considered the fair market value of the stock on the day of conversion of $6.00 for total shares issued as a result of 633,333.

In May 2021, the Company issued 14,925 shares of common stock pursuant to the acquisition of the Kush Acquisition.

As of December 31, 2021 and December 31, 2020, there were 10,956,109 and 4,241,028 shares of Common Stock outstanding, respectively

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Stock Options

During the year ended December 31, 2019, the Company adopted the Reliance Global Group, Inc. 2019 Equity Incentive Plan (the “Plan”) under which options exercisable for shares of common stock have been or may be granted to employees, directors, consultants, and service providers. A total of 700,000 shares of common stock are reserved for issuance under the Plan. At December 31, 2021, there were 163,913 shares of common stock reserved for future awards under the Plan. The Company issues new shares of common stock from the shares reserved under the Plan upon exercise of options.

The Plan is administered by the Board of Directors (the “Board”). The Board is authorized to select from among eligible employees, directors, and service providers those individuals to whom options are to be granted and to determine the number of shares to be subject to, and the terms and conditions of the options. The Board is also authorized to prescribe, amend, and rescind terms relating to options granted under the Plan. Generally, the interpretation and construction of any provision of the Plan or any options granted hereunder is within the discretion of the Board.

The Plan provides that options may or may not be Incentive Stock Options (ISOs) within the meaning of Section 422 of the Internal Revenue Code. Only employees of the Company are eligible to receive ISOs, while employees, non-employee directors, consultants, and service providers are eligible to receive options which are not ISOs, i.e. “Non-Statutory Stock Options.” The options granted by the Board in connection with its adoption of the Plan were Non-Statutory Stock Options.

The fair value of each option granted is estimated on the grant date using the Black-Scholes option pricing model or the value of the services provided, whichever is more readily determinable. The Black-Scholes option pricing model takes into account, as of the grant date, the exercise price and expected life of the option, the current price of the underlying stock and its expected volatility, expected dividends on the stock and the risk-free interest rate for the term of the option.

The following is a summary of the stock options granted, forfeited or expired, and exercised under the Plan for the years ended December 31, 2021 and 2020 respectively:

	Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2020	233,917	$15.43	3.63	$-
Granted		-	-	-
Forfeited or expired	(70,004)	14.57	2.68	-
Exercised	-	-	-	-
Outstanding at December 31, 2021	163,913	$15.50	2.61	-

	Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2019	229,833	$15.43	3.87	$2,995,640
Granted	27,417	30.86	4.28	-
Forfeited or expired	(23,333)	33.43	4.23	-
Exercised	-	-	-	-
Outstanding at December 31, 2020	233,917	$15.43	3.63	-

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The following is a summary of the Company’s non-vested stock options as of December 31, 2021 and 2020 respectively:

	Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (Years)
Non-vested at December 31, 2020	159,542	$13.39	2.53
Granted	-	-	-
Vested	(49,732)	13.76	0.82
Forfeited or expired	(56,007)	14.57	2.68
Non-vested at December 31, 2021	53,803	$15.14	0.90

	Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (Years)
Non-vested at December 31, 2019	212,333	$15.43	4.30
Granted	27,417	30.86	4.28
Vested	(56,875)	13.39	2.53
Forfeited or expired	(23,333)	33.43	4.23
Non-vested at December 31, 2020	159,542	$13.39	2.53

For the period ended December 31, 2021, the Board did not approve any options to be issued pursuant to the Plan.

During the year ended December 31, 2020, the Board approved options to be issued pursuant to the Plan to a certain employee totaling 23,333 shares and another employee totaling 4,083. These options were granted with an exercise price greater than the market value of the common stock on the date of grant and have a contractual term of 5 years. The options vest ratably over a 4-year period through various dates in 2024 and remain subject to forfeiture if vesting conditions are not met. Compensation cost is recognized on a straight-line basis over the vesting period or requisite service period.

During the years ended December 31, 2021 and 2020, various employee terminations occurred resulting in option forfeitures of 70,004 and 23,333 respectively.

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As of December 31, 2021, the Company determined that the options granted had a total fair value of $2,541,360, which will be amortized in future periods through February 2024. During the year ended December 31, 2021, the Company recognized $576,160 of compensation expense relating to the stock options granted to employees, directors, and consultants. As of December 31, 2021, unrecognized compensation expense totaled $195,746 which will be recognized on a straight-line basis over the vesting period or requisite service period through February 2024.

The intrinsic value is calculated as the difference between the market value and the exercise price of the shares on December 31, 2021. The market value as of December 31, 2021 was $6.44 based on the closing bid price for December 31, 2021.

As of December 31, 2020 the Company determined that the options granted had a total fair value of $3,386,156. During the year ended December 31, 2020, the Company recognized $1,304,401 of compensation expense relating to the stock options granted to employees, directors, service providers and consultants. As of December 31, 2020, unrecognized compensation expense totaled $1,034,381.

The intrinsic value is calculated as the difference between the market value and the exercise price of the shares on December 31, 2020. The market values as of December 31, 2020 was $6.43 based on the closing bid price for December 31, 2020.

The Company estimated the fair value of each stock option on the grant date using a Black-Scholes option-pricing model. Black-Scholes option-pricing models require the Company to make predictive assumptions regarding future stock price volatility, recipient exercise behavior, and dividend yield. The Company estimated the future stock price volatility using the historical volatility over the expected term of the option. The expected term of the options was computed by taking the mid-point between the vesting date and expiration date. The following assumptions were used in the Black-Scholes option-pricing model, not accounting for the Reverse Split:

	Year Ended December 31, 2021	Year Ended December 31, 2020
Exercise price	$0.16 - $0.26	$0.16 - $0.39
Expected term	3.25 to 3.75 years	3.25 to 3.75 years
Risk-free interest rate	0.38% - 2.43%	0.26% - 2.43%
Estimated volatility	293.07% - 517.13%	293.07% - 517.13%
Expected dividend	-	-
Option price at valuation date	$0.12 - $0.27	$0.12 - $0.31

Warrants

As a part of the Company’s February 2021 offering, the Company issued 2,070,000 Series A Warrants. These warrants are classified as equity warrants because of provisions, pursuant to the warrant agreement, that permit the holder obtain a fixed number of shares for a fixed monetary amount. The warrants are standalone equity securities that are transferable without the Company’s consent or knowledge. The warrants were recorded at a value per the offering of $0.01. The warrants may be exercised at any point from the effective date until the 5-year anniversary of issuance and are not subject to standard anti-dilution provisions. The Series A Warrants are exercisable at a per share exercise price equal to 110% of the public offering price of one share of common stock and accompanying Series A Warrant, $6.00.

Securities Offered in this Offering

We are offering 4,889,988.67 (at the assumed price of $4.09) shares of common stock and Series B Warrants. The description of our common stock is set forth above in this section. The following summary of certain terms and provisions of the warrants offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the forms of warrant, which is filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the form of warrant. We do not have a price as of yet so we cannot disclose the amounts of warrants outstanding following the offering, and none were available pre offering. The exercise price is 100% of the offering price for the Series B Warrants.

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Exercisability. The warrants are exercisable at any time after their original issuance and at any time up to the date that is five years after their original issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of Common Stock underlying the warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of Common Stock purchased upon such exercise. If a registration statement registering the issuance of the shares of Common Stock underlying the warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the warrant. No fractional shares of Common Stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation. A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Exercise Price. The exercise price per share of common stock purchasable upon exercise of the warrants is $4.09 per share or 100% of the offering price for each share of common stock and accompanying Series B Warrants in this offering. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent.

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Exchange Listing. We will apply for the listing of the Series B Warrants offered in this offering on The NASDAQ Capital Market under the symbol “RELIX”. No assurance can be given that such listing will be approved or that a trading market will develop.

Warrant Agent. The warrants will be issued in registered form under a warrant agency agreement between VStock Transfer, LLC, as warrant agent, and us. The warrants shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Fundamental Transactions. In the event of a fundamental transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holder of a warrant does not have the rights or privileges of a holder of our Common Stock, including any voting rights, until the holder exercises the warrant.

Governing Law. The warrants and the warrant agency agreement are governed by New York law.

Common Stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described above in this section of this prospectus.

Transfer Agent

The transfer agent and registrar for our common stock is VStock Transfer. The transfer agent’s address is 18 Lafayette Place, Woodmere, New York 11598 and its telephone number is (212) 828-8436.

Listing

Our common stock is quoted on the NASDAQ under the symbol “RELI” and our Series A Warrants under the symbol “RELIW”.

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PRIVATE PLACEMENT OF COMMON STOCK, PREFERRED STOCK AND WARRANTS

On December 22, 2021, the Company entered into a securities purchase agreement (“Purchase Agreement”) with several institutional buyers (the “Buyers”) for the purchase and sale of (i) warrants (the “Series B Warrants”) to purchase an aggregate of up to 9,779,952 shares of the Company’s common stock, par value $0.086 per share (the “Common Stock”), (ii) an aggregate of 2,670,892 shares of Common Stock (the “Common Shares”), and (iii) 9,076 shares (the “Preferred Shares”) of the Company’s newly-designated Series B convertible preferred stock, par value $0.086 per share (the “Series B Preferred”), with a stated value of $1,000 per share, initially convertible into an aggregate of 2,219,084 shares of Common Stock at a conversion price of $4.09 per share in a private placement (the “Private Placement”). The aggregate purchase price for the Common Shares, the Preferred Shares and the Warrants is approximately $20,000,000.

Each Buyer shall receive Series B Warrants that are exercisable into a number of shares of Common Stock equal to 200% of the sum of the (i) Common Shares to be issued to such Buyer at the closing, and (ii) Conversion Shares initially issuable upon conversion of the Preferred Shares to be issued to such Buyer at the closing, at the initial $4.09 conversion price.

The purchase price per Common Share and accompanying Series B Warrants is $4.09. The purchase price per Preferred Share and accompanying Series B Warrants is $1,000.

The consummation of the transactions contemplated by the Purchase Agreement is subject to customary closing conditions.

The Series B Preferred will be convertible into Common Stock at the election of the holder at any time at an initial conversion price of $4.09 (the “Conversion Price”). The Conversion Price is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like. No dividends will be payable on the Series B Preferred, except that holders of Series B Preferred would be entitled to receive any dividends paid on account of the Common Stock, on an as-converted basis. The holders of Series B Preferred have no voting rights on account of the Series B Preferred, other than with respect to certain matters affecting the rights of the Series B Preferred.

The Series B Warrant has an exercise price of $4.09 per share, subject to customary adjustments for stock dividends, stock splits, reclassifications and the like, and subject to price-based adjustment, on a “full ratchet” basis, in the event of any issuances of Common Stock, or securities convertible, exercisable or exchangeable for, Common Stock at a price below the then-applicable exercise price (subject to certain exceptions, including a floor price of $3.84 per share of Common Stock, until the Company has received shareholder approval for the sale of securities in the Private Placement). The Series B Warrant will be exercisable commencing on the date of issuance, and will expire five years from the date of issuance.

Pursuant to the terms of the Purchase Agreement, at the closing of the Private Placement, the Company will enter into a registration rights agreement (the “Registration Rights Agreement”) with the Buyer to register the Common Shares and the shares of Common Stock underlying the Series B Warrants and Series B Preferred Shares.

The Common Shares, the Series B Warrant and underlying shares and the Series B Preferred Shares and underlying shares (the “Securities”), each to be issued by the Company pursuant to the Purchase Agreement, have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company is relying on the private placement exemption from registration provided by Section 4(a)(2) of the Securities Act and by Rule 506 of Regulation D, and in reliance on similar exemptions under applicable state laws. No form of general solicitation or general advertising was conducted in connection with the issuance. The Securities contain (or will contain, where applicable) restrictive legends preventing the sale, transfer, or other disposition of such securities, unless registered under the Securities Act, or pursuant to an exemption therefrom. The disclosure contained in this Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company, and is made only as required under applicable rules for filing current reports with the Commission.

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The Company engaged EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”) as the Company’s placement agent for the Private Placement pursuant to a Placement Agent Agreement (the “PAA”) dated as of December 22, 2021. Pursuant to the PAA, the Company agreed to pay EF Hutton a cash placement fee equal to 8.0% of the gross proceeds of the Private Placement, an additional cash fee equal to 2.0% of the gross proceeds raised by the Company in the offering for non-accountable expenses, and also agreed to reimburse EF Hutton up to $70,000 for accountable expenses, including legal fees and expenses. In addition, EF Hutton will receive warrants to purchase up to 244,499 shares of Common Stock, which is equal to 5.0% of the total number of shares of Common Stock (including upon conversion of the Preferred Shares) issued in the Private Placement, at an exercise price of $4.09 per share (the “Representative Warrants”). The Representative Warrants are exercisable six (6) months after the date of the closing and expire five (5) years after such closing. The Representative Warrants will be initially exercisable at a price per share equal to the exercise price of the Warrants issued in the Private Placement. Subject to FINRA Rule 5110, the Placement Agent will be entitled to the same registration rights as the Buyers in the Private Placement. The Representative Warrants may be exercised in whole or in part, shall provide for “cashless exercise”, and shall provide for customary anti-dilution protection for stock splits, combinations and the like.

On January 4, 2022, pursuant to that certain Securities Purchase Agreement, dated as of December 22, 2021, by and among the Company and the investors party thereto (each an “Other Holder”, and together with the Holder, the “Holders”) (the “Securities Purchase Agreement”), the Company issued to the Holder, among other things, shares (the “Existing Common Shares”) of common stock, par value $0.086 per share (the “Common Stock”). On January 11, 2022, pursuant to a certain Purchase Agreement, between the Company and Medigap, Inc. an aggregate of 606,037 shares were issued to Medigap as part of the purchase price for the assets of Medigap purchased thereunder by the Company. On January 31, 2022, the Company received a deficiency notification from Nasdaq regarding the issuance of shares of its common stock to the sellers in closing of the January 10, 2022 Medigap acquisition, which Nasdaq determined to aggregate with its shares of common stock issued in the Company’s January 6, 2022 private placement in violation of Nasdaq Listing Rule 5635(a). The Company provided Nasdaq with a remediation plan which was accepted by Nasdaq as previously disclosed.

Pursuant to this plan of remediation, the Holders have entered into Exchange Agreements with the Company pursuant to which they have exchanged a total of 2,670,892 shares of Company common stock for 2,670,892 Series C Warrants and 1,222,498 Series D Warrants. Medigap has also entered into an exchange agreement with the Company pursuant to which Medigap has exchanged 606,037 shares of common stock issued to it for 606,037 Series C Warrants. The Series C Warrants are exercisable into Company common stock on a one-for-one basis immediately upon effectiveness of shareholder approval of the January 4, 2022 financing and January 11, 2022 Medigap transaction. Nine shareholders constituting a majority of the issued and outstanding shares of the Company signed a written consent approving the January 4, 2022 financing and January 11, 2022 Medigap transaction on March 18, 2022, which shall become effective on the 20th calendar day subsequent to filing a Definitive Schedule 14C for which the Preliminary Schedule 14C shall be filed on or before April 1, 2022.

On May 18, 2022, the Company received a letter from the Nasdaq that based upon confirmation from the Company that the shareholder approval of its January 2022 financing and Medigap acquisition is effective as of May 18, 2022 (20 calendar days after the mailing of its Definitive Schedule 14C to its shareholders), that the Company is now in compliance with Listing Rule 5635(d), and the matter is now closed, and the shares which were exchanged for the Series C Warrants have now been reexchanged into shares of common stock of the Company.

The foregoing summaries of the terms of the Purchase Agreement, the Certificate of Designation for the Series B Preferred, the Series B Warrant, the Registration Rights Agreement, Exchange Agreements and the Asset Purchase Agreement are subject to, and qualified in their entirety by, such documents, which are incorporated herein by reference.

The representations, warranties and covenants contained in the Purchase Agreement and Asset Purchase Agreement were made solely for the benefit of the parties each respective agreements and may be subject to limitations agreed upon by the contracting parties. In addition, such representations, warranties and covenants (i) are intended as a way of allocating the risk between the parties to each respective agreement and not as statements of fact, and (ii) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. Accordingly, the Purchase Agreement and Asset Purchase Agreement are filed with this report only to provide investors with information regarding the terms of the applicable transactions, and not to provide investors with any other factual information regarding the Company. Stockholders should not rely on the representations, warranties and covenants or any descriptions in each such agreement as characterizations of the actual state of facts or condition of the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the dates of the Purchase Agreement of Asset Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those previously issued to the selling stockholders and those issuable to the selling stockholders upon exercise of the warrants and conversion of the Series B Preferred Stock, as applicable. For additional information regarding the issuance of the common stock, warrants, and Series B Preferred Stock, see “Private Placement of Common Stock, Preferred Stock and Warrants” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the common stock, Series B Preferred Stock and warrants issued pursuant to the Securities Purchase Agreement, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, based on their respective ownership of shares of common stock and warrants, as of June 29, 2022, assuming exercise of the warrants held by each such selling stockholder on that date but taking account of any limitations on exercise set forth therein.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders and does not take in account any limitations on exercise of the warrants set forth therein.

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In accordance with the terms of a registration rights agreement with the holders of the common stock, Series B Preferred Stock and warrants, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued pursuant to the Securities Purchase Agreement, (ii) the number of shares of common stock into which the Series B Preferred Stock is convertible, and (iii) 200% of the maximum number of shares of common stock issued or issuable pursuant to the Warrants, in each case, determined as if the outstanding warrants were exercised in full (without regard to any limitations on exercise contained therein) as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Registrable Securities means the sum of (i) the number of Common Shares issued pursuant to the Securities Purchase Agreement, (ii) the number of Conversion Shares into which the Preferred Stock is convertible, and (iii) 200% of the maximum number of Series B Warrant Shares issuable upon exercise of the Series B Warrants (assuming for purposes hereof that any such exercise shall not take into account any limitations on the exercise of the Series B Warrants set forth in the Series B Warrants or conversion of the Preferred Stock), all subject to adjustment as provided in Section 2(d) and/or Section 2(f).

Under the terms of the warrants and the preferred stock, as applicable, a selling stockholder may not exercise the warrants to the extent (but only to the extent) such selling stockholder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed the applicable ownership percentage limitation (either 4.99% or 9.99%, which we refer to herein as the “blocker”) of the outstanding shares of the Company set forth in the certificate of designations for our Series B Preferred Stock and/or the Series B Warrants, as applicable. The number of shares in the second column reflects these limitations. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering(4)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(3)	Number of Shares of Common Stock of Owned After Offering
Armistice Capital Master Fund Ltd.(1)	1,335,446	15,892,420	-

Hudson Bay Master Fund Ltd.(2)	1,335,446	8,557,457	-

(1) The securities are directly held by Armistice Capital Master Fund Ltd. (the “Master Fund”), a Cayman Islands corporation, and may be deemed to be indirectly beneficially owned by Armistice Capital, LLC (“Armistice”), as the investment manager of the Master Fund. Armistice and Steven Boyd disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interest therein. The address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022. As of the date of this filing, Master Fund currently holds (i) 1,335,446 shares of our common stock, (ii) 1,538.03 shares of our Series B Preferred Stock, subject to a 4.99% blocker, and (iii) Series B Warrants, subject to a 4.99% blocker, exercisable into 6,356,968 shares of our common stock. As a result of the 4.99% blocker, Master Fund beneficially owns 1,335,446 shares of our common stock. Without giving effect to the 4.99% blocker, in addition to the 1,335,446 shares of our common stock held directly by Master Fund, Master Fund would have the right to acquire an additional (A) 1,843,038 shares of our common stock upon conversion of 7,538.03 shares of our Series B Preferred Stock and (B) 6,356,968 shares of our common stock issuable upon exercise of the Series B Warrants.

(2) The address of Hudson Bay Master Fund Ltd. is c/o Hudson Bay Capital Management LP, 28 Havemeyer Place, Greenwich, CT 06830. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. As of the date of this filing, Hudson Bay Master Fund currently holds (i) 1,335,446 shares of our common stock, (ii) 1,538.03 shares of our Series B Preferred Stock, subject to a 9.99% blocker, and (iii) Series B Warrants, subject to a 9.99% blocker, exercisable into 3,422,983 shares of our common stock. As a result of the 9.99% blocker, Hudson Bay Master Fund, Ltd. beneficially owns 1,335,446 shares of our common stock. Without giving effect to the 9.99% blocker, in addition to the 1,335,446 shares of our common stock held directly by Hudson Bay Master Fund, Ltd., Hudson Bay Master Fund, Ltd. would have the right to acquire an additional (A) 376,045 shares of our common stock upon conversion of 1,538.03 shares of our Series B Preferred Stock and (B) 3,422,983 shares of our common stock issuable upon exercise of the Series B Warrants.

(3) Pursuant to the terms of the registration rights agreement, we have agreed to register the sale of up to (i) 2,670,892 shares of our common stock previously issued to the selling stockholders, (ii) 2,219,083 shares of our common stock issuable, subject to blockers, upon conversion of our Series B Preferred Stock and (iii) 19,559,902 shares of our common stock issuable, subject to blockers, upon exercise of the Series B Warrants (representing 200% of the shares of our common stock, subject to blockers, issuable as of the time of this filing upon exercise of the Series B Warrants).

(4) The calculations in this table are based upon 14,614,038 shares of our common stock of the Company issued and outstanding on June 29, 2022.

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PLAN OF DISTRIBUTION

We are registering the shares of common stock previously issued and the shares of common stock issuable upon conversion of the Series B Preferred Stock and exercise of the warrants to permit the resale of these shares of common stock by the holders of the common stock, Series B Preferred Stock, and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock, although we will receive the exercise price of any Warrants not exercised by the selling stockholders on a cashless exercise basis. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

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To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $[ ] in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

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Listing

Our common stock and Series A warrants are traded on the Nasdaq Capital Market under the symbols “RELI” and “RELIW”, respectively.

LEGAL MATTERS

The validity of the issuance of the securities offered by this prospectus will be passed upon for us by Jolie Kahn, Esq. of New York, NY.

EXPERTS

The consolidated balance sheet of Reliance Global Group, Inc. as of December 31, 2020, and 2021 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended have been audited by Mazars USA LLP, an independent registered public accounting firm, as stated in their report, which is included herein. Such consolidated financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, along with other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available on our website, www.relianceglobalgroup.com under the heading “Investors.” The information on this website is expressly not incorporated by reference into, and does not constitute a part of, this prospectus.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC to register the securities offered hereby under the Securities Act of 1933, as amended. This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules. You may obtain the registration statement and exhibits to the registration statement from the SEC at the address listed above or from the SEC’s internet site.

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Report of Independent Registered Public Accounting Firm PCAOB ID 339

To the Stockholders and the Board of Directors of Reliance Global Group, Inc. and Subsidiaries

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Reliance Global Group, Inc. and Subsidiaries (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the two years in the period December 31, 2021 and 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period December 31, 2021 and 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing a separate opinion on the critical audit matters or on the accounts or disclosures to which they relate.

F-1

Business Combinations

Critical Audit Matter Description

As described in Notes 2 and 3 to the consolidated financial statements, the Company accounts for its business combination using the acquisition method of accounting. Under the acquisition method, the assets acquired, and the liabilities assumed, and the consideration transferred are recorded at the date of acquisition at their respective values. Finite-lived intangible assets are amortized over the expected life of the asset. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. The Company purchased J.P. Kush and Associates, Inc. for a total purchase price of $3,644,166 in 2021, which resulted in $2,064,200 of finite-lived intangible assets and $1,288,552 of goodwill. The Company utilized a valuation consultant to calculate the purchase price allocation. The process for estimating fair values of identifiable intangible assets and certain tangible assets of the J.P. Kush and Associates, Inc. acquisition requires management to make significant estimates and assumptions, including estimating future cash flows, selection of different valuation methods, volatility factors and discount rates.

We identified the estimation of the identifiable intangible assets and purchase price allocation as a critical audit matter. Auditing management’s judgments regarding the selection of valuation methods, significant estimates related to assumptions including the selection of the discount rates, volatility factors and future cash flows, required a high degree subjectivity and an increased extent of effort, including the need to involve a firm employed valuation specialists.

How the Critical Matter Was Addressed in the Audit

The primary audit procedures we performed to address this critical audit matter included:

-	Obtaining an understanding over the Company’s business combinations process, including management’s review of the significant assumptions and determination of fair value methods utilized.

-	Utilizing a firm employed valuation specialist with the skills and knowledge to assist in: (i) evaluating the reasonableness of the purchase price allocation methodology used by management to determine the fair value of the consideration transferred and the tangible assets acquired, (ii) evaluating management’s significant assumptions including comparing to third party market data, (iii) performing recalculations of the methods utilized by management.

-	Testing the completeness and accuracy of the underlying data utilized by management.

Warrant Commitment

Critical Audit Matter Description

As described in Notes 2 and 13 to the consolidated financial statements, On December 22, 2021 the Company entered into a securities purchase agreement with several institutional buyers for the purchase of Common Shares, Preferred Shares and Series B Warrants. Under ASC 480, Distinguishing Liabilities from Equity, it is required to be initially measured and subsequently remeasured, at fair value as an asset or liability with changes in fair value recognized in earnings. An option pricing model was utilized to calculate the fair value of the Warrant Commitment as of December 22, 2021 and December 31, 2021. The Company recorded $17,652,808 of non-operating unrealized losses within Recognition and change in fair value of warrant commitment on the consolidated statement of operations for the year ended December 31, 2021, related to initial recognition of the Warrant Commitment and subsequent changes in its fair value through December 31, 2021.

F-2

We identified managements’ judgments used to determine the fair value of the warrant commitment as a critical audit matter. Auditing management’s judgment and assumptions related to the options pricing model inputs including the selection of volatility factors, expected term, risk-free rate and asset price, involved a high degree of auditor judgement and an increased extent of effort, including the need to involve a firm employed valuation specialists.

How the Critical Matter Was Addressed in the Audit

The primary audit procedures we performed to address this critical audit matter included:

-	Obtaining an understanding over the Company’s capital raise process, including management’s review of the securities purchase agreement, significant assumptions and determination of fair value methods utilized.

-	Utilizing a firm employed valuation specialist with the skills and knowledge to assist in: (i) evaluating the reasonableness of the options pricing model used by management to determine the fair value of the warrant commitment, (ii) evaluating management’s significant assumptions including comparing to third party market data and warrant expectation studies, recalculate common stock volatility (iii) performing recalculations of the model utilized by management and recalculations of inputs under other option pricing models to compare values.

-	Testing the completeness and accuracy of the underlying data utilized by management.

We have served as the Company’s auditor since 2020.

/s/ Mazars USA LLP

Fort Washington, Pennsylvania

March 31, 2022

F-3

Reliance Global Group, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash	$4,136,180	$45,213
Restricted cash	484,542	484,368
Accounts receivable	1,024,831	862,597
Accounts receivable, related parties	7,131	-
Note receivables	-	3,825
Other receivables	-	1,952
Prepaid expense and other current assets	2,328,817	38,081
Total current assets	7,981,501	1,436,036
Property and equipment, net	130,359	79,163
Right-of-use assets	1,067,734	433,529
Investment in NSURE, Inc.	1,350,000	1,350,000
Intangibles, net	7,078,900	5,982,434
Goodwill	10,050,277	8,761,725
Other non-current assets	16,792	1,800
Total assets	$27,675,563	$18,044,687

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable and other accrued liabilities	$2,759,160	$1,143,582
Loans payable	-	14,598
Current portion of loans payable, related parties	-	4,523,045
Other payables	81,500	62,500
Current portion of long-term debt	913,920	963,450
Current portion of leases payable	276,009	176,897
Earn-out liability, current portion	3,297,855	-
Warrant commitment	37,652,808	-
Total current liabilities	44,981,252	6,884,072

Loans payable, related parties, less current portion	353,766	143,475
Long term debt, less current portion	7,085,325	7,885,830
Leases payable, less current portion	805,326	262,904
Earn-out liability, less current portion	516,023	2,931,418
Total liabilities	53,741,692	18,107,699
Stockholders’ equity (deficit):
Preferred stock, $0.086 par value; 750,000,000 shares authorized and 0 and 395,640 issued and outstanding as of December 31, 2021 and 2020, respectively	-	33,912
Common stock, $0.086 par value; 2,000,000,000 shares authorized and 10,956,109 and 4,241,028 issued and outstanding as of December 31, 2021 and 2020, respectively	940,829	363,517
Common stock issuable; 0 shares and 23,341 shares as of December 31, 2021 and 2020, respectively	-	340,000
Additional paid-in capital	26,451,187	11,559,239
Stock subscription receivable	(20,000,000)	-
Accumulated deficit	(33,458,145)	(12,359,680)
Total stockholders’ equity (deficit)	(26,066,129)	(63,012)
Total liabilities and stockholders’ deficit	$27,675,563	$18,044,687

The accompanying notes are an integral part of these consolidated financial statements

F-4

Reliance Global Group, Inc. and Subsidiaries

Consolidated Statements of Operations

	December 31, 2021	December 31, 2020
Revenue
Commission income	$9,710,334	$7,297,146
Total revenue	9,710,334	7,297,146

Operating expenses
Commission expense	2,427,294	1,569,752
Salaries and wages	4,672,988	3,654,284
General and administrative expenses	3,589,221	4,205,797
Marketing and advertising	325,838	168,778
Depreciation and amortization	1,607,313	1,325,337
Total operating expenses	12,622,654	10,923,948

Loss from operations	(2,912,320)	(3,626,802)

Other expense, net	(533,337)	(563,287)
Recognition and change in fair value of warrant commitment	(17,652,808)	-
Gain on extinguishment of debt	-	508,700
	(18,186,145)	(54,587)

Net loss	$(21,098,465)	$(3,681,389)

Basic and diluted loss per share	$(2.09)	$(0.88)
Weighted average number of shares outstanding	10,097,052	4,183,625

The accompanying notes are an integral part of these consolidated financial statements

F-5

Reliance Global Group, Inc. and Subsidiaries

Condensed Consolidated Statements of Stockholders’ Equity (Deficit)

	Reliance Global Group, Inc.
	Preferred stock		Common stock		Common stock issuable		Additional paid-in	Subscription	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	capital	Receivable	Deficit	Total

Balance, December 31, 2020	395,640	$33,912	4,241,028	$363,517	23,341	$340,000	$11,559,239	$-	$(12,359,680)	$(63,012)

Share based compensation	-	-	-	-	-	-	658,077	-	-	658,077

Shares issued for services	-	-	15,000	1,290	-	-	89,760	-	-	91,050

Shares issued due to public offering, net of offering costs of $1,672,852	-	-	1,800,000	154,800	-	-	8,954,348	-	-	9,109,148

Over-allotment shares from offering, net of offering costs of $250,928	-	-	270,000	23,220	-	-	1,343,153	-	-	1,366,373

Warrants sold during public offering at quoted price	-	-	-		-	-	20,700	-	-	20,700

Shares issued due to conversion of preferred stock	(395,660)	(33,912)	3,956,600	340,268	-	-	(306,356)	-	-	-

Shares issued due to conversion of debt	-	-	633,333	54,467	-	-	3,745,533	-	-	3,800,000

Rounding shares related to initial public offering	20	-	1,885	-	(3)	-	-	-	-	-

Shares issued pursuant to software purchase	-	-	23,338	1,983	(23,338)	(340,000)	338,017	-	-	-

Rounding shares related to initial public offering	-	-	-	-	-	-	-	-	-	-

Shares issued pursuant to acquisition of Kush	-	-	14,925	1,284	-	-	48,716	-	-	50,000

Stock subscriptions	-	-	-	-	-	-	-	(20,000,000)	-	(20,000,000)

Net loss	-	-	-	-	-	-	-	-	(21,098,465)	(21,098,465)

Balance, December 31, 2021	-	$-	10,956,109	$940,829	-	$-	$26,451,187	$(20,000,000)	$(33,458,145)	$(26,066,129)

The accompanying notes are an integral part of these consolidated financial statements

F-6

Reliance Global Group, Inc. and Subsidiaries

Condensed Consolidated Statements of Stockholders’ Equity

	Reliance Global Group, Inc.
	Preferred stock		Common stock		Common stock issuable		Additional paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	capital	Deficit	Total

Balance, December 31, 2019	395,640	$33,912	4,115,330	$352,743	51,042	$822,116	$8,216,829	$(8,678,291)	$747,309

Shares issued pursuant to investment in NSURE, Inc.	-	-	46,667	4,000	-	-	996,000	-	1,000,000

Share based compensation	-	-	-	-	-	-	1,304,401	-	1,304,401

Common stock issued due to Stock Purchase Agreement	-	-	31,111	2,667	-	-	197,333	-	200,000

Common stock issued due to Earnout Agreement	-	-	21,875	1,875	(21,875)	(300,000)	298,125	-	-

Common stock issuable related to UIS business acquisition	-	-	17,943	1,538	-	-	198,462	-	200,000

Shares issued upon termination of employee	-	-	8,102	694	-	-	165,973	-	166,667

Common stock issuable reclassification	-	-	-	-	(5,826)	(182,116)	182,116	-	-

Net loss	-	-	-	-	-	-	-	(3,681,389)	(3,681,389)

Balance, December 31, 2020	395,640	$33,912	4,241,028	$363,517	23,341	$340,000	$11,559,239	$(12,359,680)	$(63,012)

The accompanying notes are an integral part of these consolidated financial statements

F-7

Reliance Global Group, Inc. and Subsidiaries and Predecessor

Consolidated Statements of Cash Flows

	December 31, 2021	December 31, 2020
Cash flows from operating activities:
Net loss	$(21,098,465)	$(3,681,389)
Adjustment to reconcile net income to net cash (used) provided by operating activities:
Depreciation and amortization	1,607,313	1,325,337
Amortization of debt issuance costs and accretion of debt discount	22,822	22,887
Non-cash lease expense	7,329	396
Extinguishment of PPP loan	-	(508,700)
Stock compensation expense	749,127	1,471,068
Earn-out fair value and write-off adjustments	(359,470)	-
Recognition and change in fair value of warrant commitment	17,652,808	-
Change in operating assets and liabilities:
Accounts payables and other accrued liabilities	(531,123)	990,356
Accounts receivable	(162,234)	(150,445)
Accounts receivable, related parties	(7,131)	7,131
Note receivables	3,825	-
Other receivables	1,952	6,332
Other payables	19,000	54,150
Other non-current assets	(14,992)	184
Prepaid expense and other current assets	(144,036)	(5,772)
Net cash used in operating activities	(2,253,275)	(468,465)

Cash flows from investing activities:
Purchase of property and equipment	(71,108)
Investment in NSURE, Inc.	-	(1,350,000)
Acquisition of business, net of cash acquired	(1,608,586)	(596,194)
Purchase of intangibles	(619,666)	-
Net cash used in investing activities	(2,299,360)	(1,946,194)

The accompanying notes are an integral part of these consolidated financial statements

F-8

Reliance Global Group, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Cash flows from financing activities:
Principal repayments of debt	(887,455)	(455,132)
Proceeds from PPP loan	-	673,700
Principal repayments of PPP loan	-	(165,000)
Payments of earn-out liabilities	(452,236)	-
Proceeds from notes payable, related parties	2,931	-
Payment of notes payable	(515,685)	(242,371)
Proceeds of notes payable, related parties	-	1,441,458
Issuance of common stock	10,496,221	1,200,000
Net cash provided by financing activities	8,643,776	2,452,655

Net increase in cash and restricted cash	4,091,141	37,996
Cash and restricted cash at beginning of period	529,581	491,585
Cash and restricted cash at end of period	$4,620,722	$529,581

Supplemental disclosure of cash and non-cash investing and financing transactions:
Conversion of preferred stock into common stock	$340,268	$-
Cash paid for interest	$456,482	$80,826
Acquisition of lease asset and liability	$861,443	$133,204
Conversion of debt into equity	$3,800,000	$-
Common stock issued pursuant to acquisition	$50,000	$500,000
Common stock issued in lieu of services	$91,050	$-
Common stock issuable reclassification to additional paid-in capital	$-	$182,116
Unpaid deferred transaction costs	$2,146,700	$-
Stock Subscriptions	$20,000,000	$-
Issuance of common stock pursuant to the purchase of software	$340,000	$-

The accompanying notes are an integral part of these consolidated financial statements

F-9

Reliance Global Group, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Reliance Global Group, Inc. (formerly known as Ethos Media Network, Inc.) (“RELI”, “Reliance”, or the “Company”) was incorporated in Florida on August 2, 2013. In September 2018, Reliance Global Holdings, LLC (“Reliance Holdings”, or “Parent Company”), a related party acquired control of the Company. Ethos Media Network, Inc. was then renamed on October 18, 2018.

On August 17, 2020, the Company acquired UIS Agency, Inc. (“UIS”). UIS is an insurance agency and employee benefits provider (See Note 3).

On May 1, 2021, the Company acquired J.P. Kush and Associates, Inc. (“Kush”), an independent healthcare insurance agency (See Note 3).

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements included herein have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The accompanying consolidated financial statements include the accounting of Reliance Global Group, Inc., and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Liquidity

As of December 31, 2021, the Company’s reported cash and restricted cash aggregated balance was approximately $4,621,000, current assets were approximately $7,982,000, while current liabilities were approximately $44,981,000. As of December 31, 2021, the Company had a working capital deficit of approximately $36,999,000 and a stockholders’ deficit of approximately $26,066,000. For the year ended December 31, 2021, the Company reported a loss from operations of approximately $2,912,000, a non-cash, non-operating measurement loss on the warrant commitment    of approximately $17,653,000, resulting in an overall net loss of approximately $21,098,000. The Company reported negative cash flows from operations of approximately $2,253,000. The Company completed a capital offering in February 2021 that raised net proceeds of approximately $10,496,000 and as noted in Note 13, subsequent to year end, the Company raised an additional $20,000,000 of capital through a securities purchase agreement with institutional investors. Management believes the company’s financial position and its ability to raise capital to be reasonable and sufficient, providing ample liquidity for the foreseeable future.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures in the financial statements and accompanying notes. Management bases its estimates on historical experience and on assumptions believed to be reasonable under the circumstances. Actual results could differ materially from those estimates.

Cash

Cash consists of checking accounts. The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

F-10

Restricted Cash

Restricted cash includes cash pledged as collateral to secure obligations and/or all cash whose use is otherwise limited by contractual provisions.

The reconciliation of cash and restricted cash reported within the applicable balance sheet accounts that sum to the total of cash and restricted cash presented in the statement of cash flows is as follows:

	December 31, 2021	December 31, 2020
Cash	$4,136,180	$45,213
Restricted cash	484,542	484,368
Total cash and restricted cash	$4,620,722	$529,581

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation. Depreciation is recognized over an asset’s estimated useful life using the straight-line method beginning on the date an asset is placed in service. The Company regularly evaluates the estimated remaining useful lives of the Company’s property and equipment to determine whether events or changes in circumstances warrant a revision to the remaining period of depreciation. Certain capitalized software has been reclassified in the consolidated balance sheet from property and equipment, net to intangibles, net and comparative periods have been adjusted accordingly. Maintenance and repairs are charged to expense as incurred. Estimated useful lives of the Company’s Property and Equipment are as follows:

Useful Life (in years)
Computer equipment	5
Office equipment and furniture	7
Leasehold improvements	Shorter of the useful life or the lease term

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The accounting guidance includes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The three levels of the fair value hierarchy are as follows:

Level 1 — Observable inputs that reflect quoted prices (unadjusted) in active markets for identical assets and liabilities;

Level 2 — Inputs other than quoted prices in active markets for identical assets and liabilities that are observable either directly or indirectly for substantially the full term of the asset or liability; and

Level 3 — Unobservable inputs for the asset or liability, which include management’s own assumption about the assumptions market participants would use in pricing the asset or liability, including assumptions about risk.

As of December 31, 2021 and 2020 respectively, the Company’s balance sheet includes certain financial instruments, including cash, notes receivables, accounts payable, and short and long-term debt. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization. The carrying amounts of long-term debt approximate their fair value as the variable interest rates are based on a market index.

The Company’s Warrant Commitment (see Note 13, Commitments and Contingencies) represents a liability-classified derivative financial instrument recorded at fair value on a recurring basis. The fair value of the Warrant Commitment includes significant inputs not observable in the market and thus are considered to have Level 3 inputs. The Company measured the fair value of the Warrant Commitment at the issuance date, December 22, 2021, and subsequently at the balance sheet date, using a binomial option pricing model. The significant inputs used in estimating the fair value of Warrant Commitment include fair value of the underlying stock, expected term, risk free interest rate, and expected volatility. The fair value of the Warrant Commitment at December 31, 2021 was $37,652,808, estimated using the following inputs:

	December 22, 2021	December 31, 2021
Stock price	$4.23	$6.44
Volatility	90%	90%
Expected term (years)	2	5
Dividend yield	0%	0%
Risk free rate	1.10%	1.10%

The following reconciles the warrant commitment for the year ended December 31, 2021:

2021
Beginning balance	$-
Initial recognition of warrant commitment	20,244,497
Unrealized loss	17,408,311
Ending balance	$37,652,808

The Company’s contingent accrued earn-out business acquisition consideration liabilities are considered Level 3 fair value liability instruments requiring period fair value assessments. These contingent consideration liabilities were recorded at fair value on the acquisition date and are re-measured quarterly based on the then assessed fair value and adjusted if necessary. The increases or decreases in the fair value of contingent consideration can result from changes in anticipated revenue levels and changes in assumed discount periods and rates. As the fair value measure is based on significant inputs that are not observable in the market, they are categorized as Level 3. As of December 31, 2021 and 2020 respectively, the earn-out liability account balance as reported in the consolidated balance sheets are $3,813,878 and $2,931,418. At December 31, 2021 and 2020, the current portion of the earn-out liability was $3,297,855 and $0, respectively, and the non-current earn out liability, net of current portion was $516,023 and $2,931,418, respectively. In fair valuing these instruments, the income valuation approach is applied and the valuation inputs include the contingent payment arrangement terms, projected revenues and cash flows, rate of return, and probability assessments. Undiscounted remaining earn out payments are approximately $4,000,000.

F-11

For the Company’s earn-out liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3), the following table provides a reconciliation of the beginning and ending balances for each category therein, and gains or losses recognized during the years ended December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Beginning balance	$2,931,418	$2,850,050

Acquisitions and Settlements:
CCS Acquisition	-	81,368
JP Kush Acquisition	1,694,166	-
CCS Write-off	(81,368)	-
Altruis partial settlement	(452,236)	-

Remeasurement adjustments:
Gains included in earnings*	(278,102)	-

Ending balance	$3,813,878	$2,931,418

*	recorded as a reduction to general and administrative expenses

Quantitative Information about Level 3 Fair Value Measurements

Significant unobservable inputs used in the earn-out fair value measurements of the Company’s contingent consideration liabilities designated as Level 3 are as follows:

	December 31, 2021	December 31, 2020
Fair value	$3,813,878	$2,931,418
Valuation technique	Discounted cash flow	Discounted cash flow
Significant unobservable input	Projected revenue and probability of achievement	Projected revenue and probability of achievement

Deferred Financing Costs

The Company has recorded deferred financing costs as a result of fees incurred by the Company in conjunction with its debt financing activities. These costs are amortized to interest expense using the straight-line method which approximates the interest rate method over the term of the related debt. As of December 31, 2021, and 2020, unamortized deferred financing costs were $134,528, and $151,312, respectively and are netted against the related debt.

Business Combinations

The Company accounts for its business combinations using the acquisition method of accounting. Under the acquisition method, assets acquired, liabilities assumed, and consideration transferred are recorded at the date of acquisition at their respective fair values. Definite-lived intangible assets are amortized over the expected life of the asset. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

Goodwill represents the excess purchase price over the fair value of the tangible net assets and intangible assets acquired in a business combination. Acquisition-related expenses are recognized separately from business combinations and are expensed as incurred. If the business combination provides for contingent consideration such as earn-outs, the Company records the contingent consideration at fair value at the acquisition date. The Company remeasures fair value as of each reporting date and changes resulting from events after the acquisition date, are recognized as follows: 1) if the contingent consideration is classified as equity, the contingent consideration is not re-measured and its subsequent settlement is accounted for within equity, or 2) if the contingent consideration is classified as a liability, the changes in fair value and accretion costs are recognized in earnings.

F-12

Identifiable Intangible Assets, net

Finite-lived intangible assets such as customer relationships assets, trademarks and tradenames are amortized over their estimated useful lives, generally on a straight-line basis for periods ranging from 3 to 20 years. Finite-lived intangible assets are reviewed for impairment or obsolescence whenever events or circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of intangible assets is measured by a comparison of the carrying amount of the asset to the future undiscounted net cash flows expected to be generated by that asset. If the asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the estimated fair value. No impairment was recognized during the periods presented.

Goodwill and other indefinite-lived intangibles

The Company records goodwill when the purchase price of a business acquisition exceeds the estimated fair value of net identified tangible and intangible assets acquired. Goodwill is assigned to a reporting unit on the acquisition date and tested for impairment at least annually, or more frequently when events or changes in circumstances indicate that the fair value of a reporting unit has more likely than not declined below its carrying value. Similarly, indefinite-lived intangible assets (if any) other than goodwill are tested annually or more frequently if indicated, for impairment. If impaired, intangible assets are written down to fair value based on the expected discounted cash flows.

Financial Instruments

The Company evaluates issued financial instruments for classification as either equity or liability based on an assessment of the financial instrument’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the financial instruments issued are freestanding pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and, if applicable whether the financial instruments meet all of the requirements for equity classification under ASC 815, including whether the financial instruments are indexed to the Company’s own Common Stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance and as of each subsequent reporting period end date while the financial instruments are outstanding. Financial instruments that are determined to be liabilities under ASC 480 or ASC 815 are held at their initial fair value and remeasured to fair value at each subsequent reporting date, with changes in fair value recorded as a non-operating, non-cash loss or gain, as applicable.

The Company’s financial instruments consist of derivatives related to the warrants issued with the securities purchase agreement as discussed in Note 13, Warrant Commitment. The accounting treatment of derivative financial instruments requires that we record the derivatives at their fair values as of the inception date of the debt agreements and at fair value as of each subsequent balance sheet date. Any change in fair value is recorded as non-operating, non-cash income or expense at each balance sheet date. Upon the determination that an instrument is no longer subject to derivative accounting, the fair value of the derivative instrument at the date of such determination will be reclassified to paid in capital.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (ASC) 606 Revenue from Contracts with Customers which at its core, recognizes revenue upon the transfer of promised goods or services to customers in an amount that reflects the consideration the entity expects to be entitled to in exchange for those goods or services.

The Company’s revenue is primarily comprised of agency commissions earned from health insurance carriers (the “Customer” or “Carrier”) related to insurance plans produced through brokering, producing and servicing agreements between insurance carriers and members. The Company defines a “Member” as an individual, family or entity currently covered or seeking insurance coverage.

The Company focuses primarily on agency services for insurance products in the “Healthcare” and property and casualty, which includes auto (collectively “P&C”) space, with nominal activity in the life insurance and bond sectors. Healthcare includes plans for individuals and families, Medicare supplements, ancillary and small businesses.

Consideration for all agency services typically is based on commissions calculated by applying contractual commission rates to policy premiums. For P&C, commission rates are applied to premiums due, whereas for healthcare, commission rates, including override commissions, are applied to monthly premiums received by the Carrier.

The Company has two forms of billing practices, “Direct Bill” and “Agency Bill”. With Direct Bill, Carriers bill and collect policy premium payments directly from Members without any involvement from the Company. Commissions are paid to the Company by the Carrier in the following month. With Agency Bill, the Company bills Members premiums due and remits them to Carriers net of commission earned.

The following outlines the core principles of ASC 606:

Identification of the contract, or contracts, with a customer. A contract with a customer exists when (i) we enter into an enforceable contract with a customer that defines each party’s rights regarding the goods or services to be transferred and identifies the payment terms related to these goods or services, (ii) the contract has commercial substance, and (iii) we determine that collection of substantially all consideration for goods or services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration.

F-13

Identification of the performance obligations in the contract. Performance obligations promised in a contract are identified based on the goods or services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the goods or service either on its own or together with other resources that are readily available from third parties or from us, and are distinct in the context of the contract, whereby the transfer of the goods or services is separately identifiable from other promises in the contract.

Determination of the transaction price. The transaction price is determined based on the consideration to which we will be entitled in exchange for transferring goods or services to the customer.

Allocation of the transaction price to the performance obligations in the contract. If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price basis.

Recognition of revenue when, or as, the Company satisfies a performance obligation. The Company satisfies performance obligations either over time or at a point in time, as discussed in further detail below. Revenue is recognized at the time the related performance obligation is satisfied by transferring the promised good or service to the customer.

Healthcare revenue recognition:

The Company identifies a contract when it has a binding agreement with a Carrier, the Customer, to provide agency services to Members.

There typically is one performance obligation in contracts with Carriers, to perform agency services that culminate in monthly premium cash collections by the Carrier. The performance obligation is satisfied through a combination of agency services including, marketing carrier’s insurance plans, soliciting Member applications, binding, executing and servicing insurance policies on a continuous basis throughout a policy’s life cycle which includes and culminates with the Customer’s collection of monthly premiums. No commission is earned if cash is not received by Carrier. Thus, commission revenue is earned only after a month’s cash receipts from Members’ dues is received by the Customer. Each month’s Carrier cash collections is considered a separate unit sold and transferred to the Customer i.e., the satisfaction of that month’s performance obligation.

Transaction price is typically stated in a contract and usually based on a commission rate applied to Member premiums paid and received by Carrier. The Company generally continues to receive commission payments from Carriers until a Member’s plan is cancelled or the Company terminates its agency agreement with the Carrier. Upon termination, the Company normally will no longer receive any commissions from Carriers even on business still in place. In some instances, trailing commissions could occur which would be recognized similar to other Healthcare revenue. With one performance obligation, allocation of transaction price is normally not necessary.

Healthcare typically utilizes the Direct Bill method.

The Company recognizes revenue at a point in time, when it satisfies its monthly performance obligation and control of the service transfers to the Customer. Transfer occurs when Member insurance premium cash payments are received by the Customer. The Customer’s receipt of cash is the culmination and complete satisfaction of the Company’s performance obligation, and the earnings process is complete.

With Direct Bill, since the amount of monthly Customer cash receipts is unknown to the Company until the following month when notice is provided by Customer to Company, the Company accrues revenue at each period end. Any estimated revenue accrued and recognized at a period-end is trued up for financial reporting per actual revenue earned as provided by the Customer during the following month.

F-14

P&C revenue recognition:

The Company identifies a contract when it has a binding agreement with a Carrier, the Customer, to provide agency services to Members.

There typically is one performance obligation in contracts with Customers, to perform agency services to solicit, receive proposals and bind insurance policies culminating with policy placement. Commission revenue is earned at the time of policy placement.

Transaction price is typically stated in a contract and usually based on commission rates applied to Member premiums due. With one performance obligation, allocation of transaction price is normally not necessary.

P&C utilizes both the Agency Bill and Direct Bill methods, depending on the Carrier.

The Company recognizes revenue at a point in time when it satisfies its performance obligation and control of the service transfers to the Customer. Transfer occurs when the policy placement process is complete.

With both Direct Bill and Agency Bill, the Company accrues commission revenue in the period policies are placed. With Agency Bill, payment is typically received from Members in the month earned, however with Direct Bill, payment is typically received from Carriers in the month subsequent to the commissions being earned.

Other revenue policies: Insurance commissions earned from Carriers for life insurance products are recorded gross of amounts due to agents, with a corresponding commission expense for downstream agent commissions being recorded as commission expense within the consolidated statements of operations.

When applicable, commission revenue is recognized net of any deductions for estimated commission adjustments due to lapses, policy cancellations, and revisions in coverage.

The Company could earn additional revenue from contingent commissions, profit-sharing, override and bonuses based on meeting certain revenue or profit targets established periodically by the Carriers (collectively, “Contingent Commissions”). Contingent Commissions are earned when the Company achieves targets established by Carriers. The Carriers notify the Company when it has achieved the target. The Company recognizes revenue for any Contingent Commissions at the time it is reasonably assured that a significant revenue reversal is not probable, which is generally when a Carrier notifies the Company that it is on track or has earned a Contingent Commission.

The following table disaggregates the Company’s revenue by line of business, showing commissions earned:

Year ended December 30, 2021	Medical/Life	Property and Casualty	Total
Regular
EBS	$799,474	$-	$799,474
USBA	60,129	-	60,129
CCS/UIS	-	333,874	333,874
Montana	1,744,515	-	1,744,515
Fortman	1,173,215	958,521	2,131,736
Altruis	3,313,453	-	3,313,453
Kush	1,327,153	-	1,327,153
	$8,417,939	$1,292,395	$9,710,334

Year ended December 30, 2020	Medical/Life	Property and Casualty	Total
Regular
EBS	$796,434	$-	$796,434
USBA	207,056	-	207,056
CCS/UIS	-	271,459	271,459
Montana	1,497,045	-	1,497,045
Fortman	1,196,375	942,967	2,139,342
Altruis	2,385,810	-	2,385,810
	$6,082,720	$1,214,426	$7,297,146

F-15

General and Administrative

General and administrative expenses primarily consist of personnel costs for the Company’s administrative functions, professional service fees, office rent, all employee travel expenses, and other general costs.

Marketing and Advertising

The Company’s direct channel expenses primarily consist of costs for e-mail marketing and newspaper advertisements. The Company’s online advertising channel expense primarily consist of social media ads. Advertising costs for both direct and online channels are expensed as incurred.

Stock-Based Compensation

Stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as an expense on a straight-line basis over the requisite service period, based on the terms of the awards. The fair value of the stock-based payments to nonemployees that are fully vested and non-forfeitable as at the grant date is measured and recognized at that date, unless there is a contractual term for services in which case such compensation would be amortized over the contractual term. As the Reliance Global Group, Inc. Equity Incentive Plan 2019 was adopted in January of 2019, the Company lacks the historical basis to estimate forfeitures and will recognize forfeitures as they occur.

Leases

The Company recognizes leases in accordance with Accounting Standards Codification Topic 842, “Leases” (“ASC 842” or “ASU 2016-12”). This standard provides enhanced transparency and comparability by requiring lessees to record right-of-use assets and corresponding lease liabilities on the balance sheet for most leases. Expenses associated with leases are recognized as a single lease expense, generally on a straight-line basis.

The Company is the lessee in a contract when the Company obtains the right to use an asset. We currently lease real estate and office space under non-cancelable operating lease agreements. When applicable, consideration in a contract is allocated between lease and non-lease components. Lease payments are discounted using the implicit discount rate in the lease. If the implicit discount rate for the lease cannot be readily determined, the Company uses an estimate of its incremental borrowing rate. The Company did not have any contracts accounted for as finance leases as of December 31, 2021, or 2020. Operating leases are included in the line items right-of-use assets, current portion of leases payable, and leases payable, less current portion in the consolidated balance sheets. Right-of-use (“ROU”) asset represents the Company’s right to use an underlying asset for the lease term and lease obligations represent the Company’s obligations to make lease payments arising from the lease, both of which are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. Leases with a lease term of 12 months or less at inception are not recorded on the consolidated balance sheet and are expensed on a straight-line basis over the lease term in the consolidated statement of operations. The Company determines a lease’s term by agreement with lessor and includes lease extension options and variable lease payments when option and/or variable payments are reasonably certain of being exercised or paid.

Income Taxes

The Company recognizes deferred tax assets and liabilities using enacted tax rates for the effect of temporary differences between the book and tax basis of recorded assets and liabilities. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. In evaluating its ability to recover deferred tax assets within the jurisdiction in which they arise, the Company considers all available positive and negative evidence, including the expected reversals of taxable temporary differences, projected future taxable income, taxable income available via carryback to prior years, tax planning strategies, and results of recent operations. The Company assesses the realizability of its deferred tax assets, including scheduling the reversal of its deferred tax assets and liabilities, to determine the amount of valuation allowance needed. Scheduling the reversal of deferred tax asset and liability balances requires judgment and estimation. The Company believes the deferred tax liabilities relied upon as future taxable income in its assessment will reverse in the same period and jurisdiction and are of the same character as the temporary differences giving rise to the deferred tax assets that will be realized.

F-16

Seasonality

A greater number of the Company’s Medicare-related health insurance plans are sold in the fourth quarter during the Medicare annual enrollment period when Medicare-eligible individuals are permitted to change their Medicare Advantage. The majority of the Company’s individual and family health insurance plans are sold in the annual open enrollment period as defined under the federal Patient Protection and Affordable Care Act and related amendments in the Health Care and Education Reconciliation Act. Individuals and families generally are not able to purchase individual and family health insurance outside of these open enrollment periods, unless they qualify for a special enrollment period as a result of certain qualifying events, such as losing employer-sponsored health insurance or moving to another state.

Prior Period Adjustments

The Company identified certain immaterial adjustments impacting the prior reporting period. Specifically, the Company identified adjustments to correct certain asset, liability and equity accounts in relation to historical purchase price allocation accounting, adjustments to true up accounts receivable and retained earnings for certain historical accrued revenues and true up the common stock issuable account.

The Company has also separately reclassified its purchase software from property, plant and equipment to intangible assets to conform to the 2021 presentation in the amount of $296,783. This reclassification had no impact on the consolidated statements of operations.

The Company assessed the materiality of the adjustments to prior period financial statements in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. (SAB) 99, Materiality, and SAB 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, and ASC 250, Accounting Changes and Error Corrections.

Accordingly, the Company’s comparative consolidated financial statements and impacted notes have been revised from amounts previously reported to reflect these adjustments. The following table illustrates the impact on previously reported amounts and adjusted balances presented in the consolidated financial statements for the year ended December 31, 2021.

Account	12/31/2020 As reported	Adjustment	12/31/2020 Adjusted
Accounts receivable	$236,651	$625,946	$862,597
Goodwill	$9,265,070	$(503,345)	$8,761,725
Earn-out liability	$2,631,418	$300,000	$2,931,418
Common stock issuable	$822,116	$(482,116)	$340,000
Additional paid-in capital	$11,377,123	$182,116	$11,559,239
Accumulated deficit	$(12,482,281)	$122,601	$(12,359,680)
Commission income	$7,279,530	$17,616	$7,297,146
Accumulated Deficit-Closing balance as of December 31, 2019	$(8,783,276)	$104,986	$(8,678,290)

Total assets	$17,922,086	$122,601	$18,044,687
Total liabilities	$17,807,699	$300,000	$18,107,699
Total stockholder’s equity (deficit)	$114,387	$(177,399)	$(63,012)
Total liabilities and stockholder’s equity	$17,922,086	$122,601	$18,044,687
Total revenue	$7,279,530	$17,616	$7,297,146
Net loss	$(3,699,005)	$17,616	$(3,681,389)
EPS	$(0.88)	$0.00	$(0.88)

F-17

Recently Issued Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (“ASU 2016-13”), which requires the measurement of expected credit losses for financial instruments carried at amortized cost, such as accounts receivable, held at the reporting date based on historical experience, current conditions and reasonable forecasts. The main objective of this ASU is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. In November 2018, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, Financing Instruments—Credit Losses. ASU 2016-13 is effective for fiscal years beginning after December 15, 2019. On November 15, 2019, the FASB delayed the effective date of FASB ASC Topic 326 for certain small public companies and other private companies. As amended, the effective date of ASC Topic 326 was delayed until fiscal years beginning after December 15, 2022 for SEC filers that are eligible to be smaller reporting companies under the SEC’s definition. The Company does not currently believe the adoption of this standard will have a significant impact on its financial statements, given its history of minimal bad debt expense relating to trade accounts receivable.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which eliminates certain exceptions to the general principles in Topic 740 and simplifies other areas of the existing guidance. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early adoption is permitted. The Company adopted this pronouncement January 1, 2021 which did not have a material effect on the consolidated financial statements.

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The ASU is effective for fiscal years beginning after December 15, 2021. The Company adopted ASU 2020-06 on January 1, 2022, which did not have a material impact on the consolidated financial statements.

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which amends ASC 805 to require an acquirer to, at the date of acquisition, recognize and measure contract assets and contract liabilities acquired in accordance with ASU 2014-9, Revenue from Contracts with Customers (Topic 606) as if the entity had originated the contracts. The guidance is effective for fiscal years beginning after December 15, 2022 with early adoption permitted. The Company elected to early adopt ASU 2021-08 as of January 1, 2022, which did not have a material impact on the consolidated financial statements.

NOTE 3. STRATEGIC INVESTMENTS AND BUSINESS COMBINATIONS

To date, we have acquired eight insurance brokerages (see table below), including both acquisitions of affiliated companies (i.e., owned by Reliance Holdings before the acquisition) and unaffiliated companies. As our acquisition strategy continues, our reach within the insurance arena can provide us with the ability to offer lower rates, which could boost our competitive position within the industry.

Acquired	Date	Location	Line of Business	Status
U.S. Benefits Alliance, LLC (USBA)	October 24, 2018	Michigan	Health Insurance	Affiliated

Employee Benefit Solutions, LLC (EBS)	October 24, 2018	Michigan	Health Insurance	Affiliated

Commercial Solutions of Insurance Agency, LLC (CCS or Commercial Solutions)	December 1, 2018	New Jersey	P&C – Trucking Industry	Unaffiliated

Southwestern Montana Insurance Center, Inc. (Southwestern Montana or Montana)	April 1, 2019	Montana	Group Health Insurance	Unaffiliated

Fortman Insurance Agency, LLC (Fortman or Fortman Insurance)	May 1, 2019	Ohio	P&C	Unaffiliated

Altruis Benefits Consultants, Inc. (Altruis)	September 1, 2019	Michigan	Health Insurance	Unaffiliated

UIS Agency, LLC (UIS)	August 17, 2020	New York	Health Insurance	Unaffiliated

J.P. Kush and Associates, Inc. (Kush)	May 1, 2021	Michigan	Health Insurance	Unaffiliated

The following table lists our activity in 2021 by number of agents, approximate policies issued, and revenue written:

Agency Name	Number of Agents	Number of Policies issued	Aggregate Revenue Recognized December 31, 2021
USBA and EBS	4	3,773	$859,603
UIS Agency, LLC / Commercial Solutions	1	149	$333,874
Southwestern Montana	11	2,423	$1,744,515
Fortman Insurance	14	7,397	$2,131,736
Altruis	13	9,851	$3,313,453
Kush	4	4,500	$1,327,153

F-18

The following table lists our activity in 2020 by number of agents, approximate policies issued, and revenue written:

Agency Name	Number of Agents	Number of Policies issued	Aggregate Revenue Recognized December 31, 2020
USBA and EBS	5	4,930	$1,003,490
UIS Agency, LLC / Commercial Solutions	3	217	$271,459
Southwestern Montana	14	2,000	$1,497,045
Fortman Insurance	15	8,000	$2,139,342
Altruis	15	7,809	$2,385,810

UIS Transaction

On August 17, 2020, the Company entered into a Stock Purchase Agreement with UIS Agency LLC (“UIS”) whereby the Company shall purchase the business and certain assets noted within the Purchase Agreement (the “UIS Acquisition”) for a total purchase price of $883,334. The purchase price was paid with a cash payment of $601,696, $200,000 in shares of the Company’s common stock, and an earn-out payment. Three cash installment payments totaling $500,000 were due on September 30, 2020, October 31, 2020 and December 31, 2020. Earn-out payment is dependent on the Net Product Line Revenues being equal to or greater than $450,000 for the measurement period. UIS did not meet the earn-out requirements within the measurement period, thus, the related earn-out liability balance as of December 31, 2021, is $0.

The UIS Acquisition was accounted for as a business combination in accordance with the acquisition method under the guidance in ASC 805-10 and 805-20. Accordingly, the total purchase consideration was allocated to intangible assets acquired based on their respective estimated fair values. The acquisition method of accounting requires, among other things, that assets acquired, and liabilities assumed, if any, in a business purchase combination be recognized at their fair values as of the acquisition date. The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows, developing appropriate discount rates, estimating the costs, and timing. The allocation of the purchase price in connection with the UIS Acquisition was calculated as follows:

Description	Fair Value	Weighted Average Useful Life (Years)
Cash	$5,772
Trade name and trademarks	35,600	5
Customer relationships	100,000	10
Non-competition agreements	25,500	5
Goodwill	716,462	Indefinite
	$883,334

Goodwill of $716,462 arising from the UIS Acquisition consisted of the value of the employee workforce and the residual value after all identifiable intangible assets were valued. Goodwill recognized pursuant to the UIS Acquisition is currently expected to be deductible for income tax purposes. Total acquisition costs for the UIS Acquisition incurred were $33,344 recorded as a component of General and administrative expenses. The revenues for the acquired business as a standalone entity per ASC 805 from January 1, 2020 to August 17, 2020 were approximately $337,000. The net loss for the acquired business was not determinable as the business was fully integrated with an existing subsidiary of the Company.

F-19

J.P. Kush and Associates, Inc. Transaction

On May 1, 2021, the Company entered into a Purchase Agreement with J.P. Kush and Associates, Inc. whereby the Company shall purchase the business and certain assets noted within the Purchase Agreement (the “Kush Acquisition”) for a total purchase price of $3,644,166. The purchase price was paid with a cash payment of $1,900,000, $50,000 in restricted shares of the Company’s common stock, in a transaction exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and an earn-out payment. The fair value balance of the earn-out liability as of December 31, 2021 is $1,689,733, and presented net of accretion on the balance sheet.

The Kush Acquisition was accounted for as a business combination in accordance with the acquisition method under the guidance in ASC 805-10 and 805-20. Accordingly, the total purchase consideration was allocated to intangible assets acquired based on their respective estimated fair values. The acquisition method of accounting requires, among other things, that assets acquired, and liabilities assumed, if any, in a business purchase combination be recognized at their fair values as of the acquisition date. The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows, developing appropriate discount rates, estimating the costs, and timing.

The allocation of the purchase price in connection with the Kush Acquisition was calculated as follows:

Description	Fair Value	Weighted Average Useful Life (Years)
Accounts receivable	$291,414
Trade name and trademarks	685,400	5
Customer relationships	551,000	10
Non-competition agreements	827,800	5
Goodwill	1,288,552	Indefinite
	$3,644,166

Goodwill of $1,288,552 arising from the Kush Acquisition consisted of the value of the employee workforce and the residual value after all identifiable intangible assets were valued. Goodwill recognized pursuant to the Kush Acquisition is currently expected to be deductible for income tax purposes. Total acquisition costs for the Kush Acquisition incurred were $58,092 recorded as a component of General and administrative expenses. The approximate revenue and net profit for the acquired business as a standalone entity per ASC 805 from January 1, 2021 to April 30, 2021 was $500,000 and $219,097, respectively, and from January 1, 2020 to December 31, 2020, $1,141,047 and $500,000, respectively.

NOTE 4. INVESTMENT IN NSURE, INC.

On February 19, 2020, the Company entered into a securities purchase agreement with NSURE, Inc. (“NSURE”) whereas the Company may invest up to an aggregate of $20,000,000 in NSURE which will be funded with three tranches. In exchange, the Company will receive a total of 5,837,462 shares of NSURE’s Class A Common Stock, which represents 35% of the outstanding shares. The first tranche of $1,000,000 was paid immediately upon execution of the agreement. As a result of the first tranche, the Company received 291,873 shares of NSURE’s Class A Common Stock. The second tranche of $3,000,000 and third tranche of $16,000,000 have not occurred as of December 31, 2021. The Company will use the cost method of acquisition for the initial recognition method of this investment. Once the Company determines that it can exercise significant influence over NSURE, it will begin to account for its investment under the equity method. On June 1, 2020, the Company invested an additional $200,000 and received 58,375 shares of NSURE Class A Common Stock. On August 5, 2020 and August 20, 2020, the Company invested an additional $100,000 and $50,000, respectively, for which the Company received 43,781 shares of NSURE Class A common stock. As of December 31, 2021, the investment balance is $1,350,000.

On February 10, 2020, the Company issued 46,667 shares of common stock to a third-party individual for the purpose of raising capital to fund the Company’s investment in NSURE, Inc. The Company received proceeds of $1,000,000 for the issuance of these common shares.

F-20

NOTE 5. PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	December 31, 2021	December 31, 2020
Computer equipment	$72,110	$33,774
Office equipment and furniture	36,157	36,573
Leasehold Improvements	89,819	56,631
Property and equipment	198,086	126,978
Less: Accumulated depreciation	(67,727)	(47,815)
Property and equipment, net	$130,359	$79,163

Depreciation expense associated with property and equipment, as adjusted to reclassify certain software assets to intangibles, is included within depreciation and amortization in the Company’s consolidated statements of operations and is, $19,912 and $23,484 for the years ended December 31, 2021 and 2020, respectively.

NOTE 6. GOODWILL AND OTHER INTANGIBLE ASSETS

Effective January 1, 2020 the Company reorganized its reporting structure into a single operating unit. All of the acquisitions made by the Company are in one industry insurance agencies. These agencies operate in a very similar economic and regulatory environment. The Company has one executive who is responsible for the operations of the insurance agencies. This executive reports directly to the Chief Financial Officer (“CFO”) on a quarterly basis. Additionally, the CFO who is responsible for the strategic direction of the Company reviews the operations of the collective insurance agency business as opposed to an office by office view. In accordance with guidance in ASC 350-20-35-45, all the Company’s goodwill will be reassigned to a single reporting unit.

For the year ended December 31, 2021 the Company assessed goodwill in accordance with ASC 350-20-35-3, analyzing the relevant qualitative factors. The Company noted that it was not more likely than not that the fair value of the reporting unit is less than its carrying amount, thus determining that the two step goodwill impairment test was not required. Pursuant to the qualitative assessment, the Company concluded that goodwill was not impaired as of December 31, 2021.

The following table rolls forward the Company’s goodwill balance for the periods ending December 31, 2021 and 2020. As discussed in Note 2 - Prior Period Adjustments, a $(503,345) adjustment was identified for goodwill which impacts the closing December 31, 2019 balance in the same amount. Accordingly, the December 31, 2019 balance is adjusted in the following table from the originally reported balance of $8,548,608 to $8,045,263.

Goodwill
December 31, 2019	$8,045,263
Goodwill recognized in connection with UIS acquisition on August 17, 2020	$716,462
December 31, 2020	$8,761,725
Goodwill recognized in connection with Kush acquisition on May 1, 2021	$1,288,552
December 31, 2021	$10,050,277

F-21

The following table sets forth the major categories of the Company’s intangible assets and the weighted-average remaining amortization period as of December 31, 2021:

	Weighted Average Remaining Amortization period (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trade name and trademarks	3.5	$1,777,475	$(609,822)	$1,167,653
Internally developed software	4.7	595,351	(28,443)	566,908
Customer relationships	7.7	4,237,290	(1,048,726)	3,188,564
Purchased software	0.6	562,327	(452,985)	109,342
Video Production Assets	1.0	20,000	-	20,000
Non-competition agreements	2.9	3,504,809	(1,478,376)	2,026,433
		$10,697,252	$(3,618,352)	$7,078,900

The following table sets forth the major categories of the Company’s intangible assets and the weighted-average remaining amortization period as of December 31, 2020:

	Weighted Average Remaining Amortization period (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trade name and trademarks	2.6	$1,087,760	$(307,163)	$780,597
Customer relationships	7.6	3,686,290	(623,649)	3,062,641
Purchased software	1.6	562,327	(265,543)	296,784
Non-competition agreements	2.6	2,677,010	(834,598)	1,842,412
		$8,013,387	$(2,030,953)	$5,982,434

Amortization expense, as adjusted for certain software reclassifications is, $1,587,401 and $1,296,475 for the years ended December 31, 2021 and 2020, respectively.

The following table reflects expected amortization expense as of December 31, 2021, for each of the following five years and thereafter:

Years ending December 31,	Amortization Expense
2022	$1,725,031
2023	1,586,574
2024	1,217,290
2025	853,046
2026	604,639
Thereafter	1,092,320
Total	$7,078,900

F-22

NOTE 7. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Significant components of accounts payable and accrued liabilities were as follows:

	December 31, 2021	December 31, 2020

Accounts payable,	$547,117	$980,943
Accrued expenses	2,170,215	35,022
Accrued credit card payables	36,103	119,896
Other accrued liabilities	5,725	7,721
	$2,759,160	$1,143,582

NOTE 8. LONG-TERM DEBT

The composition of the long-term debt follows:

	December 31, 2021	December 31, 2020
Oak Street Funding LLC Term Loan for the acquisition of EBS and USBA, net of deferred financing costs of $14,606 and $16,825 as of December 31, 2021 and 2020, respectively	$485,317	$542,760
Oak Street Funding LLC Senior Secured Amortizing Credit Facility for the acquisition of CCS, net of deferred financing costs of $17,626 and $20,181 as of December 31, 2021 and 2020, respectively	785,826	877,550
Oak Street Funding LLC Term Loan for the acquisition of SWMT, net of deferred financing costs of $11,027 and $13,080 as of December 31, 2021 and 2020, respectively	884,720	979,966
Oak Street Funding LLC Term Loan for the acquisition of FIS, net of deferred financing costs of $42,660 and $47,023 as of December 31, 2021 and 2020, respectively	2,226,628	2,465,410
Oak Street Funding LLC Term Loan for the acquisition of ABC, net of deferred financing costs of $48,609 and $54,203 as of December 31, 2021 and 2020, respectively	3,616,754	3,983,594
	7,999,245	8,849,280
Less: current portion	(913,920)	(963,450)
Long-term debt	$7,085,325	$7,885,830

Oak Street Funding LLC – Term Loans and Credit Facilities

During the year ended December 31, 2018 the Company entered into two debt agreements with Oak Street Funding LLC. On August 1, 2018, EBS and USBA entered into a Credit Agreement with Oak Street Funding LLC (“Oak Street”) whereby EBS and USBA borrowed $750,000 from Oak Street under a Term Loan. The Term Loan is secured by certain assets of the Company. Interest accrues at 5.00% on the basis of a 360-day year, maturing 120 months from the Amortization Date (September 25, 2018). The Company incurred debt issuance costs associated with the Term Loan in the amount of $22,188. On December 7, 2018, CCS entered into a Facility with Oak Street whereby CCS borrowed $1,025,000 from Oak Street under a senior secured amortizing credit facility. The borrowing rate under the Facility is a variable rate equal to Prime +1.50% and matures 10 years from the closing date. The Company incurred debt issuance costs associated with the Facility in the amount of $25,506, which were deferred and are amortized over the length of the Facility.

During the year ended December 31, 2019 the Company entered in Credit Agreements with Oak Street on April 1, 2019, May 1, 2019 and September 5, 2019 whereby the Company borrowed a total amount of $7,912,000 from Oak Street under the Term Loans. The Term Loans are secured by certain assets of the Company. The borrowing rates under the Facility is a variable rate equal to Prime + 2.00% and matures 10 years from the closing date. The Company recorded debt issuance costs associated with the aforementioned loans in total of $181,125. Aggregated cumulative maturities of long-term obligations (including the Term Loan and the Facility), excluding deferred financing costs, as of December 31, 2021 are:

F-23

Fiscal year ending December 31,	Maturities of Long-Term Debt
2021	$913,919
2022	963,584
2023	1,015,030
2024	1,071,119
2025	1,129,340
Thereafter	3,040,781
Total	8,133,773
Less debt issuance costs	(134,528)
Total	$7,999,245

Loans Payable

Paycheck Protection Program

On April 4, 2020, the Company entered into a loan agreement with First Financial Bank for a loan of $673,700 pursuant to the Paycheck Protection Program (the “PPP”) under the Coronavirus Aid, Relief, and Economic Security Act enacted on March 27, 2020 (the “CARES Act”). Under the terms of the PPP, up to the entire amount of principal and accrued interest may be forgiven to the extent loan proceeds are used for qualifying expenses as described in the CARES Act and applicable implementing guidance issued by the U.S. Small Business Administration under the PPP. The Company used the entire loan amount for designated qualifying expenses and applied for forgiveness in accordance with the terms of the PPP. This loan was evidenced by a promissory note dated April 4, 2020 and matures two years from the disbursement date. This loan bears interest at a rate of 1.00% per annum, with the first six months of interest deferred. Principal and interest are payable monthly commencing one year after the disbursement date and may be prepaid by the Company at any time prior to maturity with no prepayment penalties. This loan contains customary events of default relating to, among other things, payment defaults or breaches of the terms of the loan. Upon the occurrence of an event of default, the lender may require immediate repayment of all amounts outstanding under the note. The principal and interest of the loan are repayable in 18 monthly equal installments of $37,913 each. Interest accrued in the first six months is included in the monthly installments. Installments must be paid on the 24th day of each month. In 2020, the Company repaid a total of $165,000 of principal on the loan. On November 17, 2020 the Company received notification from the SBA that the remaining PPP loan balance of $508,700 has been forgiven.

NOTE 9. SIGNIFICANT CUSTOMERS

Carriers representing 10% or more of total revenue are presented in the table below:

Insurance Carrier	December 31, 2021	December 31, 2020
BlueCross BlueShield	19%	25.1%
Priority Health	28%	25.5%

No other single insurance carrier accounted for more than 10% of the Company’s commission revenues. The loss of any significant customer, including Priority Health and BlueCross BlueShield, could have a material adverse effect on the Company.

NOTE 10. EQUITY

Preferred Stock

The Company has been authorized to issue 750,000,000 shares of $0.086 par value Preferred Stock. The Board of Directors is expressly vested with the authority to divide any or all of the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of each series so established, within certain guidelines established in the Articles of Incorporation.

F-24

Each share of Series A Convertible Preferred Stock shall have ten (10) votes per share and may be converted into ten (10) shares of $0.086 par value common stock. The holders of the Series A Convertible Preferred Stock shall be entitled to receive, when, if and as declared by the Board, out of funds legally available therefore, cumulative dividends payable in cash. The annual interest rate at which cumulative preferred dividends will accrue on each share of Series A Convertible Preferred Stock is 0%. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, before any distribution of assets of the Corporation shall be made to or set apart for the holders of the Common Stock and subject and subordinate to the rights of secured creditors of the Company, the holders of Series A Preferred Stock shall receive an amount per share equal to the greater of (i) one dollar ($1.00), adjusted for any recapitalization, stock combinations, stock dividends (whether paid or unpaid), stock options and the like with respect to such shares, plus any accumulated but unpaid dividends (whether or not earned or declared) on the Series A Convertible Preferred Stock, and (ii) the amount such holder would have received if such holder has converted its shares of Series A Convertible Preferred Stock to common stock, subject to but immediately prior to such liquidation.

On February 11, 2021, Reliance Global Holdings, LLC, a related party, converted 394,493 shares of Series A Convertible Preferred Stock into 3,944,930 shares of common stock.

On November 5, 2021, Reliance Global Holdings, LLC, a related party, converted 1,167 shares of Series A Convertible Preferred Stock into 11,670 shares of common stock.

As of December 31, 2021 and 2020, there were 0 and 395,640 shares of Series A Convertible Preferred Stock issued and outstanding.

Common Stock

The Company has been authorized to issue 2,000,000,000 shares of common stock, $0.086 par value. Each share of issued and outstanding common stock shall entitle the holder thereof to fully participate in all shareholder meetings, to cast one vote on each matter with respect to which shareholders have the right to vote, and to share ratably in all dividends and other distributions declared and paid with respect to common stock, as well as in the net assets of the corporation upon liquidation or dissolution.

On January 21, 2021 pursuant to authority granted by the Board of Directors of the Company, the Company implemented a 1-for-85.71 reverse split of the Company’s issued and outstanding common stock simultaneously with its up listing to the Nasdaq Capital Market (the “Reverse Split”). The number of authorized shares remains unchanged. All share and per share information has been retroactively adjusted to reflect the Reverse Split for all periods presented, unless otherwise indicated.

In February 2021, The Company issued 23,338 shares of common stock pursuant to software purchase, valued at $340,000.

In February 2021, the Company issued 2,070,000 shares of common stock through a stock offering for the purpose of raising capital. The Company received gross proceeds of $12,420,000 for the issuance of these common shares.

In February 2021, Reliance Global Holdings, LLC, a related party, converted $3,800,000 of outstanding debt into 633,333 shares of common stock. The conversion considered the fair market value of the stock on the day of conversion of $6.00 for total shares issued as a result of 633,333.

In March 2021, the Company issued 15,000 shares of the Company’s common stock to a vendor for services valued at $91,050.

In June 2021, the Company issued 14,925 shares of common stock pursuant to the acquisition of the Kush Acquisition, valued at $50,000.

As of December 31, 2021 and December 31, 2020, there were 10,956,109 and 4,241,028 shares of Common Stock outstanding, respectively.

Stock Options

During the year ended December 31, 2019, the Company adopted the Reliance Global Group, Inc. 2019 Equity Incentive Plan (the “Plan”) under which options exercisable for shares of common stock have been or may be granted to employees, directors, consultants, and service providers. A total of 700,000 shares of common stock are reserved for issuance under the Plan. At December 31, 2021, there were 163,913 shares of common stock reserved for future awards under the Plan. The Company issues new shares of common stock from the shares reserved under the Plan upon exercise of options.

F-25

The Plan is administered by the Board of Directors (the “Board”). The Board is authorized to select from among eligible employees, directors, and service providers those individuals to whom options are to be granted and to determine the number of shares to be subject to, and the terms and conditions of the options. The Board is also authorized to prescribe, amend, and rescind terms relating to options granted under the Plan. Generally, the interpretation and construction of any provision of the Plan or any options granted hereunder is within the discretion of the Board.

The Plan provides that options may or may not be Incentive Stock Options (ISOs) within the meaning of Section 422 of the Internal Revenue Code. Only employees of the Company are eligible to receive ISOs, while employees, non-employee directors, consultants, and service providers are eligible to receive options which are not ISOs, i.e. “Non-Statutory Stock Options.” The options granted by the Board in connection with its adoption of the Plan were Non-Statutory Stock Options.

The fair value of each option granted is estimated on the grant date using the Black-Scholes option pricing model or the value of the services provided, whichever is more readily determinable. The Black-Scholes option pricing model takes into account, as of the grant date, the exercise price and expected life of the option, the current price of the underlying stock and its expected volatility, expected dividends on the stock and the risk-free interest rate for the term of the option.

The following is a summary of the stock options granted, forfeited or expired, and exercised under the Plan for the years ended December 31, 2021 and 2020 respectively:

	Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2020	233,917	$15.43	3.63	$-
Granted		-	-	-
Forfeited or expired	(70,004)	14.57	2.68	-
Exercised	-	-	-	-
Outstanding at December 31, 2021	163,913	$15.50	2.61	-

	Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2019	229,833	$15.43	3.87	$2,995,640
Granted	27,417	30.86	4.28	-
Forfeited or expired	(23,333)	33.43	4.23	-
Exercised	-	-	-	-
Outstanding at December 31, 2020	233,917	$15.43	3.63	-

F-26

The following is a summary of the Company’s non-vested stock options as of December 31, 2021 and 2020 respectively:

	Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (Years)
Non-vested at December 31, 2020	159,542	$13.39	2.53
Granted	-	-	-
Vested	(49,732)	13.76	0.82
Forfeited or expired	(56,007)	14.57	2.68
Non-vested at December 31, 2021	53,803	$15.14	0.90

	Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (Years)
Non-vested at December 31, 2019	212,333	$15.43	4.30
Granted	27,417	30.86	4.28
Vested	(56,875)	13.39	2.53
Forfeited or expired	(23,333)	33.43	4.23
Non-vested at December 31, 2020	159,542	$13.39	2.53

For the period ended December 31, 2021, the Board did not approve any options to be issued pursuant to the Plan.

During the year ended December 31, 2020, the Board approved options to be issued pursuant to the Plan to a certain employee totaling 23,333 shares and another employee totaling 4,083. These options were granted with an exercise price greater than the market value of the common stock on the date of grant and have a contractual term of 5 years. The options vest ratably over a 4-year period through various dates in 2024 and remain subject to forfeiture if vesting conditions are not met. Compensation cost is recognized on a straight-line basis over the vesting period or requisite service period.

During the years ended December 31, 2021 and 2020, various employee terminations occurred resulting in option forfeitures of 70,004 and 23,333 respectively.

As of December 31, 2021, the Company determined that the options granted had a total fair value of $2,541,360, which will be amortized in future periods through February 2024. During the year ended December 31, 2021, the Company recognized $576,160 of compensation expense relating to the stock options granted to employees, directors, and consultants. As of December 31, 2021, unrecognized compensation expense totaled $195,746 which will be recognized on a straight-line basis over the vesting period or requisite service period through February 2024.

The intrinsic value is calculated as the difference between the market value and the exercise price of the shares on December 31, 2021. The market value as of December 31, 2021 was $6.44 based on the closing bid price for December 31, 2021.

F-27

As of December 31, 2020 the Company determined that the options granted had a total fair value of $3,386,156. During the year ended December 31, 2020, the Company recognized $1,304,401 of compensation expense relating to the stock options granted to employees, directors, service providers and consultants. As of December 31, 2020, unrecognized compensation expense totaled $1,034,381.

The intrinsic value is calculated as the difference between the market value and the exercise price of the shares on December 31, 2020. The market values as of December 31, 2020 was $6.43 based on the closing bid price for December 31, 2020.

The Company estimated the fair value of each stock option on the grant date using a Black-Scholes option-pricing model. Black-Scholes option-pricing models require the Company to make predictive assumptions regarding future stock price volatility, recipient exercise behavior, and dividend yield. The Company estimated the future stock price volatility using the historical volatility over the expected term of the option. The expected term of the options was computed by taking the mid-point between the vesting date and expiration date. The following assumptions were used in the Black-Scholes option-pricing model, not accounting for the Reverse Split:

	Year Ended December 31, 2021	Year Ended December 31, 2020
Exercise price	$0.16 - $0.26	$0.16 - $0.39
Expected term	3.25 to 3.75 years	3.25 to 3.75 years
Risk-free interest rate	0.38% - 2.43%	0.26% - 2.43%
Estimated volatility	293.07% - 517.13%	293.07% - 517.13%
Expected dividend	-	-
Option price at valuation date	$0.12 - $0.27	$0.12 - $0.31

Warrants

As a part of the Company’s offering, the Company issued 2,070,000 Series A Warrants. These warrants are classified as equity warrants because of provisions, pursuant to the warrant agreement, that permit the holder obtain a fixed number of shares for a fixed monetary amount. The warrants are standalone equity securities that are transferable without the Company’s consent or knowledge. The warrants were recorded at a value per the offering of $0.01. The warrants may be exercised at any point from the effective date until the 5-year anniversary of issuance and are not subject to standard anti-dilution provisions. The Series A Warrants are exercisable at a per share exercise price equal to 110% of the public offering price of one share of common stock and accompanying Series A Warrant, $6.00.

See Note 13 for warrant commitments.

Equity-based Compensation

In 2021, three employees received a signing bonus of shares of the Company’s common stock to be issued after the completion of a service period ranging from one to three years of service. The shares granted in 2021 were valued at $110,240. For the year ended December 31, 2021, compensation expense on these grants totaled $81,917.

Total stock compensation expense for the year ended December 31, 2021 and 2020 was $749,127 and $1,471,068, respectively

NOTE 11. EARNINGS (LOSS) PER SHARE

Basic earnings per common share (“EPS”) applicable to common stockholders is computed by dividing earnings applicable to common stockholders by the weighted-average number of common shares outstanding.

If there is a loss from operations, diluted EPS is computed in the same manner as basic EPS is computed. Similarly, if the Company has net income but its preferred dividend adjustment made in computing income available to common stockholders results in a net loss available to common stockholders, diluted EPS would be computed in the same manner as basic EPS. Accordingly, the outstanding Series A Convertible Preferred Stock is considered anti-dilutive in which 0 and 395,640 were issued and outstanding at December 31, 2021 and 2020, respectively. Series A Convertible Preferred Stock is convertible into common stock on a 10 for 1 basis. The outstanding stock options are considered anti-dilutive in which 163,913 and 233,917 were issued and outstanding at December 31, 2021 and 2020, respectively.

F-28

The calculations of basic and diluted EPS, are as follows:

	December 31, 2021	December 31, 2020
Basic and diluted loss per common share:
Net loss	$(21,098,465)	$(3,681,389)
Basic and diluted weighted average shares outstanding	10,097,052	4,183,625
Basic and diluted loss per common share:	$(2.09)	$(0.88)

NOTE 12. LEASES

Operating Leases

ASU 2016-02 requires recognition in the statement of operations of a single lease cost, calculated so that the cost of the lease is allocated over the lease term, generally on a straight-line basis. The standard requires a lessee to record a right-of-use asset and a corresponding lease liability at the inception of the lease, initially measured at the present value of the lease payments. The Company’s leases consist of operating leases on buildings and office space.

In accordance with ASU 2016-02, right-of-use assets are amortized over the life of the underlying leases. Lease expense for the years ended December 31, 2021 and 2020 was $307,773 and $239,746 respectively. As of December 31, 2021, the weighted average remaining lease term and weighted average discount rate for the operating leases were 5.28 years and 5.83% respectively.

Future minimum lease payment under these operating leases consisted of the following:

Year ending December 31,	Operating Lease Obligations
2022	$330,737
2023	256,267
2024	172,690
2025	112,923
2026	113,736
Thereafter	268,196
Total undiscounted operating lease payments	1,254,549
Less: Imputed interest	(173,214)
Present value of operating lease liabilities	$1,081,335

NOTE 13. COMMITMENTS AND CONTINGENCIES

Legal Contingencies

The Company is subject to various legal proceedings and claims, either asserted or unasserted, arising in the ordinary course of business. While the outcome of these claims cannot be predicted with certainty, management does not believe the outcome of any of these matters will have a material adverse effect on our business, financial position, results of operations, or cash flows, and accordingly, no legal contingencies are accrued as of December 31, 2021 and 2020. Litigation relating to the insurance brokerage industry is not uncommon. As such the Company, from time to time have been, subject to such litigation. No assurances can be given with respect to the extent or outcome of any such litigation in the future.

Earn-out liabilities

The Company has recognized a number of earn-out liabilities resulting from contingent consideration provisions included in business combination agreements. Earn-out consideration is normally earned by acquirees when they meet or exceed pre-agreed upon earnings targets.

F-29

The following outlines changes to the Company’s earn-out liability balances inclusive of accumulated accretion for the respective years ended December 31, 2021 and 2020:

	CCS	Fortman	Montana	Altruis	Kush	Total
Ending balance December 31, 2020	$81,368	$432,655	$522,553	$1,894,842	$-	$2,931,418
Changes due to business combinations	-	-	-	-	1,694,166	1,694,166
Changes due to payments	-	-	-	(452,236)	-	(452,236)
Changes due to fair value adjustments	-	82,653	93,416	(449,738)	(4,433)	(278,102)
Changes due to write-offs	(81,368)	-	-	-	-	(81,368)
Ending balance December 31, 2021	$-	$515,308	$615,969	$992,868	$1,689,733	$3,813,878

	CCS	Fortman	Montana	Altruis	Kush	Total
Ending balance December 31, 2019	$-	$432,655	$522,553	$1,894,842	$-	$2,850,050
Changes due to business combinations	81,368	-	-	-	-	81,368
Changes due to payments	-	-	-	-	-	-
Changes due to fair value adjustments	-	-	-	-	-	-
Changes due to write-offs	-	-	-	-	-	-
Ending balance December 31, 2020	$81,368	$432,655	$522,553	$1,894,842	$-	$2,931,418

COVID-19 pandemic contingencies

The spread of the coronavirus (COVID-19) outbreak in the United States has resulted in economic uncertainties which may negatively impact the Company’s business operations. While the disruption is expected to be temporary, there is uncertainty surrounding the duration and extent of the impact. The impact of the coronavirus outbreak on the financial statements cannot be reasonably estimated at this time.

Adverse events such as health-related concerns about working in our offices, the inability to travel and other matters affecting the general work environment could harm our business and our business strategy. While we do not anticipate any material impact to our business operations as a result of the coronavirus, in the event of a major disruption caused by the outbreak of pandemic diseases such as coronavirus, we may lose the services of our employees or experience system interruptions, which could lead to diminishment of our business operations. Any of the foregoing could harm our business and delay the implementation of our business strategy and we cannot anticipate all the ways in which the current global health crisis and financial market conditions could adversely impact our business.

Management is actively monitoring the global situation on its financial condition, liquidity, operations, industry and workforce.

Warrant Commitment

On December 22, 2021 the Company entered into a securities purchase agreement with several institutional buyers for the purchase and sale of (i) warrants to purchase an aggregate of up to 9,779,952 shares of the Company’s common stock, par value $0.086 per share at an exercise price of $4.09 per share, (ii) an aggregate of 2,670,892 shares of Common Stock, and (iii) 9,076 shares of the Company’s newly-designated Series B convertible preferred stock, par value $0.086 per share, with a stated value of $1,000 per share, initially convertible into an aggregate of 2,219,084 shares of Common Stock at a conversion price of $4.09 per share in a private placement (the “Private Placement”). The aggregate purchase price for the Common Shares, the Preferred Shares and the Warrants is approximately $20,000,000. Refer to Note 16, Subsequent Events, for additional information.

By entering into the Private Placement on December 22, 2021, the Company entered into a commitment to issue the Common Shares, Preferred Shares and Series B Warrants on the Initial Closing Date for a fixed price and exercise price, as applicable. The commitment to issue Series B Warrants (the “Warrant Commitment”) represents a derivative financial instrument, other than an outstanding share, that, at inception, has both of the following characteristics: (i) embodies a conditional obligation indexed to the Company’s equity shares and (ii) may require the Company to settle the obligation by transferring assets. Under ASC 480, Distinguishing Liabilities from Equity, it is required to be initially measured and subsequently remeasured, at fair value as an asset or liability with changes in fair value recognized in earnings. The company classified the commitment to issue the warrants as a derivative liability because it represents a written option that does not qualify for equity accounting. An option pricing model was utilized to calculate the fair value of the Warrant Commitment. The Company recorded $17,652,808 of non-operating unrealized losses within the recognition and change in fair value of warrant commitment account on the consolidated statement of operations for the year ended December 31, 2021, related to initial recognition of the Warrant Commitment and subsequent changes in its fair value through December 31, 2021. A corresponding liability of $37,652,808 was recognized in the warrant commitment account on the Company’s consolidated balance sheet as of December 31, 2021. The Company recorded a subscription receivable for $20,000,000, equal to the gross proceeds from sale of the Common Shares and Preferred Shares, as an offset to equity within the consolidated balance sheet as of December 31, 2021.

NOTE 14. INCOME TAXES

The difference between the actual income tax rate versus the tax computed at the Federal Statutory rate follows:

	December 31, 2021	December 31, 2020
Federal rate	21.0%	21.0%
State net of federal	0.3%	2.5%
PPP loan forgiveness	0.0%	2.9%
Non-deductible acquired intangible assets	0.0%	15.0%
Return to provision	(0.1)%	0.0%
Rate Change	0.4%	0.0%
Valuation allowance	(21.6)%	(41.4)%
Effective income tax rate	0.0%	0.0%

The Company did not have any material uncertain tax positions. The Company’s policy is to recognize interest and penalties accrued related to unrecognized benefits as a component income tax expense (benefit). The Company did not recognize any interest or penalties, nor did it have any interest or penalties accrued as of December 31, 2021 and 2020.

F-30

Deferred income tax assets and (liabilities) consist of the following:

	December 31, 2021	December 31, 2020
Deferred tax assets (liabilities)
Net operating loss carryforward	$1,900,194	$1,415,227
Stock based compensation	725,546	540,086
Goodwill	(199,086)	(52,783)
Intangibles	459,441	225,434
Fixed assets	(56,691)	(37,976)
Right of use assets	(333,347)	(99,560)
Lease liabilities	337,671	101,000
Other	1,336	753
Total deferred tax assets	2,835,065	2,092,181
Valuation allowance	(2,835,065)	(2,092,181)
Net deferred tax assets	$-	$-

The Company has approximately $8,403,000 of Federal Net Operating Loss Carry forwards, of which $1.3 million will begin to expire beginning 2031 and $7.1 million will not expire but are limited to use of 80% of current year taxable income.

The Company has approximately $2,722,000 of state net operation loss carry forward to offset future taxable income in the states in which it currently operates. These carryforwards start expiring in 2029.

Internal Revenue Code Section 382 limits the ability to utilize net operating losses if a 50% change in ownership occurs over a three-year period. Such limitation of the net operating losses may have occurred, but we have not analyzed it at this time as the deferred tax asset is fully reserved. On March 27, 2020, the US government signed the Coronavirus Aid, Relief and Economic Security (CARES) Act into law, a $2 trillion relief package to provide support to individuals, businesses and government organizations during the COVID-19 pandemic. The income tax provisions contained in the CARES Act are not likely to have an impact for the Company.

During the year ended December 31, 2021 and 2020, the valuation allowance increased $742,884 and $1,533,006, respectively.

The tax periods ending December 31, 2018, 2019 and 2020 are open for examination.

NOTE 15. RELATED PARTY TRANSACTIONS

The Company entered into a Loan Agreement with Reliance Global Holdings, LLC, a related party under common control. There is no term to the loan, and it bears no interest. Repayment will be made as the Company has business cash flows. The proceeds from the various loans were utilized to fund the acquisitions of USBA, EBS, CCS, SWMT Acquisition, Fortman , Altruis, and UIS.

As of December 31, 2021, and the 2020 the related party loan payable was $354,000 and $4,666,520 respectively.

At December 31, 2021 and 2020, Reliance Holdings owned approximately 33% and 26%, respectively, of the common stock of the Company.

F-31

NOTE 16. SUBSEQUENT EVENTS

On January 5, 2022, pursuant to the securities purchase agreement dated December 22, 2021, the Private Placement was closed. The Private Placement resulted in aggregate gross proceeds to the Company of approximately $20,000,000, before deducting placement agent fees and other offering expenses payable by the Company. The Warrants are exercisable upon issuance and will expire five years from the date of issuance. In connection with the Private Placement, the Company issued to the placement agent warrants to purchase 244,539 shares of the Company’s Common Stock at an exercise price of $4.09 per share (the “Placement Agent Warrants”). The Placement Agent Warrants have substantially the same terms as the Warrants issued in the Private Placement.

On January 10, 2022 the Company completed the acquisition of Medigap Health Insurance Company (“Medigap”) in an asset purchase transaction. Medigap is an insurance brokerage company headquartered in Florida, specializing in Medicare supplement insurance. Total consideration for Medigap was approximately $22,900,000, consisting of both cash and restricted common stock of Reliance Global Group. Additional details on the acquisition will be available in the Company’s Current Report on Form 8-K/A and Schedule 14C, to be filed with the Securities and Exchange Commission.

F-32

Reliance Global Group, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash	$5,491,407	$4,136,180
Restricted cash	484,351	484,542
Accounts receivable	1,173,383	1,024,831
Accounts receivable, related parties	1,642	7,131
Other receivables	7,336	-
Prepaid expense and other current assets	111,639	2,328,817
Total current assets	7,269,758	7,981,501
Property and equipment, net	147,140	130,359
Right-of-use assets	1,287,636	1,067,734
Investment in NSURE, Inc.	1,350,000	1,350,000
Intangibles, net	11,895,223	7,078,900
Goodwill	29,249,285	10,050,277
Other non-current assets	69,784	16,792
Total assets	$51,268,826	$27,675,563

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable and other accrued liabilities	$1,043,117	$2,759,160
Chargeback reserve	1,585,435	-
Other payables	80,033	81,500
Current portion of long-term debt	918,073	913,920
Current portion of leases payable	434,045	276,009
Earn-out liability, current portion	3,774,411	3,297,855
Warrant commitment	-	37,652,808
Total current liabilities	7,835,114	44,981,252

Loans payable, related parties, less current portion	342,996	353,766
Long term debt, less current portion	6,860,467	7,085,325
Leases payable, less current portion	871,234	805,326
Earn-out liability, less current portion	446,538	516,023
Warrant liabilities	23,660,144	-
Total liabilities	40,016,493	53,741,692
Stockholders’ equity (deficit):
Preferred stock, $0.086 par value; 750,000,000 shares authorized and 9,076 and 0 issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	781	-
Common stock, $0.086 par value; 2,000,000,000 shares authorized and 11,337,109 and 10,956,109 issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	973,593	940,829
Additional paid-in capital	34,396,104	26,451,187
Stock subscription receivable	-	(20,000,000)
Accumulated deficit	(24,118,145)	(33,458,145)
Total stockholders’ equity (deficit)	11,252,333	(26,066,129)
Total liabilities and stockholders’ equity	$51,268,826	$27,675,563

The accompanying notes are an integral part of these condensed consolidated financial statements

F-33

Reliance Global Group, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	March 31, 2022	March 31, 2021
Revenue
Commission income	$4,235,781	$2,323,730
Total revenue	4,235,781	2,323,730

Operating expenses
Commission expense	904,156	529,472
Salaries and wages	2,082,175	918,545
General and administrative expenses	2,453,070	1,004,401
Marketing and advertising	587,022	23,079
Depreciation and amortization	607,525	333,088
Total operating expenses	6,633,948	2,808,585

Loss from operations	(2,398,167)	(484,855)

Other income (expense)
Other expense, net	(107,797)	(129,071)
Recognition and change in fair value of warrant liabilities	11,845,964	-
Total other income (expense)	11,738,167	(129,071)

Net income (loss)	$9,340,000	$(613,926)

Basic earnings (loss) per share	$0.13	$(0.08)
Diluted earnings (loss) per share	$(0.42)	$(0.08)
Weighted average number of shares outstanding - Basic	18,225,241	7,542,377
Weighted average number of shares outstanding - Diluted	23,599,275	7,542,377

The accompanying notes are an integral part of these condensed consolidated financial statements

F-34

Reliance Global Group, Inc. and Subsidiaries

Condensed Consolidated Statements of Stockholders’ Equity (Deficit)

(Unaudited)

	Reliance Global Group, Inc.
	Preferred stock		Common stock		Common stock issuable		Additional paid-in	Subscription	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	capital	Receivable	Deficit	Total

Balance, December 31, 2021	-	$-	10,956,109	$940,829	-	$-	$26,451,187	$(20,000,000)	$(33,458,145)	$(26,066,129)

Share based compensation	-	-	-	-	-	-	739,960	-	-	739,960

Shares issued due to private placement	9,076	781	2,670,892	229,694	-	-	(230,424)	20,000,000	-	20,000,051

Shares issued pursuant to acquisition of Medigap	-	-	606,037	52,119	-	-	4,711,332	-	-	4,763,451

Exercise of Series A warrants	-	-	375,000	32,250	-	-	2,442,750	-	-	2,475,000

Issuance of prefunded Series C Warrants in exchange for common shares	-	-	(3,276,929)	(281,815)	-	-	281,815	-	-	-

Shares issued for vested stock awards	-	-	6,000	516	-	-	(516)	-	-	-

Net Income	-	-	-	-	-	-	-	-	9,340,000	9,340,000

Balance, March 31, 2022	9,076	$781	11,337,109	$973,593	-	$-	$34,396,104	$-	$(24,118,145)	$11,252,333

The accompanying notes are an integral part of these condensed consolidated financial statements

F-35

Reliance Global Group, Inc. and Subsidiaries

Condensed Consolidated Statements of Stockholders’ Equity (Deficit)

(Unaudited)

	Reliance Global Group, Inc.
	Preferred stock		Common stock		Common stock issuable		Additional paid-	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	in capital	Deficit	Total

Balance, December 31, 2020	395,640	$33,912	4,241,028	$363,517	23,341	$340,000	$11,559,239	$(12,359,680)	$(63,012)

Share based compensation	-	-	-	-	-	-	246,966	-	246,966

Shares issued for services	-	-	15,000	1,290	-	-	89,760	-	91,050

Shares issued due to public offering, net of offering costs of $1,672,852	-	-	1,800,000	154,800	-	-	8,954,348	-	9,109,148

Over-allotment shares from offering, net of offering costs of $250,928	-	-	270,000	23,220	-	-	1,343,153	-	1,366,373

Warrants sold during public offering at quoted price	-	-	-		-	-	20,700	-	20,700

Shares issued due to conversion of preferred stock	(394,493)	(33,812)	3,944,930	339,264	-	-	(305,452)	-	-

Shares issued due to conversion of debt	-	-	633,333	54,467	-	-	3,745,533	-	3,800,000

Rounding shares related to initial public offering	-	-	1,885		(3)	-	-	-	-

Shares issued pursuant to software purchase	-	-	23,338	1,984	(23,338)	(340,000)	338,016	-	0

Net loss	-	-	-	-	-	-	-	(613,926)	(613,926)

Balance, March 31, 2021	1,147	$100	10,929,514	$938,542	-	$-	$25,992,263	$(12,973,606)	$13,957,299

The accompanying notes are an integral part of these condensed consolidated financial statements

F-36

Reliance Global Group, Inc. and Subsidiaries and Predecessor

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	March 31, 2022	March 31, 2021
Cash flows from operating activities:
Net income (loss)	$9,340,000	$(613,926)
Adjustment to reconcile net income to net cash (used) provided by operating activities:
Depreciation and amortization	607,528	333,087
Amortization of debt issuance costs and accretion of debt discount	6,467	5,722
Non-cash lease expense	4,042	(4,704)
Stock compensation expense	739,960	352,299
Earn-out fair value and write-off adjustments	407,071	-
Recognition and change in fair value of warrant liabilities	(11,845,964)	-
Change in operating assets and liabilities:
Accounts payables and other accrued liabilities	(1,715,666)	(893,505)
Accounts receivable	(148,552)	181,556
Accounts receivable, related parties	5,489	(7,131)
Other receivables	(7,336)	-
Other payables	(1,467)	-
Charge back reserve	100,962
Other non-current assets	(52,992)	-
Prepaid expense and other current assets	2,217,178	-
Net cash used in operating activities	(343,280)	(646,602)

Cash flows from investing activities:
Purchase of property and equipment	(4,108)	-
Acquisition of business, net of cash acquired	(18,138,750)	-
Purchase of intangibles	(249,235)	-
Net cash used in investing activities	(18,392,093)	-

The accompanying notes are an integral part of these condensed consolidated financial statements

F-37

Reliance Global Group, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

Cash flows from financing activities:
Principal repayments of debt	(227,172)	(213,994)
Proceeds from loans payable, related parties	-	177,824
Payments of loans payable, related parties	(10,770)	(310,771)
Proceeds from exercise of warrants into common stock	2,475,000	-
Net proceeds from private placement issuance of shares and warrants	17,853,351	-
Issuance of common stock	-	10,481,938
Net cash provided by financing activities	20,090,409	10,134,997

Net increase in cash and restricted cash	1,355,036	9,488,395
Cash and restricted cash at beginning of period	4,620,722	529,581
Cash and restricted cash at end of period	$5,975,758	$10,017,976

Supplemental disclosure of cash and non-cash investing and financing transactions:
Issuance of Series D Warrants	$6,930,335	$-
Issuance of placement agent warrants	$1,525,923	-
Conversion of common stock into Series C Warrants	$281,815	$-
Conversion of preferred stock into common stock	$-	$339,264
Cash paid for interest	$105,447	$116,830
Conversion of debt into equity	$-	$3,800,000
Common stock issued pursuant to acquisition	$4,763,451	$-
Common stock issued in lieu of services	$-	$91,050
Issuance of common stock pursuant to the purchase of software	$-	$340,000

The accompanying notes are an integral part of these condensed consolidated financial statements

F-38

Reliance Global Group, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements

NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Reliance Global Group, Inc. (formerly known as Ethos Media Network, Inc.) (“RELI”, “Reliance”, or the “Company”) was incorporated in Florida on August 2, 2013. In September 2018, Reliance Global Holdings, LLC (“Reliance Holdings”, or “Parent Company”), a related party acquired control of the Company. Ethos Media Network, Inc. was then renamed on October 18, 2018.

On May 1, 2021, the Company acquired J.P. Kush and Associates, Inc. (“Kush”), an independent healthcare insurance agency (See Note 3).

On January 10, 2022, the Company acquired Medigap Healthcare Insurance Company, LLC (“Medigap”), an independent healthcare agency (see Note 3)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements included herein have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The accompanying unaudited condensed consolidated financial statements include the accounting of Reliance Global Group, Inc., and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2021 included in the Company’s annual report on Form 10-K.

Liquidity

As of March 31, 2022, the Company’s reported cash and restricted cash aggregated balance was approximately $5,976,000, current assets were approximately $7,270,000, while current liabilities were approximately $7,835,000. As of March 31, 2022, the Company had a working capital deficit of approximately $565,000 and stockholders’ equity of approximately $11,252,000. For the three months ended March 31, 2022, the Company reported loss from operations of approximately $2,398,000, a non-cash, non-operating gain on the recognition and change in fair value of warrant liabilities of approximately $11,846,000, resulting in an overall net income of approximately $9,340,000. The Company reported negative cash flows from operations of approximately $343,000. The Company completed a capital offering in January 2022 that raised net proceeds of approximately $17,853,352. Management believes the company’s financial position and its ability to raise capital to be reasonable and sufficient, providing ample liquidity for the foreseeable future.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures in the financial statements and accompanying notes. Management bases its estimates on historical experience and on assumptions believed to be reasonable under the circumstances. Actual results could differ materially from those estimates.

Cash

Cash consists of checking accounts. The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

F-39

Restricted Cash

Restricted cash includes cash pledged as collateral to secure obligations and/or all cash whose use is otherwise limited by contractual provisions.

The reconciliation of cash and restricted cash reported within the applicable balance sheet accounts that sum to the total of cash and restricted cash presented in the statement of cash flows is as follows:

	March 31, 2022	March 31, 2021
Cash	$5,491,407	$9,432,070
Restricted cash	484,351	585,906
Total cash and restricted cash	$5,975,758	$10,017,976

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation. Depreciation is recognized over an asset’s estimated useful life using the straight-line method beginning on the date an asset is placed in service. The Company regularly evaluates the estimated remaining useful lives of the Company’s property and equipment to determine whether events or changes in circumstances warrant a revision to the remaining period of depreciation. Maintenance and repairs are charged to expense as incurred. Estimated useful lives of the Company’s Property and Equipment are as follows:

Useful Life (in years)
Computer equipment	5
Office equipment and furniture	7
Leasehold improvements	Shorter of the useful life or the lease term

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The accounting guidance includes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The three levels of the fair value hierarchy are as follows:

Level 1 — Observable inputs that reflect quoted prices (unadjusted) in active markets for identical assets and liabilities;

Level 2 — Inputs other than quoted prices in active markets for identical assets and liabilities that are observable either directly or indirectly for substantially the full term of the asset or liability; and

Level 3 — Unobservable inputs for the asset or liability, which include management’s own assumption about the assumptions market participants would use in pricing the asset or liability, including assumptions about risk.

As of March 31, 2022 and December 31, 2021 respectively, the Company’s balance sheet includes certain financial instruments, including cash, notes receivables, accounts payable, and short and long-term debt. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization. The carrying amounts of long-term debt approximate their fair value as the variable interest rates are based on a market index.

The Company’s Warrant Commitment and warrant liabilities (“Warrant Liabilities”) (see Note 13, Commitments and Contingencies) represent liability-classified derivative financial instruments recorded at fair value on a recurring basis. The fair value includes significant inputs unobservable in the market and thus are considered Level 3. The Company measures fair value of Warrant Liabilities at issuance date and subsequently at the balance sheet date, using a binomial option pricing model. The significant inputs used in estimating fair value include the fair value of the underlying stock, expected term, risk free interest rate, and expected volatility, as follows:

	March 31, 2022	December 31, 2021
Stock price	$4.31	$6.44
Volatility	90%	90%
Time to expiry	5	5
Dividend yield	0%	0%
Risk free rate	2.4%	1.10%

The following reconciles the fair values of the liability classified warrants:

	March 31, 2022
	Series B Warrant Commitment	Series B warrant liabilities	Placement agent warrants	Total
Beginning balance	$37,652,808	$-	$-	$37,652,808
Initial recognition	-	55,061,119	1,525,923	56,587,042
Unrealized (gain) loss	17,408,311	(31,980,437)	(946,461)	(15,518,587)
Warrants exercised or transferred	(55,061,119)			(55,061,119)
Ending balance	$-	$23,080,682	$579,462	$23,660,144

	December 31, 2021
	Series B Warrant Commitment	Total
Beginning balance	$-	$-
Initial recognition	20,244,497	20,244,497
Unrealized (gain) loss	17,408,311	17,408,311
Warrants exercised or transferred	-	-
Ending balance	$37,652,808	$37,652,808

The Company’s contingent accrued earn-out business acquisition consideration liabilities are considered Level 3 fair value liability instruments requiring period fair value assessments. These contingent consideration liabilities were recorded at fair value on the acquisition date and are re-measured quarterly based on the then assessed fair value and adjusted if necessary. The increases or decreases in the fair value of contingent consideration can result from changes in anticipated revenue levels and changes in assumed discount periods and rates. As the fair value measure is based on significant inputs that are unobservable in the market, they are categorized as Level 3.

As of March 31, 2022 and December 31, 2021 respectively, the earn-out liability account balance as reported in the condensed consolidated balance sheets is $4,220,949 and $3,813,878. At March 31, 2022 and December 31, 2021, the current portion of the earn-out liability is $3,774,411 and $3,297,855, respectively, and the non-current earn out liability, net of current portion was $446,538 and $516,023, respectively. In fair valuing these instruments, the income valuation approach is applied and key valuation inputs include contingent payment arrangement terms, projected revenues and cash flows, rate of return, and probability assessments. Undiscounted remaining earn out payments are approximately $4,345,000 as of March 31, 2022.

F-40

For the Company’s earn-out liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3), the following table provides a reconciliation of the beginning and ending balances for each category therein, and gains or losses recognized during the period ended March 31, 2022 and December 31, 2021:

	March 31, 2022	December 31, 2021
Beginning balance - January 1	$3,813,878	$2,931,418

Acquisitions and Settlements:	-	-
JP Kush Acquisition	-	1,694,166
CCS Write-off	-	(81,368)
Altruis partial settlement	-	(452,236)
	-	-
Period adjustments:
Fair value changes and accretion included in earnings*	407,071	(278,102)

Ending balance	$4,220,949	$3,813,878

*	Recorded as a reduction to general and administrative expenses

Quantitative Information about Level 3 Fair Value Measurements

Significant unobservable inputs used in the earn-out fair value measurements of the Company’s contingent consideration liabilities designated as Level 3 are as follows:

	March 31, 2022	December 31, 2021
Fair value	$4,220,949	$3,813,878
Valuation technique	Discounted cash flow	Discounted cash flow
Significant unobservable input	Projected revenue and probability of achievement	Projected revenue and probability of achievement

Deferred Financing Costs

The Company has recorded deferred financing costs as a result of fees incurred by the Company in conjunction with its debt financing activities. These costs are amortized to interest expense using the straight-line method which approximates the interest rate method over the term of the related debt. As of March 31, 2022 and December 31, 2021, unamortized deferred financing costs were $129,791, and $134,528, respectively and are netted against the related debt.

Business Combinations

The Company accounts for its business combinations using the acquisition method of accounting. Under the acquisition method, assets acquired, liabilities assumed, and consideration transferred are recorded at the date of acquisition at their respective fair values. Definite-lived intangible assets are amortized over the expected life of the asset. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

Goodwill represents the excess purchase price over the fair value of the tangible net assets and intangible assets acquired in a business combination. Acquisition-related expenses are recognized separately from business combinations and are expensed as incurred. If the business combination provides for contingent consideration such as earn-outs, the Company records the contingent consideration at fair value at the acquisition date. The Company remeasures fair value as of each reporting date and changes resulting from events after the acquisition date, are recognized as follows: 1) if the contingent consideration is classified as equity, the contingent consideration is not re-measured and its subsequent settlement is accounted for within equity, or 2) if the contingent consideration is classified as a liability, the changes in fair value and accretion costs are recognized in earnings.

F-41

Identifiable Intangible Assets, net

Finite-lived intangible assets such as customer relationships assets, trademarks and tradenames are amortized over their estimated useful lives, generally on a straight-line basis for periods ranging from 3 to 20 years. Finite-lived intangible assets are reviewed for impairment or obsolescence whenever events or circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of intangible assets is measured by a comparison of the carrying amount of the asset to the future undiscounted net cash flows expected to be generated by that asset. If the asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the estimated fair value. No impairment was recognized during the periods presented.

Goodwill and other indefinite-lived intangibles

The Company records goodwill when the purchase price of a business acquisition exceeds the estimated fair value of net identified tangible and intangible assets acquired. Goodwill is assigned to a reporting unit on the acquisition date and tested for impairment at least annually, or more frequently when events or changes in circumstances indicate that the fair value of a reporting unit has more likely than not declined below its carrying value. Similarly, indefinite-lived intangible assets (if any) other than goodwill are tested annually or more frequently if indicated, for impairment. If impaired, intangible assets are written down to fair value based on the expected discounted cash flows.

Financial Instruments

The Company evaluates issued financial instruments for classification as either equity or liability based on an assessment of the financial instrument’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the financial instruments issued are freestanding pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and, if applicable whether the financial instruments meet all of the requirements for equity classification under ASC 815, including whether the financial instruments are indexed to the Company’s own Common Stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance and as of each subsequent reporting period end date while the financial instruments are outstanding. Financial instruments that are determined to be liabilities under ASC 480 or ASC 815 are held at their initial fair value and remeasured to fair value at each subsequent reporting date, with changes in fair value recorded as a non-operating, non-cash loss or gain, as applicable.

The Company’s financial instruments consist of derivatives related to the warrants issued with the securities purchase agreement as discussed in Note 9, Warrant Liabilities. The accounting treatment of derivative financial instruments requires that we record the derivatives at their fair values as of the inception date of the debt agreements and at fair value as of each subsequent balance sheet date. Any change in fair value is recorded as non-operating, non-cash income or expense at each balance sheet date. Upon the determination that an instrument is no longer subject to derivative accounting, the fair value of the derivative instrument at the date of such determination will be reclassified to paid in capital.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (ASC) 606 Revenue from Contracts with Customers which at its core, recognizes revenue upon the transfer of promised goods or services to customers in an amount that reflects the consideration the entity expects to be entitled to in exchange for those goods or services.

The Company’s revenue is primarily comprised of agency commissions earned from insurance carriers (the “Customer” or “Carrier”) related to insurance plans produced through brokering, producing and servicing agreements between insurance carriers and members. The Company defines a “Member” as an individual, family or entity currently covered or seeking insurance coverage.

The Company focuses primarily on agency services for insurance products in the “Healthcare” and property and casualty, which includes auto (collectively “P&C”) space, with nominal activity in the life insurance and bond sectors. Healthcare includes plans for individuals and families, Medicare supplements, ancillary and small businesses. The Company also earns revenue in the “Insurance Marketing” space as discussed further below.

Consideration for all agency services typically is based on commissions calculated by applying contractual commission rates to policy premiums. For P&C, commission rates are applied to premiums due, whereas for healthcare, commission rates, including override commissions, are applied to monthly premiums received by the Carrier.

The Company has two forms of billing practices, “Direct Bill” and “Agency Bill”. With Direct Bill, Carriers bill and collect policy premium payments directly from Members without any involvement from the Company. Commissions are paid to the Company by the Carrier in the following month. With Agency Bill, the Company bills Members premiums due and remits them to Carriers net of commission earned.

The following outlines the core principles of ASC 606:

Identification of the contract, or contracts, with a customer. A contract with a customer exists when (i) we enter into an enforceable contract with a customer that defines each party’s rights regarding the goods or services to be transferred and identifies the payment terms related to these goods or services, (ii) the contract has commercial substance, and (iii) we determine that collection of substantially all consideration for goods or services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration.

F-42

Identification of the performance obligations in the contract. Performance obligations promised in a contract are identified based on the goods or services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the goods or service either on its own or together with other resources that are readily available from third parties or from us, and are distinct in the context of the contract, whereby the transfer of the goods or services is separately identifiable from other promises in the contract.

Determination of the transaction price. The transaction price is determined based on the consideration to which we will be entitled in exchange for transferring goods or services to the customer.

Allocation of the transaction price to the performance obligations in the contract. If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price basis.

Recognition of revenue when, or as, the Company satisfies a performance obligation. The Company satisfies performance obligations either over time or at a point in time, as discussed in further detail below. Revenue is recognized at the time the related performance obligation is satisfied by transferring the promised good or service to the customer.

Healthcare revenue recognition:

The Company identifies a contract when it has a binding agreement with a Carrier, the Customer, to provide agency services to Members.

There typically is one performance obligation in contracts with Carriers, to perform agency services that culminate in monthly premium cash collections by the Carrier. The performance obligation is satisfied through a combination of agency services including, marketing carrier’s insurance plans, soliciting Member applications, binding, executing and servicing insurance policies on a continuous basis throughout a policy’s life cycle which includes and culminates with the Customer’s collection of monthly premiums. No commission is earned if cash is not received by Carrier. Thus, commission revenue is earned only after a month’s cash receipts from Members’ dues is received by the Customer. Each month’s Carrier cash collections is considered a separate unit sold and transferred to the Customer i.e., the satisfaction of that month’s performance obligation.

Transaction price is typically stated in a contract and usually based on a commission rate applied to Member premiums paid and received by Carrier. The Company generally continues to receive commission payments from Carriers until a Member’s plan is cancelled or the Company terminates its agency agreement with the Carrier. Upon termination, the Company normally will no longer receive any commissions from Carriers even on business still in place. In some instances, trailing commissions could occur which would be recognized similar to other Healthcare revenue. With one performance obligation, allocation of transaction price is normally not necessary.

Healthcare typically utilizes the Direct Bill method.

The Company recognizes revenue at a point in time, when it satisfies its monthly performance obligation and control of the service transfers to the Customer. Transfer occurs when Member insurance premium cash payments are received by the Customer. The Customer’s receipt of cash is the culmination and complete satisfaction of the Company’s performance obligation, and the earnings process is complete.

With Direct Bill, since the amount of monthly Customer cash receipts is unknown to the Company until the following month when notice is provided by Customer to Company, the Company accrues revenue at each period end. Any estimated revenue accrued and recognized at a period-end is trued up for financial reporting per actual revenue earned as provided by the Customer during the following month.

F-43

P&C revenue recognition:

The Company identifies a contract when it has a binding agreement with a Carrier, the Customer, to provide agency services to Members.

There typically is one performance obligation in contracts with Customers, to perform agency services to solicit, receive proposals and bind insurance policies culminating with policy placement. Commission revenue is earned at the time of policy placement.

Transaction price is typically stated in a contract and usually based on commission rates applied to Member premiums due. With one performance obligation, allocation of transaction price is normally not necessary.

P&C utilizes both the Agency Bill and Direct Bill methods, depending on the Carrier.

The Company recognizes revenue at a point in time when it satisfies its performance obligation and control of the service transfers to the Customer. Transfer occurs when the policy placement process is complete.

With both Direct Bill and Agency Bill, the Company accrues commission revenue in the period policies are placed. With Agency Bill, payment is typically received from Members in the month earned, however with Direct Bill, payment is typically received from Carriers in the month subsequent to the commissions being earned.

Insurance Marketing revenue recognition:

Medigap, a consolidated wholly owned subsidiary of the Company earns commission revenue by selling bound insurance policies with all renewal rights to insurance marketing organizations (the “IM Customer”). The IM Customers utilize innovative actuarial models to value and price policies purchased based on future projections. IM Customers pay a one-time commission per policy purchased to selling agencies based on a pre-agreed formula outlined in the parties’ contractual agreement. Commission payments are subject to chargeback in the event a policy is cancelled or lapses within 3 months of a policy’s effective date or until the first three payments are received from the insured party, depending on the IM Customer Contract.

The Company identifies a contract when it has a binding agreement to sell issued insurance policies to the IM Customer.

There is one performance obligation in IM Customer contracts, to sell the rights in Company procured issued insurance policies to the IM Customer. The performance obligation is satisfied when the rights to an issued policy have been transferred to the IM Customer.

Transaction price is stated in a contract and is a set range of commission amounts based on each policy sold. There are two variable components to consideration received:

a)	Commissions are only earned once a policy is “Placed”, defined as, an active policy sold to the IM Customer where the IM Customer has received the initial insurance carrier payment with respect to such policy. The Company requires end-user insured parties to pay the initial premium to the insurance carrier upon issuance of a policy. Insurance carrier in turn pays IM Customer its initial payment soon thereafter. Thus, upon sale of an issued policy to IM Customer, the Company has provided a bound issued policy and ensured first premium payment has been completed by insured party. This results in virtual assurance that the IM Customer will receive its initial insurance carrier payment, and it is more than probable that a significant revenue reversal will not occur. The Company thus considers all policies sold to the IM Customer to be Placed for revenue recognition purposes.

b)	Commission revenue is subject to chargeback in full if a policy is cancelled or lapses within three months from the policy effective date or if the insured party does not make the first three payments of the policy. The Company uses historical activity as well as current factors to estimate the unconstrained variable consideration for recognition per the expected value method. A chargeback reserve liability is credited for the difference between cash consideration received and variable consideration recognized. At each reporting period, the Company remeasures the chargeback reserve liability and recognizes any change as an increase or decrease to the then current period revenue. As of March 31, 2022 and December 31, 2021, the chargeback reserve liability was $1,585,435 and $0, respectively.

With one performance obligation, allocation of transaction price is normally not necessary.

The Company recognizes revenue at a point in time when it satisfies its performance obligation and control of an insurance policy transfers to the IM Customer. Transfer of control occurs when the Company submits the Policy to the IM Customer.

IM Customers generally pay the Company weekly, and accruals are recorded as necessary at period end.

Other revenue policies: Insurance commissions earned from Carriers for life insurance products are recorded gross of amounts due to agents, with a corresponding commission expense for downstream agent commissions being recorded as commission expense within the condensed consolidated statements of operations.

When applicable, commission revenue is recognized net of any deductions for estimated commission adjustments due to lapses, policy cancellations, and revisions in coverage.

The Company could earn additional revenue from contingent commissions, profit-sharing, override and bonuses based on meeting certain revenue or profit targets established periodically by the Carriers (collectively, “Contingent Commissions”). Contingent Commissions are earned when the Company achieves targets established by Carriers. The Carriers notify the Company when it has achieved the target. The Company recognizes revenue for any Contingent Commissions at the time it is reasonably assured that a significant revenue reversal is not probable, which is generally when a Carrier notifies the Company that it is on track or has earned a Contingent Commission.

The following table disaggregates the Company’s revenue by line of business, showing commissions earned:

Three Months ended March 31, 2022	Medical/Life	Property and Casualty	Total
Regular
EBS	$221,184	$-	$221,184
USBA	13,587	-	13,587
CCS/UIS	-	43,881	43,881
Montana	506,721	-	506,721
Fortman	332,600	197,260	529,860
Altruis	1,304,872	-	1,304,872
Kush	438,591	-	438,591
Medigap	1,177,085	-	1,177,085
	$3,994,640	$241,141	$4,235,781

Three Months ended March 31, 2021	Medical/Life	Property and Casualty	Contingent commission	Total
Regular
EBS	208,994	-		208,994
USBA	12,225	-		12,225
CCS/UIS	-	88,818		88,818
Montana	535,116	-		535,116
Fortman	249,801	207,772		457,573
Altruis	1,021,004	-		1,021,004
	2,027,140	296,590	-	2,323,730

F-44

General and Administrative

General and administrative expenses primarily consist of personnel costs for the Company’s administrative functions, professional service fees, office rent, all employee travel expenses, and other general costs.

Marketing and Advertising

The Company’s direct channel expenses primarily consist of costs for e-mail marketing and newspaper advertisements. The Company’s online advertising channel expense primarily consist of social media ads. Advertising costs for both direct and online channels are expensed as incurred.

Stock-Based Compensation

Stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as an expense on a straight-line basis over the requisite service period, based on the terms of the awards. The fair value of the stock-based payments to nonemployees that are fully vested and non-forfeitable as at the grant date is measured and recognized at that date unless there is a contractual term for services in which case such compensation would be amortized over the contractual term. As the Reliance Global Group, Inc. Equity Incentive Plan 2019 was adopted in January of 2019, the Company lacks the historical basis to estimate forfeitures and will recognize forfeitures as they occur.

Leases

The Company recognizes leases in accordance with Accounting Standards Codification Topic 842, “Leases” (“ASC 842” or “ASU 2016-12”). This standard provides enhanced transparency and comparability by requiring lessees to record right-of-use assets and corresponding lease liabilities on the balance sheet for most leases. Expenses associated with leases are recognized as a single lease expense, generally on a straight-line basis.

The Company is the lessee in a contract when the Company obtains the right to use an asset. We currently lease real estate and office space under non-cancelable operating lease agreements. When applicable, consideration in a contract is allocated between lease and non-lease components. Lease payments are discounted using the implicit discount rate in the lease. If the implicit discount rate for the lease cannot be readily determined, the Company uses an estimate of its incremental borrowing rate. The Company did not have any contracts accounted for as finance leases as of March 31, 2021, or 2020. Operating leases are included in the line items right-of-use assets, current portion of leases payable, and leases payable, less current portion in the condensed consolidated balance sheets. Right-of-use (“ROU”) asset represents the Company’s right to use an underlying asset for the lease term and lease obligations represent the Company’s obligations to make lease payments arising from the lease, both of which are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. Leases with a lease term of 12 months or less at inception are not recorded on the condensed consolidated balance sheet and are expensed on a straight-line basis over the lease term in the condensed consolidated statement of operations. The Company determines a lease’s term by agreement with lessor and includes lease extension options and variable lease payments when option and/or variable payments are reasonably certain of being exercised or paid.

Income Taxes

The Company recognizes deferred tax assets and liabilities using enacted tax rates for the effect of temporary differences between the book and tax basis of recorded assets and liabilities. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. In evaluating its ability to recover deferred tax assets within the jurisdiction in which they arise, the Company considers all available positive and negative evidence, including the expected reversals of taxable temporary differences, projected future taxable income, taxable income available via carryback to prior years, tax planning strategies, and results of recent operations. The Company assesses the realizability of its deferred tax assets, including scheduling the reversal of its deferred tax assets and liabilities, to determine the amount of valuation allowance needed. Scheduling the reversal of deferred tax asset and liability balances requires judgment and estimation. The Company believes the deferred tax liabilities relied upon as future taxable income in its assessment will reverse in the same period and jurisdiction and are of the same character as the temporary differences giving rise to the deferred tax assets that will be realized.

F-45

Seasonality

A greater number of the Company’s Medicare-related health insurance plans are sold in the fourth quarter during the Medicare annual enrollment period when Medicare-eligible individuals are permitted to change their Medicare Advantage. The majority of the Company’s individual and family health insurance plans are sold in the annual open enrollment period as defined under the federal Patient Protection and Affordable Care Act and related amendments in the Health Care and Education Reconciliation Act. Individuals and families generally are not able to purchase individual and family health insurance outside of these open enrollment periods, unless they qualify for a special enrollment period as a result of certain qualifying events, such as losing employer-sponsored health insurance or moving to another state.

Prior Period Adjustments

During the June 30, 2021 quarterly financial reporting close process, the Company identified certain immaterial adjustments impacting the prior reporting period. Specifically, the Company identified adjustments to correct asset, liability and equity accounts in relation to historical purchase price allocation accounting, adjustments to true up accounts receivable and retained earnings for certain historical accrued revenues and true up the common stock issuable account.

The Company has also separately reclassified its purchase software from property, plant and equipment to intangible assets which had no impact on the condensed consolidated statement of operations.

The Company assessed the materiality of the adjustments to prior period financial statements in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. (SAB) 99, Materiality, and SAB 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, and ASC 250, Accounting Changes and Error Corrections.

Accordingly, the Company’s comparative condensed consolidated financial statements and impacted notes have been revised from amounts previously reported to reflect these adjustments. The following table illustrates the impact on previously reported amounts and adjusted balances presented in the condensed consolidated financial statements for the period ended March 31, 2022.

Account	3/31/2021 As reported	Adjustment	3/31/2021 Adjusted
Earn-out liability-Closing balance as of December 31, 2020	2,631,418	300,000	2,931,418
Goodwill-Closing balance as of December 31, 2020	9,265,070	(503,345)	8,761,725
Common stock issuable-Closing balance as of December 31, 2020	822,116	(482,116)	340,000
Additional paid-in-capital-Closing balance as of December 31, 2020	11,377,123	182,116	11,559,239
Accumulated Deficit-Closing balance as of December 31, 2020	(12,482,281)	122,601	(12,359,680)
Common stock issuable	482,116	(482,116)	-
Accumulated Deficit	(13,123,609)	150,003	(12,973,606)
Additional paid-in-capital	25,810,147	182,116	25,992,263
Commission income	2,296,328	27,402	2,323,730
Total Revenue	2,296,328	27,402	2,323,730
Net Loss	(641,328)	27,402	(613,926)
EPS	(0.09)	(0.01)	(0.08)

Recently Issued Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (“ASU 2016-13”), which requires the measurement of expected credit losses for financial instruments carried at amortized cost, such as accounts receivable, held at the reporting date based on historical experience, current conditions and reasonable forecasts. The main objective of this ASU is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. In November 2018, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, Financing Instruments—Credit Losses. ASU 2016-13 is effective for fiscal years beginning after December 15, 2019. On November 15, 2019, the FASB delayed the effective date of FASB ASC Topic 326 for certain small public companies and other private companies. As amended, the effective date of ASC Topic 326 was delayed until fiscal years beginning after December 15, 2022 for SEC filers that are eligible to be smaller reporting companies under the SEC’s definition. The Company does not currently believe the adoption of this standard will have a significant impact on its financial statements, given its history of minimal bad debt expense relating to trade accounts receivable.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which eliminates certain exceptions to the general principles in Topic 740 and simplifies other areas of the existing guidance. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early adoption is permitted. The Company adopted this pronouncement January 1, 2021 which did not have a material effect on the condensed consolidated financial statements.

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The ASU is effective for fiscal years beginning after December 15, 2021. The Company adopted ASU 2020-06 on January 1, 2022, which did not have a material impact on the condensed consolidated financial statements.

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which amends ASC 805 to require an acquirer to, at the date of acquisition, recognize and measure contract assets and contract liabilities acquired in accordance with ASU 2014-9, Revenue from Contracts with Customers (Topic 606) as if the entity had originated the contracts. The guidance is effective for fiscal years beginning after December 15, 2022 with early adoption permitted. The Company elected to early adopt ASU 2021-08 as of January 1, 2022, which did not have a material impact on the condensed consolidated financial statements.

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NOTE 3. STRATEGIC INVESTMENTS AND BUSINESS COMBINATIONS

As of March 31, 2022, we have acquired nine insurance brokerages (see table below), including both acquisitions of affiliated companies (i.e., owned by Reliance Holdings before the acquisition) and unaffiliated companies. As our acquisition strategy continues, our reach within the insurance arena can provide us with the ability to offer lower rates, which could boost our competitive position within the industry.

Acquired	Date	Location	Line of Business	Status
U.S. Benefits Alliance, LLC (USBA)	October 24, 2018	Michigan	Health Insurance	Affiliated

Employee Benefit Solutions, LLC (EBS)	October 24, 2018	Michigan	Health Insurance	Affiliated

Commercial Solutions of Insurance Agency, LLC (CCS or Commercial Solutions)	December 1, 2018	New Jersey	P&C – Trucking Industry	Unaffiliated

Southwestern Montana Insurance Center, Inc. (Southwestern Montana or Montana)	April 1, 2019	Montana	Group Health Insurance	Unaffiliated

Fortman Insurance Agency, LLC (Fortman or Fortman Insurance)	May 1, 2019	Ohio	P&C and Health Insurance	Unaffiliated

Altruis Benefits Consultants, Inc. (Altruis)	September 1, 2019	Michigan	Health Insurance	Unaffiliated

UIS Agency, LLC (UIS)	August 17, 2020	New York	Health Insurance	Unaffiliated

J.P. Kush and Associates, Inc. (Kush)	May 1, 2021	Michigan	Health Insurance	Unaffiliated

Medigap Healthcare Insurance Company, LLC (Medigap)	January 10, 2022	Florida	Health Insurance	Unaffiliated

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J.P. Kush and Associates, Inc. Transaction

On May 1, 2021, the Company entered into a Purchase Agreement with J.P. Kush and Associates, Inc. whereby the Company shall purchase the business and certain assets noted within the Purchase Agreement (the “Kush Acquisition”) for a total purchase price of $3,644,166. The purchase price was paid with a cash payment of $1,900,000, $50,000 in restricted shares of the Company’s common stock, in a transaction exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and an earn-out payment.

The Kush Acquisition was accounted for as a business combination in accordance with the acquisition method under the guidance in ASC 805-10 and 805-20. Accordingly, the total purchase consideration was allocated to intangible assets acquired based on their respective estimated fair values. The acquisition method of accounting requires, among other things, that assets acquired, and liabilities assumed, if any, in a business purchase combination be recognized at their fair values as of the acquisition date. The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows, developing appropriate discount rates, estimating the costs, and timing.

The allocation of the purchase price in connection with the Kush Acquisition was calculated as follows:

Description	Fair Value	Weighted Average Useful Life (Years)
Accounts receivable	$291,414
Trade name and trademarks	685,400	5
Customer relationships	551,000	10
Non-competition agreements	827,800	5
Goodwill	1,288,552	Indefinite
	$3,644,166

Goodwill of $1,288,552 arising from the Kush Acquisition consisted of the value of the employee workforce and the residual value after all identifiable intangible assets were valued. Goodwill recognized pursuant to the Kush Acquisition is currently expected to be deductible for income tax purposes. Total acquisition costs for the Kush Acquisition incurred were $58,092 recorded as a component of General and administrative expenses. The approximate revenue and net profit for the acquired business as a standalone entity per ASC 805 from January 1, 2021 to April 30, 2021 was $500,000 and $219,097, respectively.

Pro Forma Information

The results of operations of J.P. Kush and Associates, Inc. will be included in the Company’s consolidated financial statements as of the date of acquisition through the current period end. The following supplemental approximate pro forma combined financial information assumes that the acquisition had occurred at the beginning of the three months ended March 31, 2021:

March 31,
2021
Revenue	$2,695,843
Net Income (Loss)	$(450,868)
Earnings (Loss) per common share, basic	$(0.06)
Earnings (Loss) per common share, diluted	$(0.06)

Medigap Healthcare Insurance Company, LLC Transaction

On January 10, 2022, the Company completed the acquisition of all assets of Medigap Healthcare Insurance Company, LLC (“Medigap”) pursuant to which the Company purchased all of the assets of Medigap for a purchase price in the amount of $20,096,250 consisting of payment to Medigap of (i) $18,138,750 in cash and (ii) issuing to seller 606,037 shares of the Company’s restricted common stock in a transaction exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended. The purchase price is subject to post-closing adjustment to reconcile certain pre-closing credits and liabilities of the parties. The shares issued to Medigap as part of the purchase price are subject to lock up arrangements pursuant to which 50% of those shares may be sold after the one-year anniversary of the date of Closing the APA and the balance of the shares after the second-year anniversary of the date of closing under the APA.

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The acquisition of Medigap was accounted for as a business combination in accordance with the acquisition method pursuant to FASB Topic No. 805, Business Combination (ASC 805). Accordingly, the total purchase consideration was allocated to the assets acquired, and liabilities assumed based on their respective estimated fair values. The acquisition method of accounting requires, among other things, that assets acquired, and liabilities assumed, if any, in a business purchase combination be recognized at their fair values as of the acquisition date. The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows, developing appropriate discount rates, estimating the costs, and timing.

The preliminary allocation of the purchase price in connection with the acquisition of Medigap was calculated as follows:

Description	Fair Value	Weighted Average Useful Life (Years)
Property, plant and equipment	$20,666	5
Right-of-use asset	317,787
Trade names	340,000	15
Customer relationships	4,550,000	12
Technology	67,000	3
Backlog	210,000	1
Chargeback reserve	(1,484,473)
Lease liability	(317,787)
Goodwill	19,199,008	Indefinite
	$22,902,201

Trade name was measured at fair value using the relief-from-royalty method under the income approach. Significant inputs used to measure the fair value include an estimate of projected revenue from the trade name, a pre-tax royalty rate of 0.5% and a discount rate of 11.0%.

Customer relationships were measured at fair value using the multiple-period excess earnings method under the income approach. Significant inputs used to measure the fair value include an estimate of projected revenue and costs associated with existing customers, and a discount rate of 11.0%.

Technology was measured at fair value using the cost replacement method of the cost approach. Significant inputs used to measure the fair value include an estimate of cost to replace, an obsolescence rate of 40.3%.

The value assigned to backlog acquired was estimated based upon the contractual nature of the backlog as of the acquisition date, using the income approach to discount back to present value the cash flows attributable to the backlog, using a discount rate of 11.0%.

Goodwill of $19,199,008 arising from the acquisition of Medigap consisted of the value of the employee workforce and the residual value after all identifiable intangible assets were valued. Goodwill recognized pursuant to the acquisition of Medigap is currently expected to be deductible for income tax purposes. Total acquisition costs for the acquisition of Medigap incurred were $94,065 recorded as a component of General and administrative expenses.

The approximate revenue and net profit or loss for the acquired business as a standalone entity per ASC 805 from January 10, 2022 to March 31, 2022 was $1,177,000 and a loss of $148,000, respectively.

Pro Forma Information

The results of operations of Medigap will be included in the Company’s consolidated financial statements as of the date of acquisition through the current period end. The following supplemental pro forma approximate combined financial information assumes that the acquisition had occurred at the beginning of the three months ended March 31, 2022 and 2021:

	March 31,	March 31,
	2022	2021
Revenue	$4,659,451	$3,602,106
Net Income (Loss)	$9,355,584	$(566,903)
Earnings (Loss) per common share, basic	$0.51	$(0.08)
Earnings (Loss) per common share, diluted	$0.12	$(0.08)

NOTE 4. INVESTMENT IN NSURE, INC.

On February 19, 2020, the Company entered into a securities purchase agreement with NSURE, Inc. (“NSURE”) whereas the Company may invest up to an aggregate of $20,000,000 in NSURE which will be funded with three tranches. In exchange, the Company will receive a total of 5,837,462 shares of NSURE’s Class A Common Stock, which represents 35% of the outstanding shares. The first tranche of $1,000,000 was paid immediately upon execution of the agreement. As a result of the first tranche, the Company received 291,873 shares of NSURE’s Class A Common Stock. The second tranche of $3,000,000 and third tranche of $16,000,000 have not occurred as of March 31, 2022. The Company will use the cost method of acquisition for the initial recognition method of this investment. Once the Company determines that it can exercise significant influence over NSURE, it will begin to account for its investment under the equity method. On June 1, 2020, the Company invested an additional $200,000 and received 58,375 shares of NSURE Class A Common Stock. On August 5, 2020 and August 20, 2020, the Company invested an additional $100,000 and $50,000, respectively, for which the Company received 43,781 shares of NSURE Class A common stock. As of March 31, 2022, the investment balance is $1,350,000.

On February 10, 2020, the Company issued 46,667 shares of common stock to a third-party individual for the purpose of raising capital to fund the Company’s investment in NSURE, Inc. The Company received proceeds of $1,000,000 for the issuance of these common shares.

F-49

NOTE 5. PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	March 31, 2022	December 31, 2021
Computer equipment	$79,379	$72,110
Office equipment and furniture	48,616	36,157
Leasehold Improvements	94,486	89,819
Property and equipment	222,481	198,086
Less: Accumulated depreciation	(75,341)	(67,727)
Property and equipment, net	$147,140	$130,359

Depreciation expense associated with property and equipment, as adjusted to reclassify certain software assets to intangibles, is included within depreciation and amortization in the Company’s condensed consolidated statements of operations and is, $7,614 and $2,658 for the three months ended March 31, 2022 and 2021, respectively.

NOTE 6. GOODWILL AND OTHER INTANGIBLE ASSETS

Effective January 1, 2020 the Company reorganized its reporting structure into a single operating unit. All of the acquisitions made by the Company are in one industry insurance agencies. These agencies operate in a very similar economic and regulatory environment. The Company has one executive who is responsible for the operations of the insurance agencies. This executive reports directly to the Chief Financial Officer (“CFO”) on a quarterly basis. Additionally, the CFO who is responsible for the strategic direction of the Company reviews the operations of the collective insurance agency business as opposed to an office-by-office view. In accordance with guidance in ASC 350-20-35-45, all the Company’s goodwill will be reassigned to a single reporting unit.

For the year ended December 31, 2021 the Company assessed goodwill in accordance with ASC 350-20-35-3, analyzing the relevant qualitative factors. The Company noted that it was not more likely than not that the fair value of the reporting unit is less than its carrying amount, thus determining that the two-step goodwill impairment test was not required. Pursuant to the qualitative assessment, the Company concluded that goodwill was not impaired and this conclusion remains reasonable as of March 31, 2022.

The following table rolls forward the Company’s goodwill balance for the periods ending March 31, 2022 and December 31, 2021. As discussed in Note 2 - Prior Period Adjustments, a $(503,345) adjustment was identified for goodwill which impacted the closing December 31, 2020 balance in the same amount. Accordingly, the December 31, 2020 balance is adjusted in the following table from the originally reported balance of $9,265,070 to $8,761,725.

Goodwill
December 31, 2020	$8,761,725
Goodwill recognized in connection with Kush acquisition on May 1, 2021	$1,288,552
December 31, 2021	$10,050,277
Goodwill recognized in connection with Medigap acquisition on January 10, 2022	$19,199,008
March 31, 2022	$29,249,285

F-50

The following table sets forth the major categories of the Company’s intangible assets and the weighted-average remaining amortization period as of March 31, 2022:

	Weighted Average Remaining Amortization period (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trade name and trademarks	5.1	$2,117,475	$(701,666)	$1,415,809
Internally developed software	4.4	881,586	(67,682)	813,904
Customer relationships	9.7	8,787,290	(1,239,562)	7,547,728
Purchased software	0.3	562,327	(499,846)	62,481
Video Production Assets	0.8	50,000	(9,863)	40,137
Non-competition agreements	2.6	3,504,809	(1,653,617)	1,851,192
Contracts Backlog	0.8	210,000	(46,028)	163,972
		$16,113,487	$(4,218,264)	$11,895,223

The following table sets forth the major categories of the Company’s intangible assets and the weighted-average remaining amortization period as of December 31, 2021:

	Weighted Average Remaining Amortization period (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trade name and trademarks	3.5	$1,777,475	$(609,822)	$1,167,653
Internally developed software	4.7	595,351	(28,443)	566,908
Customer relationships	7.7	4,237,290	(1,048,726)	3,188,564
Purchased software	0.6	562,327	(452,985)	109,342
Video Production Assets	1.0	20,000	-	20,000
Non-competition agreements	2.9	3,504,809	(1,478,376)	2,026,433
		$10,697,252	$(3,618,352)	$7,078,900

Amortization expense, as adjusted for certain software reclassifications is, $599,911 and $283,569 for the three months ended March 31, 2022 and 2021, respectively.

The following table reflects expected amortization expense as of March 31, 2022, for each of the following five years and thereafter:

Years ending December 31,	Amortization Expense
2022 (remainder of year)	$1,823,253
2023	2,064,243
2024	1,771,983
2025	1,325,184
2026	1,064,552
Thereafter	3,846,008
Total	$11,895,223

F-51

NOTE 7. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Significant components of accounts payable and accrued liabilities were as follows:

	March 31, 2022	December 31, 2021

Accounts payable,	$824,129	$547,117
Accrued expenses	116,619	2,170,215
Accrued credit card payables	75,459	36,103
Other accrued liabilities	26,910	5,725
	$1,043,117	$2,759,160

NOTE 8. LONG-TERM DEBT

The composition of the long-term debt follows:

	March 31, 2022	December 31, 2021

Oak Street Funding LLC Term Loan for the acquisition of EBS and USBA, net of deferred financing costs of $14,051 and $14,606 as of March 31, 2022 and December 31, 2021, respectively	$470,249	$485,317
Oak Street Funding LLC Senior Secured Amortizing Credit Facility for the acquisition of CCS, net of deferred financing costs of $16,988 and $17,626 as of March 31, 2022 and December 31, 2021, respectively	762,051	785,826
Oak Street Funding LLC Term Loan for the acquisition of SWMT, net of deferred financing costs of $10,556 and $11,027 as of March 31, 2022 and December 31, 2021, respectively	859,892	884,720
Oak Street Funding LLC Term Loan for the acquisition of FIS, net of deferred financing costs of $41,206 and $42,660 as of March 31, 2022 and December 31, 2021, respectively	2,164,855	2,226,628
Oak Street Funding LLC Term Loan for the acquisition of ABC, net of deferred financing costs of $46,989 and $48,609 as of March 31, 2022 and December 31, 2021, respectively	3,521,493	3,616,754
	7,778,540	7,999,245
Less: current portion	(918,073)	(913,920)
Long-term debt	$6,860,467	$7,085,325

Oak Street Funding LLC – Term Loans and Credit Facilities

During the year ended December 31, 2018 the Company entered into two debt agreements with Oak Street Funding LLC. On August 1, 2018, EBS and USBA entered into a Credit Agreement with Oak Street Funding LLC (“Oak Street”) whereby EBS and USBA borrowed $750,000 from Oak Street under a Term Loan. The Term Loan is secured by certain assets of the Company. Interest accrues at 5.00% on the basis of a 360-day year, maturing 120 months from the Amortization Date (September 25, 2018). The Company incurred debt issuance costs associated with the Term Loan in the amount of $22,188. On December 7, 2018, CCS entered into a Facility with Oak Street whereby CCS borrowed $1,025,000 from Oak Street under a senior secured amortizing credit facility. The borrowing rate under the Facility is a variable rate equal to Prime +1.50% and matures 10 years from the closing date. The Company incurred debt issuance costs associated with the Facility in the amount of $25,506, which were deferred and are amortized over the length of the Facility.

During the year ended December 31, 2019 the Company entered in Credit Agreements with Oak Street on April 1, 2019, May 1, 2019 and September 5, 2019 whereby the Company borrowed a total amount of $7,912,000 from Oak Street under the Term Loans. The Term Loans are secured by certain assets of the Company. The borrowing rates under the Facility is a variable rate equal to Prime + 2.00% and matures 10 years from the closing date. The Company recorded debt issuance costs associated with the aforementioned loans in total of $181,125. Aggregated cumulative maturities of long-term obligations (including the Term Loan and the Facility), excluding deferred financing costs, as of March 31, 2022 are:

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Fiscal year ending December 31,	Maturities of Long-Term Debt
2022 (remainder of year)	$682,348
2023	957,233
2024	1,010,835
2025	1,069,437
2026	1,130,416
Thereafter	3,058,062
Total	7,908,331
Less debt issuance costs	(129,791)
Total	$7,778,540

NOTE 9. Warrant Liabilities

Series B Warrants

On December 22, 2021 the Company entered into a securities purchase agreement with several institutional buyers for the purchase and sale of (i) warrants to purchase an aggregate of up to 9,779,952 shares of the Company’s common stock, par value $0.086 per share at an exercise price of $4.09 per share, (ii) an aggregate of 2,670,892 shares of Common Stock, and (iii) 9,076 shares of the Company’s newly-designated Series B convertible preferred stock, par value $0.086 per share, with a stated value of $1,000 per share, initially convertible into an aggregate of 2,219,084 shares of Common Stock at a conversion price of $4.09 per share, each a freestanding financial instrument, (the “Private Placement”). The aggregate purchase price for the Common Shares, the Preferred Shares and the Warrants is approximately $20,000,000.

By entering into the Private Placement on December 22, 2021, the Company entered into a commitment to issue the Common Shares, Preferred Shares and Series B Warrants on the Initial Closing Date for a fixed price and exercise price, as applicable. The commitment to issue Series B Warrants (the “Warrant Commitment”) represents a derivative financial instrument, other than an outstanding share, that, at inception, has both of the following characteristics: (i) embodies a conditional obligation indexed to the Company’s equity. The Company classified the commitment to issue the warrants as a derivative liability because it represents a written option that does not qualify for equity accounting The Company initially measured the derivative liability at its fair value and will subsequently remeasure the derivative liability, at fair value with changes in fair value recognized in earnings. An option pricing model was utilized to calculate the fair value of the Warrant Commitment. The Company initially recorded $17,652,808 of non-operating unrealized losses within the recognition and change in fair value of warrant liabilities account for the year ended December 31,2021. The Private Placement closed on January 4, 2022, at which time the Company remeasured the derivative liability for the warrants issued in the transaction. The Company recognized $14,572,126 of non-operating unrealized gains within the recognition and change in fair value of warrant liabilities account on the condensed consolidated statement of operations for the three months ended March 31, 2022, related to the subsequent changes in its fair value through March 31, 2022. A corresponding derivative liability of $23,080,682 is included on Company’s condensed consolidated balance sheet as of March 31, 2022. The closing of the Private Placement settled the subscription receivable reported on the Company’s balance sheet as of December 31, 2021.

Placement Agent Warrants

In connection with the Private Placement, the Company issued 244,539 warrants to the placement agent for the Private Placement. The warrants were issued as compensation for the placement agent’s services. The Placement Agent Warrants are: (i) exercisable on any day after the six (6) month anniversary of the issue date, (ii) expire five years after the closing of the Private Placement, and (iii) exercisable at $4.09 per share. The Placement Agent Warrants contain terms that may require the Company to transfer assets to settle the warrants. Therefore, the Placement Agent Warrants are classified as a derivative liability measured at fair value of $1,525,923 on the date of issuance and will be remeasured each accounting period with the changes in fair value reported in earnings. The Placement Agent Warrants are considered financing expense fees paid to the Placement Agent. Since the financing expenses relate to a derivative liability measured at fair value, this financing expense of $1,525,923, along with non-operating unrealized gains of $946,461, were included in the recognition and change in fair value of warrant liabilities account on the condensed consolidated statement of operations for the three months ended March 31, 2022, A corresponding derivative liability of $579,463 is included on Company’s condensed consolidated balance sheet as of March 31, 2022.

NOTE 10. SIGNIFICANT CUSTOMERS

Customers and IM Customers representing 10% or more of total revenue are presented in the table below:

	For the three months ended March 31,
Insurance Carrier	2022	2021
BlueCross BlueShield	10%	22%
Priority Health	30%	35%
LTC Global	25%	-%

No other single Customer or IM Customer accounted for more than 10% of the Company’s commission revenues. The loss of any significant customer, including Priority Health, BlueCross BlueShield and LTC Global could have a material adverse effect on the Company.

NOTE 11. EQUITY

Preferred Stock

The Company has been authorized to issue 750,000,000 shares of $0.086 par value Preferred Stock. The Board of Directors is expressly vested with the authority to divide any or all of the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of each series so established, within certain guidelines established in the Articles of Incorporation.

F-53

Each share of Series A Convertible Preferred Stock shall have ten (10) votes per share and may be converted into ten (10) shares of $0.086 par value common stock. The holders of the Series A Convertible Preferred Stock shall be entitled to receive, when, if and as declared by the Board, out of funds legally available therefore, cumulative dividends payable in cash. The annual interest rate at which cumulative preferred dividends will accrue on each share of Series A Convertible Preferred Stock is 0%. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, before any distribution of assets of the Corporation shall be made to or set apart for the holders of the Common Stock and subject and subordinate to the rights of secured creditors of the Company, the holders of Series A Preferred Stock shall receive an amount per share equal to the greater of (i) one dollar ($1.00), adjusted for any recapitalization, stock combinations, stock dividends (whether paid or unpaid), stock options and the like with respect to such shares, plus any accumulated but unpaid dividends (whether or not earned or declared) on the Series A Convertible Preferred Stock, and (ii) the amount such holder would have received if such holder has converted its shares of Series A Convertible Preferred Stock to common stock, subject to but immediately prior to such liquidation.

The Series B Convertible Preferred Stock shall have no voting rights and may be converted into 245 shares of $0.086 par value common stock. The holders of the Series B Convertible Preferred Stock are not entitled to receive dividends payable, except that holder of Series B Preferred would be entitled to receive dividends paid on account of the common stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation the same amount that a holder of Common Stock would receive if the Preferred Stock were fully converted (disregarding for such purposes any conversion limitations hereunder) to Common Stock which amounts shall be paid pari passu with all holders of Common Stock..

In January 2022, the Company issued 9,076 shares of its newly designated Series B convertible preferred stock through the Private Placement for the purpose of raising capital. See Note 9 - Warrant Liabilities for proceeds received by the Company.

As of March 31, 2022 and December 31, 2021, there were 0 shares of Series A Convertible Preferred Stock issued and outstanding, and 9,076 and 0 shares of Series B convertible Preferred Stock, respectively, issued and outstanding.

Common Stock

The Company has been authorized to issue 2,000,000,000 shares of common stock, $0.086 par value. Each share of issued and outstanding common stock shall entitle the holder thereof to fully participate in all shareholder meetings, to cast one vote on each matter with respect to which shareholders have the right to vote, and to share ratably in all dividends and other distributions declared and paid with respect to common stock, as well as in the net assets of the corporation upon liquidation or dissolution.

In February 2021, the Company issued 2,070,000 shares of common stock through a stock offering for the purpose of raising capital. The Company received gross proceeds of $12,420,000 for the issuance of these common shares.

In February 2021, Reliance Global Holdings, LLC, a related party, converted $3,800,000 of outstanding debt into 633,333 shares of common stock. The conversion considered the fair market value of the stock on the day of conversion of $6.00 for total shares issued as a result of 633,333.

In May 2021, the Company issued 14,925 shares of common stock pursuant to the acquisition of the Kush Acquisition.

In January 2022, the Company issued 2,670,892 shares of common stock through the Private Placement for the purpose of raising capital. See Note 9 - Warrant Liabilities for proceeds received by the Company.

In January 2022, the Company issued 606,037 shares of common stock pursuant to the Medigap Acquisition.

In January 2022, upon agreement with Series A warrant holders, 375,000 warrants were exercised at a price of $6.60 into 375,000 of the Company’s common stock.

In March 2022, the Company issued 6,000 shares of the Company’s common stock due to the vesting of 6,000 stock awards pursuant to an employee agreement.

As of March 31, 2022 and December 31, 2021, there were 11,337,109 and 10,956,109 shares of Common Stock outstanding, respectively.

Stock Options

During the year ended December 31, 2019, the Company adopted the Reliance Global Group, Inc. 2019 Equity Incentive Plan (the “Plan”) under which options exercisable for shares of common stock have been or may be granted to employees, directors, consultants, and service providers. A total of 700,000 shares of common stock are reserved for issuance under the Plan. At March 31, 2022, there were 466,083 shares of common stock reserved for future awards under the Plan. The Company issues new shares of common stock from the shares reserved under the Plan upon exercise of options.

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The Plan is administered by the Board of Directors (the “Board”). The Board is authorized to select from among eligible employees, directors, and service providers those individuals to whom options are to be granted and to determine the number of shares to be subject to, and the terms and conditions of the options. The Board is also authorized to prescribe, amend, and rescind terms relating to options granted under the Plan. Generally, the interpretation and construction of any provision of the Plan or any options granted hereunder is within the discretion of the Board.

The Plan provides that options may or may not be Incentive Stock Options (ISOs) within the meaning of Section 422 of the Internal Revenue Code. Only employees of the Company are eligible to receive ISOs, while employees, non-employee directors, consultants, and service providers are eligible to receive options which are not ISOs, i.e. “Non-Statutory Stock Options.” The options granted by the Board in connection with its adoption of the Plan were Non-Statutory Stock Options.

The fair value of each option granted is estimated on the grant date using the Black-Scholes option pricing model or the value of the services provided, whichever is more readily determinable. The Black-Scholes option pricing model takes into account, as of the grant date, the exercise price and expected life of the option, the current price of the underlying stock and its expected volatility, expected dividends on the stock and the risk-free interest rate for the term of the option.

The following is a summary of the stock options granted, forfeited or expired, and exercised under the Plan for the three months ended March 31, 2022 and March 31, 2021 respectively:

	Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2021	163,913	$15.50	2.61	$-
Granted	-	-	-	-
Forfeited or expired	-	-	-	-
Exercised	-	-	-	-
Outstanding at March 31, 2022	163,913	$15.50	2.37	-

	Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2020	233,917	$15.43	3.63	$-
Granted	-	-	-	-
Forfeited or expired	-	-	-	-
Exercised	-	-	-	-
Outstanding at March 31, 2021	233,917	$15.22	3.38	$-

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The following is a summary of the Company’s non-vested stock options as of March 31, 2022 and March 31, 2021 respectively:

Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (Years)
Non-vested at December 31, 2021		53,803	$15.14	0.90
Granted		-	-	-
Vested		-	-	-
Forfeited or expired		-	-	-
Non-vested at March 31, 2022		53,803	$15.14	0.82

	Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (Years)
Non-vested at December 31, 2020	159,542	$13.39	2.53
Granted	-	-	-
Vested	-	-	-
Forfeited or expired	-	-	-
Non-vested at March 31, 2021	159,542	$14.87	2.34

For the three months ended March 31, 2022, the Board did not approve any options to be issued pursuant to the Plan.

As of March 31, 2022, the Company determined that the options granted had a total fair value of $2,541,360, which will be amortized in future periods through February 2024. During the three months ended March 31, 2022, the Company recognized $63,382 of compensation expense relating to the stock options granted to employees, directors, and consultants. As of March 31, 2022, unrecognized compensation expense totaled $132,364 which will be recognized on a straight-line basis over the vesting period or requisite service period through February 2024.

The intrinsic value is calculated as the difference between the market value and the exercise price of the shares on March 31, 2022. The market value as of March 31, 2022 was $4.31 based on the closing bid price for March 31, 2022.

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As of March 31, 2021 the Company determined that the options granted had a total fair value of $3,386,156. During the three months ended March 31, 2021, the Company recognized $232,684 of compensation expense relating to the stock options granted to employees, directors, and consultants. As of March 31, 2021, unrecognized compensation expense totaled $801,698.

The intrinsic value is calculated as the difference between the market value and the exercise price of the shares on March 31, 2021. The market values as of March 31, 2021 was $4.36 based on the closing bid price for March 31, 2021.

The Company estimated the fair value of each stock option on the grant date using a Black-Scholes option-pricing model. Black-Scholes option-pricing models require the Company to make predictive assumptions regarding future stock price volatility, recipient exercise behavior, and dividend yield. The Company estimated the future stock price volatility using the historical volatility over the expected term of the option. The expected term of the options was computed by taking the mid-point between the vesting date and expiration date. The following assumptions were used in the Black-Scholes option-pricing model, not accounting for the Reverse Split:

	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021
Exercise price	$0.16 - $0.26	$0.16 - $0.26
Expected term	3.25 to 3.75 years	3.25 to 3.75 years
Risk-free interest rate	0.38% - 2.43%	0.38% - 2.43%
Estimated volatility	293.07% - 517.13%	293.07% - 517.13%
Expected dividend	-	-
Option price at valuation date	$0.12 - $0.27	$0.12 - $0.31

Warrants

As a part of the Company’s offering, the Company issued 2,070,000 Series A Warrants. These warrants are classified as equity warrants because of provisions, pursuant to the warrant agreement, that permit the holder obtain a fixed number of shares for a fixed monetary amount. The warrants are standalone equity securities that are transferable without the Company’s consent or knowledge. The warrants were recorded at a value per the offering of $0.01. The warrants may be exercised at any point from the effective date until the 5-year anniversary of issuance and are not subject to standard anti-dilution provisions. The Series A Warrants are exercisable at a per share exercise price equal to 110% of the public offering price of one share of common stock and accompanying Series A Warrant, $6.00. Per Common Stock above, 375,000 of these warrants were exercised in January 2022, resulting in 1,695,000 Series A warrants issued and outstanding at March 31, 2022.

In January 2022, as a result of the issuance of common stock in the January 2022 stock offering and the Medigap Acquisition, the Company received a deficiency notification from Nasdaq indicating violation of Listing Rule 5365(a). As part of its remediation plan, in March 2022, the Company entered into Exchange Agreements with the holders of common stock issued in January 2022. Pursuant to the Exchange Agreements, the Company issued 3,276,929 Series C prepaid warrants in exchange for 3,276,929 shares of the Company’s common stock. Additionally, as compensation for entering into the Exchange Agreements, the Company issued 1,222,498 Series D prepaid warrants to the January 2022 stock offering investors for no additional consideration. The fair value of the Series D prepaid warrants was treated as a deemed dividend and accordingly was treated as a reduction from income available to common stockholders in the calculation of earnings per share. Refer to Note 12, Earnings (Loss) Per Share for additional information.

On May 18, 2022, the Company received a letter from the Nasdaq that based upon confirmation from the Company that the shareholder approval of its January 2022 financing and Medigap acquisition is effective as of May 18, 2022 (20 calendar days after the mailing of its Definitive Schedule 14C to its shareholders), that the Company is now in compliance with Listing Rule 5635(d), and the matter is now closed, and the shares which were exchanged for the Series C Warrants have now been reexchanged into shares of common stock of the Company.

Equity-based Compensation

In 2021, three employees received a signing bonus of shares of the Company’s common stock to be issued after the completion of a service period ranging from one to three years of service. The shares granted in 2021 were valued at $110,240. For the three months ended March 31, 2022, compensation expense on these grants totaled $10,328.

In 2022, two existing employees were awarded a bonus consisting of shares of the Company’s common stock to be vested immediately. The shares granted in 2022 were valued at $666,250. For the three months ended March 31, 2022, compensation expense on these grants totaled $666,250. As of March 31, 2022 these shares have not been issued.

Total stock compensation expense for the three months ended March 31, 2022 and 2021 was $739,960 and $246,966, respectively

NOTE 12. EARNINGS (LOSS) PER SHARE

Basic earnings per common share (“EPS”) applicable to common stockholders is computed by dividing earnings applicable to common stockholders by the weighted-average number of common shares outstanding.

If there is a loss from operations, diluted EPS is computed in the same manner as basic EPS is computed. Similarly, if the Company has net income but its preferred dividend adjustment made in computing income available to common stockholders results in a net loss available to common stockholders, diluted EPS would be computed in the same manner as basic EPS. Accordingly, the outstanding Series A Convertible Preferred Stock is considered anti-dilutive in which 100,000 were issued and outstanding at March 31, 2021. Series A Convertible Preferred Stock is convertible into common stock on a 10 for 1 basis. The outstanding stock options are considered anti-dilutive in which 233,917 were issued and outstanding at March 31, 2021.

The following represents the impact of options, stock awards, preferred stock and warrants on basic and diluted EPS for the three months ended March 31, 2022:

●	Outstanding stock options are considered anti-dilutive, due to the exercise price being greater than the average market price, in which 163,925, were issued and outstanding at March 31, 2022.
●	Vested Stock awards in the amount of 160,310 have been included in the basic and diluted EPS calculation, and nonvested stock awards in the amount of 9,918 have been included in the diluted EPS calculation.
●	Outstanding Series A warrants are considered anti-dilutive, due to the exercise price being greater than the average market price, in which 1,695,000, were issued and outstanding at March 31, 2022.
●	Series B Convertible Preferred stock are considered dilutive and included in the calculation of diluted EPS.
●	The 244,599 potential settlement shares of the warrant liability associated with Series B Warrants are considered dilutive and included in the calculation of diluted EPS. The effects of the warrants that have been recorded in net income on the condensed consolidated statement of operations have been eliminated in the calculation of diluted EPS.
●	The 78,639 potential settlement shares of the warrant liability associated with the Placement Agent Warrants are considered anti-dilutive and excluded from the EPS calculation.
●	The 3,276,929 Series C prepaid warrants have been included as outstanding shares in the calculation of basic and diluted EPS, because they represent shares issuable for only nominal consideration.
●	The 1,222,497 Series D prepaid warrants have been included as outstanding shares in the calculation of basic and diluted EPS, as they represent shares issuable for only nominal consideration. The Company reduced income available to common stockholders by $6,930,335 for the associated Series D deemed dividend in the calculation of basic and diluted EPS.

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The calculations of basic and diluted EPS, are as follows:

	Three Months	Three Months
	ended	ended
	March 31, 2022	March 31, 2021
Net income (loss)	$9,340,000	$(613,926)
Deemed dividend	(6,930,335)	-
Net income (loss), numerator, basic computation	2,409,665	(613,926)
Recognition and change in fair value of warrant liability	(12,425,426)	-
Net income (loss), numerator, diluted computation	$(10,015,761)	$(613,926)

Weighted average shares - denominator basic computation	18,225,241	7,542,377
Effect of stock awards	9,918	-
Effect of Series B warrant liability	3,145,032	-
Effect of preferred stock	2,219,084	-
Weighted average shares, as adjusted - denominator diluted computation	23,599,275	7,542,377
Earnings (loss) per common share - basic	$0.13	$(0.08)
Earnings (loss) per common share - diluted	$(0.42)	$(0.08)

NOTE 13. LEASES

Operating Leases

ASU 2016-02 requires recognition in the statement of operations of a single lease cost, calculated so that the cost of the lease is allocated over the lease term, generally on a straight-line basis. The standard requires a lessee to record a right-of-use asset and a corresponding lease liability at the inception of the lease, initially measured at the present value of the lease payments. The Company’s leases consist of operating leases on buildings and office space.

In accordance with ASU 2016-02, right-of-use assets are amortized over the life of the underlying leases. Lease expense for the three months ended March 31, 2022 and 2021 was $145,662 and $68,268 respectively. As of March 31, 2022, the weighted average remaining lease term and weighted average discount rate for the operating leases were 4.41 years and 5.77% respectively.

Future minimum lease payment under these operating leases consisted of the following:

Year ending December 31,	Operating Lease Obligations
2022	$371,025
2023	439,110
2024	172,690
2025	112,923
2026	113,736
Thereafter	268,197
Total undiscounted operating lease payments	1,477,681
Less: Imputed interest	172,402
Present value of operating lease liabilities	$1,305,279

NOTE 14. COMMITMENTS AND CONTINGENCIES

Legal Contingencies

The Company is subject to various legal proceedings and claims, either asserted or unasserted, arising in the ordinary course of business. While the outcome of these claims cannot be predicted with certainty, management does not believe the outcome of any of these matters will have a material adverse effect on our business, financial position, results of operations, or cash flows, and accordingly, no legal contingencies are accrued as of March 31, 2022 and December 31, 2021. Litigation relating to the insurance brokerage industry is not uncommon. As such the Company, from time to time have been, subject to such litigation. No assurances can be given with respect to the extent or outcome of any such litigation in the future.

Earn-out liabilities

The Company has recognized a number of earn-out liabilities resulting from contingent consideration provisions included in business combination agreements. Earn-out consideration is normally earned by acquirees when they meet or exceed pre-agreed upon earnings targets.

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As discussed in Note 2 - Prior Period Adjustments, a $300,000 adjustment was identified for earn-out liabilities which impacted the closing December 31, 2020 balance in the same amount. Accordingly, the December 31, 2020 balance is adjusted in the following table from the originally reported balance of $2,631,418 to $2,931,418.

The following outlines changes to the Company’s earn-out liability balances inclusive of accumulated accretion for the respective period ended March 31, 2022 and December 31, 2021:

	CCS	Fortman	Montana	Altruis	Kush	Total
Ending balance December 31, 2021	$-	$515,308	$615,969	$992,868	$1,689,733	$3,813,878
Changes due to fair value adjustments	-	29,522	37,741	-	339,808	407,071
Ending balance March 31, 2022	$-	$544,830	$653,710	$992,868	$2,029,541	$4,220,949

	CCS	Fortman	Montana	Altruis	Kush	Total
Ending balance December 31, 2020	$81,368	$432,655	$522,553	$1,894,842	$-	$2,931,418
Changes due to business combinations	-	-	-	-	1,694,166	1,694,166
Changes due to payments	-	-	-	(452,236)	-	(452,236)
Changes due to fair value adjustments	-	82,653	93,416	(449,738)	(4,433)	(278,102)
Changes due to write-offs	(81,368)	-	-	-	-	(81,368)
Ending balance December 31, 2021	$-	$515,308	$615,969	$992,868	$1,689,733	$3,813,878

COVID-19 pandemic contingencies

The spread of the coronavirus (COVID-19) outbreak in the United States has resulted in economic uncertainties which may negatively impact the Company’s business operations. While the disruption is expected to be temporary, there is uncertainty surrounding the duration and extent of the impact. The impact of the coronavirus outbreak on the financial statements cannot be reasonably estimated at this time.

Adverse events such as health-related concerns about working in our offices, the inability to travel and other matters affecting the general work environment could harm our business and our business strategy. While we do not anticipate any material impact to our business operations as a result of the coronavirus, in the event of a major disruption caused by the outbreak of pandemic diseases such as coronavirus, we may lose the services of our employees or experience system interruptions, which could lead to diminishment of our business operations. Any of the foregoing could harm our business and delay the implementation of our business strategy and we cannot anticipate all the ways in which the current global health crisis and financial market conditions could adversely impact our business.

Management is actively monitoring the global situation on its financial condition, liquidity, operations, industry and workforce.

NOTE 15. INCOME TAXES

The Company did not have any material uncertain tax positions. The Company’s policy is to recognize interest and penalties accrued related to unrecognized benefits as a component income tax expense (benefit). The Company did not recognize any interest or penalties, nor did it have any interest or penalties accrued as of March 31, 2022 and December 31, 2021.

The Company’s income tax provision for interim periods is generally determined using an estimate of the Company’s annual effective tax rate, adjusted for discrete items arising in the quarter. For the three months ended March 31, 2022, however, the Company calculates its income tax expense by applying to any pre-tax loss/income an effective tax rate determined as if the year-to-date period is the annual period. Using this method, for the three months ended March 31, 2022, its estimated annual effective tax rate from continuing operation was 0% and the resulting income tax expense was $0. We believe that, at this time, this method for determining the effective tax rate is more reliable than projecting an annual effective tax rate due to the uncertainty of estimating annual pre-tax loss/income under the impact of the COVID-19 pandemic. The Company’s estimated annual effective tax rate differs from the U.S. statutory tax rate primarily due to a valuation allowance recorded against the deferred tax assets. Deferred tax assets and deferred tax liabilities are recognized based on temporary differences between the financial reporting and tax basis of assets and liabilities using applicable tax rates. A valuation allowance is recorded against deferred tax assets if it is not more likely than not that some or all of the deferred tax assets will not be realized. Due to the uncertainty surrounding the realization of the deferred tax assets in future, the Company has recorded a full valuation allowance against its net deferred tax assets.

The calculation of the Company’s tax liabilities also involves assessment of uncertainties in the application of complex tax laws and regulations in the applicable jurisdictions, and a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of technical merits. The Company’s policy is to record interest and penalties accrued related to unrecognized benefits as a component of income tax expense (benefit). The Company did not have any material uncertain tax positions, and there were no amounts for penalties or interest recorded as of March 31, 2022. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its positions.

NOTE 16. RELATED PARTY TRANSACTIONS

The Company entered into a Loan Agreement with Reliance Global Holdings, LLC, a related party under common control. There is no term to the loan, and it bears no interest. Repayment will be made as the Company has business cash flows. The proceeds from the various loans were utilized to fund the acquisitions of USBA, EBS, CCS, SWMT, Fortman , Altruis, and UIS.

As of March 31, 2022, and December 31, 2021 the related party loan payable was $343,000 and $354,000 respectively.

At March 31, 2022 and December 31, 2021, Reliance Holdings owned approximately 36% and 33%, respectively, of the common stock of the Company.

NOTE 17. SUBSEQUENT EVENTS

On April 26, 2022, the Company entered into an agreement (the “APA”) with Barra &Associates, LLC (“Seller”) pursuant to which the Company purchased all of the assets of Barra & Associates, LLC for a purchase price in the amount of $7,500,000 to be paid to Barra in cash, with $6,000,000 paid at closing, $1,125,000 payable in six months from closing, and a final earnout of $375,000 payable over two years from closing based upon meeting stated milestones. The APA contains standard, commercial representations and warranties and covenants. Closing of the acquisition (“Barra Acquisition”) occurred simultaneously with the execution of the APA. The source of the cash payment is $980,000 in cash from the Company’s funds and $6,520,000 in funds borrowed from Oak Street Lending (“Loan”), the Company’s existing lender pursuant to a Fifth Amendment to Credit Agreement and Promissory Note, of even date. The purchase price is subject to post-closing adjustment to reconcile certain pre-closing credits and liabilities of the parties.

On April 26, 2022, the Company closed on a debt agreement with Oak Street to borrow a principal amount of $6,520,000 from Oak Street under a term loan to fund the Barra Acquisition pursuant to a Fifth Amendment to Credit Agreement and Promissory Note, of even date. The borrowing rate under the facility is variable and equal to Prime + 2.50%, except that during the initial period of the loan, the rate is Prime + 2.75%. The loan matures 10 years from the closing date and the service fee is .50% per year.

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RELIANCE GLOBAL GROUP, INC.

Common Stock

PROSPECTUS

JULY 12, 2022

DEALER PROSPECTUS DELIVERY OBLIGATION

Until (insert date), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.